Exhibit T3C
FEDERAL-MOGUL CORPORATION, as Issuer,
THE GUARANTORS (as defined herein), as Guarantors,
U.S. BANK NATIONAL ASSOCIATION, as Trustee
FORM OF INDENTURE1
Dated as of December •, 2007
$305,236,000
Senior Subordinated Third Priority Secured Notes due 2018

[1]	This Indenture is in substantially final form, provided that the Debtors reserve the right to make modifications on or before the Effective Date that are not materially adverse to the Holders with the consent of JPMorgan Chase Bank, N.A., as Administrative Agent, and the other Plan Proponents.

FEDERAL-MOGUL CORPORATION
CROSS REFERENCE SHEET
THIS CROSS REFERENCE SHEET SHOWS THE LOCATION IN THE INDENTURE OF THE PROVISIONS INSERTED PURSUANT TO SECTION 310-318(a), INCLUSIVE, OF THE TRUST INDENTURE ACT OF 1939.

TRUST INDENTURE
ACT SECTION		INDENTURE SECTION
Section 310	(a)(1)	7.8, 7.9, 7.10
	(a)(2)	7.10
	(a)(3)	7.13
	(a)(4)	Not applicable
	(a)(5)	7.10
	(b)	7.8, 7.10, 7.11
	(c)	Not applicable
Section 311	(a)	7.11
	(b)	7.11
	(c)	Not applicable
Section 312	(a)	2.5
	(b)	14.3
	(c)	14.3
Section 313	(a)	7.6
	(b)(1)	10.3, 10.5
	(b)(2)	7.6
	(c)	7.6
	(d)	7.6
Section 314	(a)	4.2, 4.4, 10.2
	(b)	10.2
	(c)(1)	4.4, 10.3, 14.4
	(c)(2)	10.3, 14.4
	(c)(3)	14.4
	(d)	10.2, 10.3, 10.5, 10.6
	(e)	4.4, 10.2, 14.4, 14.5
	(f)	4.4, 14.4
Section 315	(a)	7.1
	(b)	7.5
	(c)	7.1
	(d)(1)	7.1
	(d)(2)	7.1
	(d)(3)	7.1
	(e)	6.11
Section 316	(a)(last sentence)	14.6
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	Not applicable
	(b)	6.7, 8.4
	(c)	2.14
Section 317	(a)(1)	6.8
	(a) (2)	6.9
	(b)	2.4
Section 318	(a)	14.1

This Cross Reference Sheet shall not, for any purpose, be deemed to be a part of the Indenture.

i

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture for Future Guarantors
Exhibit C	Collateral Trust Agreement
Exhibit D	Form of Compliance Certificate
Exhibit E	Collateral Agreement
Exhibit F	Form of Mortgages
Exhibit G	Senior Loan Agreement
Exhibit H	Form of Global Note Legend
Exhibit I	Intercreditor Agreement
Exhibit J	Exit Facility Agreement
Exhibit K	Registration Rights Agreement
Exhibit L	Form of Legal Opinion

SCHEDULES

Schedule 1	List of Guarantors
Schedule 2	Foreign Pledge Agreements
Schedule 3	Joint Ventures
Schedule 4	Mortgaged Property
Schedule 5	Existing Indebtedness
Schedule 6	Intercompany Loans Owed to U.K. Subsidiaries

v

          THIS INDENTURE is dated as of •, 2007 (the “Effective Date”), among FEDERAL-MOGUL CORPORATION, a Delaware corporation, as issuer (the “Company”), the GUARANTORS listed on Schedule 1 hereto (the “Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, a United States banking corporation, as trustee (the “Trustee”).
RECITALS
          WHEREAS, on October 1, 2001 (the “Petition Date”), the Company and certain of its domestic Subsidiaries (collectively, the “U.S. Debtors”) filed voluntary petitions under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Law”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Law;
          WHEREAS, on November 21, 2006, the U.S. Debtors, together with certain subsidiaries of the Company organized under the laws of the United Kingdom (collectively, the “Debtors”), filed the Reorganization Plan (as defined herein);
          WHEREAS, on November 8, 2007, the Bankruptcy Court entered the Confirmation Order (as defined herein);
          WHEREAS, on November 14, 2007, the District Court (as defined herein) affirmed the Confirmation Order;
          WHEREAS, in connection with the confirmation and implementation of the Reorganization Plan, each in partial satisfaction of the Bank Claims and Surety Claims (as each is defined in the Reorganization Plan), the Company is issuing the Notes (as defined herein) to holders of the Bank Claims and the Surety Claims;
          WHEREAS, the Company has duly authorized the creation of this issue of the Notes and, to provide therefore, the Company has duly authorized the execution and delivery of this Indenture;
          WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this Indenture a valid and binding agreement of the Company, in accordance with their and its terms, have been done;
          WHEREAS, each of the Guarantors has duly authorized its Guarantee (as defined herein) of the Notes and, to provide therefore, each Guarantor has duly authorized the execution and delivery of this Indenture; and
          WHEREAS, all things necessary to make the Guarantees, when the Notes have been authenticated and delivered hereunder and duly issued by the Company, the valid and binding obligations of the Guarantors, and to make this Indenture a valid agreement of the Guarantors, in accordance with their and its terms, have been done.
          NOW, THEREFORE, THIS INDENTURE WITNESSETH:

          For and in consideration of the premises and the acquisition of the Notes for the Holders thereof, it is mutually agreed, for the equal and ratable benefit of all Holders of the Notes, as follows:
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
     SECTION 1.1. Definitions. All terms defined in the Reorganization Plan shall have such defined meanings when used herein or in any Exhibit hereto unless otherwise defined herein or therein. As used in this Indenture, the following terms shall have the following meanings:
     “Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed in connection with an Asset Acquisition from such Person.
     “Acquisition Indebtedness” means Indebtedness incurred by the Company or by a Subsidiary after the Effective Date the proceeds of which are used for an Asset Acquisition.
     “Additional Liquidity Facility” means the credit or loan facility or facilities provided to one or more other Group Members, and any refinancing, refunding, renewal or extension thereof in accordance with Section 6.2(v) of the Senior Loan Agreement in effect as of the date hereof.
     “Additional Liquidity Facility Indebtedness” means the following obligations, whether outstanding on the Effective Date or thereafter incurred: all Indebtedness and other monetary obligations of the Company or any Subsidiary of the Company under or in respect of the Additional Liquidity Facility or any Interest Rate Agreement, Currency Agreement or Swap Agreement related to the Additional Liquidity Facility, whether for principal, interest (including interest accruing after the filing of a petition by or against the Company or any Subsidiary of the Company under any Bankruptcy Laws, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), fees, expenses, indemnification or otherwise.
     “Adjusted Excess Cash Flow” has the meaning set forth in the Intercreditor Agreement.
     “Adjusted Positive EBITDA Variance” has the meaning set forth in the Intercreditor Agreement.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agent” means any Registrar, Paying Agent, co-registrar or agent for service of notices and demands.
     “Anticipated Japanese Consolidation” means, with respect to three of the Japanese manufacturing, technical and distribution facilities of the Company and its Subsidiaries, that are related primarily to the Company’s and its Subsidiaries’ System Protection Group and Aftermarket operations, the anticipated consolidation of such facilities into one facility that will be located in Japan.
     “Applicable Amount” means (a) with respect to Adjusted Excess Cash Flow for any fiscal year, the applicable amount thereof required to be applied to the Notes hereunder determined pursuant to [Section 4.4(a)(i)] of the Intercreditor Agreement and (b) with respect to Adjusted Positive EBITDA Variance for any fiscal year, the applicable amount thereof required to be applied to the Notes hereunder determined pursuant to [Section 4.4(a)(ii)] of the Intercreditor Agreement.
     “Asset Acquisition” means (a) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company, (b) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or (c) the acquisition by the Company or any Subsidiary of the Company of any division or line of business of any Person (other than a Subsidiary of the Company).
     “Asset Sale” means the direct or indirect sale, transfer, issuance, conveyance, lease, sub-lease (as lessor or sublessor) (other than operating leases entered into in the ordinary course of business pursuant to ordinary business terms), assignment or other disposition (including, without limitation, by Condemnation) and any merger or consolidation of any Subsidiary of the Company with or into another Person (other than the Company or any Wholly-Owned Subsidiary of the Company) of (a) any Capital Stock in any Subsidiary, (b) real property owned by the Company or any Subsidiary thereof, or a division, line of business or comparable business segment of the Company or any Subsidiary thereof or (c) other property, assets or rights (including, without limitation, leasehold rights) of the Company, any Subsidiary thereof or any division, line of business of the Company or any Subsidiary thereof; provided, however, that Asset Sales shall not include:
     (i) dispositions of assets in a single transaction or series of related transactions that yield gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) of less than or equal to $1 million;
     (ii) the disposition of obsolete or worn-out property in the ordinary course of business;
     (iii) the sale of inventory in the ordinary course of business and dispositions of Cash Equivalents in the ordinary course of business;
     (iv) the disposition by any Subsidiary of any or all its assets (including, without limitation, transfers of intercompany loans or equity Investments) to the Company or any Wholly-Owned Subsidiary that is a

Guarantor or the disposition of any or all of the assets of any Subsidiary that is not a Guarantor to any other Subsidiary;
     (v) the liquidation or dissolution of any Subsidiary that has disposed of all its assets as permitted under this Indenture or which otherwise has no assets;
     (vi) sales, issuances, leases, conveyances, transfers, assignments or other dispositions by the Company or a Subsidiary as a result of the implementation of the Reorganization Plan and the Tax Restructuring;
     (vii) the liquidation of any Joint Venture provided that the assets and liabilities thereof are distributed to the owners of such Joint Venture, pro rata, in accordance with such owners’ respective equity interests in such Joint Venture, provided, further, that Net Cash Proceeds are applied in accordance with Section 4.12;
     (viii) any Subsidiary that is not a Guarantor may be liquidated or dissolved so long as the aggregate book value of the assets of all Subsidiaries that have been dissolved or liquidated pursuant to this clause (viii) shall be less than 10% of the book value of the consolidated assets of the Group Members, taken as a whole (as set forth in the most recent audited consolidated financial statements of the Company delivered pursuant to Section 4.2);
     (ix) sales of Receivables, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity;
     (x) Sale and Leaseback Transactions (A) consummated by Group Members in which the transferee is the Company or a Wholly Owned Subsidiary that is a Guarantor, and any Subsidiary which is not a Guarantor may consummate Sale and Leaseback Transactions in which the transferor is another Subsidiary which is not a Guarantor or (B) other Sale and Leaseback Transactions consummated by Group Members in an amount not to exceed in the aggregate for all Group Members $150,000,000;
     (xi) for purposes of Section 4.12 only, the making of a Permitted Investment or a disposition subject to or permitted by Section 4.14;
     (xii) without limiting the carve out for ordinary course operating leases set forth in this definition, (a) operating leases to the Company and the Guarantors, (b) operating leases to Joint Ventures of assets at a fair market value in an aggregate amount not to exceed at any date the Joint Venture Basket then in effect and (c) operating leases to Excluded Subsidiaries of assets at a fair market value in an aggregate amount not to exceed at any date the Intercompany Basket then in effect;

     (xiii) sales, conveyances, transfers, assignments or other dispositions by the Company or a Subsidiary of (a) non-exclusive licenses and sublicenses of Intellectual Property issued to the Company or any Subsidiary in the ordinary course of business in a manner consistent with past practices of the Company and its Subsidiaries and (ii) exclusive licenses and sublicenses of Intellectual Property issued to the Company or any Subsidiary in the ordinary course of business in a manner consistent with past practices of the Company and its Subsidiaries so long as such license is exclusive only as to geographic area or use;
     (xiv) transactions complying with Section 5.1;
     (xv) issuance or sale of options to acquire Capital Stock of any Subsidiary to such Subsidiary’s officers or employees pursuant to such Subsidiary’s employee stock option or benefit plans provided that such options only vest upon a change of control of or initial public offering by such Subsidiary and the exercise of all such options will not result in a Change of Control of such Subsidiary;
     (xvi) without limiting the carve out for ordinary course operating leases set forth in this definition sub-leases of leased real estate entered into by the Company or any of its Subsidiaries in the ordinary course of business provided that such lease is subordinated to any Mortgage on the affected real estate and entered into by the Company or such Subsidiary, as the case may be, in the ordinary course of business consistent with past practices;
     (xvii) dispositions in connection with Permitted Liens;
     (xviii) the sale or issuance of any Subsidiary’s Capital Stock to the Company or any Wholly Owned Subsidiary that is a Guarantor or the sale or issuance of any Excluded Subsidiary’s Capital Stock to any other Excluded Subsidiary;
     (xix) dispositions of Receivables pursuant to Factoring Arrangements, so long as, on the last day of each calendar month, the aggregate amount of Receivables that have been disposed of pursuant thereto and that are then outstanding shall not exceed the Factoring Basket then in effect;
     (xx) any “Permitted Asset Sales” as defined in the Senior Loan Agreement as in effect on the date hereof provided that the Net Cash Proceeds thereof are applied in accordance with Section 4.12;
     (xxi) dispositions in connection with the U.K. Dissolution or the Company Voluntary Arrangements;
     (xxii) dispositions constituting Investments permitted by Section 4.15, and any Investment expressly permitted by Section 4.15 may be structured as a merger, consolidation or amalgamation;

     (xxiii) transfers of Receivables and related rights by F-M Canada to the Company;
     (xxiv) involuntary dispositions consisting of property or casualty events or condemnation proceedings;
     (xxv) dispositions of in-plant maintenance, repair and operating and perishable tooling operations to third parties in connection with the outsourcing and such operations; and
     (xxvi) the Wagner Lighting Divestiture.
     “Bankruptcy Court” shall have the meaning as defined in the Recitals.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors as in effect from time to time.
     “Blockage Period” shall have the meaning provided in Section 12.2(a).
     “Board of Directors” means, as to any Person, the board of directors or any duly authorized committee thereof of such Person or, if such Person is a partnership (or other non-corporate Person), of the managing general partner or partners (or Persons serving an analogous function) of such Person.
     “Board Resolution” means, as to any Person, a copy of a resolution certified pursuant to an Officers’ Certificate to have been duly adopted by the Board of Directors of such Person, and to be in full force and effect, and, if required hereunder, delivered to the Trustee.
     “Business Day” shall have the meaning provided in Section 14.8.
     “Capital Expenditures” for any period, with respect to any Person, means the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
     “Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Indenture, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, and maturing within one year from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; (i) debt securities of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency; or (j) solely with respect to any Foreign Subsidiary, in addition to the investments described in clauses (a) through (i) of this definition, any investment of the type described in clause (a) of this definition issued or unconditionally guaranteed by any sovereign nation in which such Foreign Subsidiary conducts any operations, any investment of the type and maturity described in clause (b) of this definition issued by any commercial bank organized under the laws of any country in which such Foreign Subsidiary conducts any operations, any investment of the type and maturity described in clause (c) or clause (e) of this definition that has ratings issued by any internationally recognized rating agency equivalent to those set forth in such clause and any investment of the type described in clause (g) of this definition that satisfies the requirements of any of the other investments described in this clause (j).
     “Casualty” with respect to any Collateral, means loss of, damage to or destruction of all or any part of such Collateral.
     “Change of Control” means the occurrence of any one of the following events after the Effective Date:
          (a) at any time any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Permitted Holders shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate outstanding Class A Common Stock and Class B Common Stock; or

          (b) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or
          (c) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or
          (d) at any time during which Thornwood holds any Class A Common Stock, (i) the aggregate amount of Class A Common Stock held by Thornwood shall be less than 66 2/3% of the aggregate amount of Class A Common Stock held by Thornwood on the Effective Date and (ii) a Person or group (other than the Permitted Holders) shall be the beneficial owner of at least 35% of the aggregate outstanding Class A Common Stock and Class B Common Stock; or
          (e) at any time (i) the majority of the seats on the Board of Directors of the Company is occupied by Persons who were neither (x) nominated or appointed by the Board of Directors of the Company as of the Effective Date nor (y) appointed or nominated by directors described in clause (x) and (ii) a Person or group (other than the Permitted Holders) shall be the beneficial owner of at least 35% of the aggregate outstanding Class A Common Stock and Class B Common Stock.
     For the avoidance of doubt, in no event shall any direct or indirect transfer of any Class A Common Stock or any other Capital Stock of the Company, by Thornwood or any of its Affiliates to any Affiliate of Thornwood or to Thornwood, give rise to or be deemed a “Change of Control” hereunder.
     “Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.
     “Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company.
     “Collateral” means all property of the Company and its Subsidiaries, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
     “Collateral Agreement” means the Collateral Agreement to be executed and delivered by the Company and each Guarantor, substantially in the form of Exhibit E.
     “Collateral Proceeds Amount” shall have the meaning set forth in Section 4.12(iii).
     “Collateral Trust Agreement” means a Collateral Trust Agreement to be executed and delivered by the Company, each Guarantor and the Collateral Trustee, substantially in the form of Exhibit C.
     “Collateral Trustee” means Citibank, N.A., in its capacity as collateral trustee under the Collateral Trust Agreement, together with any of its successors.

     “Company” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means such successor.
     “Company Request” means any written request signed in the name of the Company by any two of the following: the Chief Executive Officer; the President; any Vice President; the Chief Financial Officer; the Treasurer; or the Secretary or any Assistant Secretary (but not both the Secretary and any Assistant Secretary) of the Company.
     “Company Voluntary Arrangements” means, collectively, (a) the proposals dated June 23, 2006 for company voluntary arrangements in respect of T&N Limited, a company incorporated in England and Wales and a Subsidiary of the Company, and forty-eight other U.K. Subsidiaries which are Group Members, and (b) the proposals dated June 23, 2006 for company voluntary arrangements in respect of Federal-Mogul Global Growth Limited, a company organized under the laws of England, and F-M UK Holding Limited, a company organized under the laws of England, which proposals in each case became effective in accordance with the laws of England and Wales on October 11, 2006.
     “Condemnation” means any taking of the Collateral or any part thereof, in or by condemnation, expropriation or similar proceeding, eminent domain proceedings, seizure or forfeiture, pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Collateral, or any part thereof, by a Governmental Authority.
     “Condemnation Proceeds” means any awards, proceeds, payment or other compensation arising out of a Condemnation less any and all payments made to the Collateral Trustee, the Senior Loan Agent and the Exit Facility Agent under the Security Documents and the Collateral Agreement.
     “Confirmation Order” means an order issued or affirmed by the District Court confirming the Reorganization Plan pursuant to Section 1129 and other applicable sections of the Bankruptcy Law.
     “Consolidated Amortization” means, for any period, the aggregate amount of scheduled payments required to be made during such period on account of principal of Indebtedness of Group Members (including without limitation, scheduled principal payments in respect of the term loans under the Senior Loan Agreement and the Exit Facility Agreement and payments of revolving loans accompanying scheduled reductions of the corresponding commitments, but excluding (x) any scheduled principal payments in respect of Specified Indebtedness and (y) any final scheduled principal payment in respect of Indebtedness (other than Specified Indebtedness); provided that for purposes of calculating Consolidated Amortization for any period of four fiscal quarters which includes the final scheduled principal payment of any such Indebtedness, Consolidated Amortization shall be deemed to include an amount equal to the scheduled principal payment immediately preceding such date of final scheduled principal payment in lieu of the final scheduled principal payment).
     “Consolidated Debt Service Coverage Ratio” means with respect to any Person, on the last day of the relevant four fiscal quarter period, the ratio of (a) the aggregate amount of Consolidated EBITDA of such Person for the four full fiscal quarters immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Debt Service Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”), less the aggregate amount actually paid by such Person and its Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such Capital Expenditures and any such Capital Expenditures financed with the proceeds of any “Reinvestment Deferred Amount” (as defined in the Senior Loan Agreement as in effect on the date hereof) or Positive EBITDA Variance) to (b) the sum of (i) Consolidated Interest Expense for the Four Quarter Period ending on such day, (ii) Consolidated Amortization of the Company for the Four Quarter Period ending on such day and (iii) the aggregate amount of dividends paid on any class of the Company’s Capital Stock during the Four Quarter Period ending on such day (collectively, “Consolidated Fixed Charges”). In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (a) the incurrence of any Indebtedness of such Person or any of its Subsidiaries (and the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the “Reference Period”), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Four Quarter Period (it being understood that with respect to Indebtedness incurred under a revolving facility used primarily to finance working capital, the average principal amount outstanding during the Reference Period shall be deemed to be the amount incurred during the Reference Period), and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Four Quarter Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Four Quarter Period. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Debt Service Coverage Ratio,” (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) if interest on Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period. In calculating the Consolidated Debt Service Coverage Ratio and giving pro forma effect to the incurrence of Indebtedness during a Reference Period, pro forma effect shall be given to use of proceeds thereof to permanently repay or retire Indebtedness. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, for purposes of determining t he “Consolidated Debt Service Coverage Ratio,” effect shall be given to the incurrence of such guaranteed Indebtedness as if such Person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) depreciation expense, (b) amortization expense, (c) expenses or losses resulting from LIFO adjustments for inventory valuation in accordance with GAAP, (d) income tax expense, (e) interest expense, (f) extraordinary losses, (g) any non-recurring charge or restructuring charge which in accordance with GAAP is excluded from the calculation of operating income, provided that the amounts referred to in this clause (g) shall not exceed for any such charges which could reasonably be expected to become a cash expenditure at any time (i) $60,000,000 in cash costs for 2007, (ii) $50,000,000 in cash costs for 2008 and (iii) $40,000,000 in cash costs for any fiscal year of the Company thereafter, (h) the cumulative effect of any changes in accounting principles, as shown on the Company’s consolidated statement of income for such period, (i) amounts payable under any key employee retention program implemented during the Chapter 11 cases of the U.S. Debtors, (j) any pension contribution expense in respect of defined benefit plans, (k) any non-recurring Chapter 11 expenses and (l) any other non-cash charges not included in operating income or in clauses (f) or (g) and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) extraordinary gains, (iii) any income tax credits (to the extent not netted from income tax expense), (iv) any income resulting from LIFO adjustments or inventory valuation in accordance with GAAP, (v) any pension income and gains in respect of defined benefit plans, (vi) any other non-cash income or gains, and (vii) the income, if any, attributable to Minority Interests, all as determined on a consolidated basis. In addition, “Consolidated EBITDA” for any period including the first four full fiscal quarters following the Effective Date shall be subject to any adjustment with respect to such quarters required to be made by the Company’s independent certified public accountants as a result of “fresh start” accounting, and with respect to the four fiscal quarters prior to the Effective Date “Consolidated EBITDA” shall be so adjusted on a pro forma basis as though the Reorganization Plan had become effective on the first day of such period.
     “Consolidated Interest Expense” means, for any period, the consolidated cash interest expense of the Group Members for such period (but excluding any such interest expense in respect of Specified Indebtedness and any upfront fees paid with respect to the debt financings evidenced by the Exit Facility Agreement and the Senior Loan Agreement, each as in effect on the Effective Date, and this Indenture), determined on a consolidated basis in accordance with GAAP, less interest income.
     “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Group Member.
     “Consolidated Net Worth” means, with respect to any Person at any date, the consolidated stockholders’ equity of such Person less the amount of such stockholders’ equity attributable to Disqualified Capital Stock of such Person and its Subsidiaries, as determined in accordance with GAAP; provided that Consolidated Net Worth shall not reflect any additions or deductions resulting from foreign currency translation gains or losses.
     “Consolidated Senior Debt” means all Consolidated Total Debt other than the Notes and Permitted Subordinated Indebtedness.

     “Consolidated Senior Leverage Ratio” means as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Senior Debt on such day, less the sum of (i) $400 million, (ii) Indebtedness as of such day of Foreign Subsidiaries that are not wholly-owned Subsidiaries, (iii) the aggregate amount outstanding as of such day under vendor notes issued to certain pre-petition creditors of the Company and (iv) the aggregate amount of unrestricted cash and Cash Equivalents of the Group Members on such day in excess of Minimum Cash on such day to (b) Consolidated EBITDA for such period.
     “Consolidated Total Debt” means, at any date, the sum of (a) the aggregate principal amount of all Indebtedness of the Group Members at such date, determined on a consolidated basis, plus (b) the aggregate amount of all obligations incurred under all Qualified Securitization Transactions by the Company or any Domestic Subsidiary that would be characterized as principal determined on a consolidated basis in accordance with GAAP if structured as a secured lending transaction rather than as a purchase, minus (c) Specified Indebtedness.
     “Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at [     ], Attention: [          ], or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).
     “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values and not for the purpose of speculation.
     “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
     “Debtors” shall have the meaning as defined in the Recitals.
     “Default” means any of the events specified in Section 6.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Default Notice” shall have the meaning provided in Section 12.2.
     “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
     “Depository” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company or another Person designated as Depository by the Company, which Person must be a clearing agency registered under the Exchange Act.
     “Designated Senior Debt” means (i) Indebtedness under or in respect of the Exit Facility, (ii) Indebtedness under or in respect of the Senior Loan Agreement and (iii) Indebtedness under or in respect of the Additional Liquidity Facility, if any, provided that the Designated Senior Debt shall not exceed the Designated Senior Debt Limit.

     “Designated Senior Debt Limit” means, with respect to Designated Senior Debt, an aggregate principal amount equal to $2,700,000,000 (A) less the amount of all mandatory principal payments actually made in respect of term loans thereunder with Net Cash Proceeds and (B) reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder with Net Cash Proceeds.
     “Disclosure Statement” means the Disclosure Statement, in the form approved by the Bankruptcy Court on June 4, 2004, and as supplemented by that certain Supplemental Disclosure Statement Describing Fourth Amended Joint Plan of Reorganization dated February 7, 2006 (which Supplemental Disclosure Statement was approved by the Bankruptcy Court by order entered on February 6, 2007), describing the Reorganization Plan and distributed to the parties in interest in connection with voting on the Reorganization Plan.
     “Disinterested Director” as to any Significant Shareholder, means any member of the board of directors of a Group Member who (a) is “disinterested” under applicable state corporate law in a transaction with any Affiliate of such Significant Shareholder which is the subject of such board of directors approval, and (b) would be independent and eligible to serve on an audit committee (for purposes of Sections 303A.02 and 303A.06 of the New York Stock Exchange Listed Company Manual, as in effect on the date hereof) of such Significant Shareholder or of any company in which such Significant Shareholder beneficially owns 15% or more of the voting power to the extent that would be required if such Significant Shareholder or any such company were a public reporting company listed on the New York Stock Exchange.
     “DIP Facility” means the credit facilities provided to the Company and certain of its Subsidiaries pursuant to the Credit and Guaranty Agreement, dated as of November 23, 2005, among the Company, the Subsidiaries of the Company party thereto, the lenders from time to time party thereto and Citicorp USA, Inc., as administrative agent for such lenders, as amended from time to time, together with all instruments and other agreements entered into by any Group Member in connection therewith.
     “Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “dispose” and "disposed of” shall have correlative meanings.
     “Disqualified Capital Stock” means any Capital Stock of the Company or any of its Subsidiaries which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date of the Notes, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock shall also be deemed to include any Preferred Capital Stock of the Company or a Subsidiary of the Company with respect to which, under the terms of such Preferred Capital Stock, by agreement or otherwise, the Company or such Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the Maturity Date.

     “District Court” means the United States District Court for the District of Delaware or the unit thereof having jurisdiction over the matter in question.
     “Dollars” and “$” means dollars in lawful currency of the United States.
     “Domestic Subsidiary” means any Subsidiary of the Company organized under the laws of any jurisdiction within the United States (other than an Excluded Subsidiary).
     “Effective Date” means the date on which the Notes are issued, which shall be the effective date of the Reorganization Plan.
     “Equity Proceeds” means the Net Cash Proceeds of any issuance of Capital Stock by the Company.
     “Event of Default” means any of the events specified in Section 6.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Subsidiary” means (i) any Foreign Subsidiary and any Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary in respect of which either (a) the pledge of more than 65% of the Capital Stock of such Foreign Subsidiary (or, in the case of a Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary, the pledge of any Capital Stock of such Domestic Subsidiary) as Collateral or (b) the guaranteeing by such Subsidiary of, or the pledging of assets by such Subsidiary to secure, the Obligations, would, in the good faith judgment of the Company, result in adverse tax consequences to any Group Member or would be unlawful for such Subsidiary; and (ii) [FM International, LLC], so long as 66% of its Capital Stock is pledged under the Security Documents and such entity has no operations other than holding the Capital Stock of any Foreign Subsidiary.
     “Exit Facility” means the revolving credit and/or other facility provided to one or more Group Members on the Effective Date pursuant to the Exit Facility Agreement, and any refinancing, replacement, refunding, renewal or extension thereof.
     “Exit Facility Agent” means Citicorp USA, Inc., in its capacity as administrative agent under the Exit Facility Agreement, together with any of its successors.
     “Exit Facility Agreement” means the Term Loan and Revolving Credit Agreement substantially in the form of Exhibit J hereto, dated as of the date hereof, among the Company, the lenders from time to time party thereto and the Exit Facility Agent, JPMorgan Chase Bank, N.A., as syndication agent, Citibank, N.A., as fronting bank, and Citicorp USA, Inc., as swing line lender, together with all instruments and other agreements entered into by any Group Member in connection therewith.
     “Exit Facility Indebtedness” means the following obligations, whether outstanding on the Effective Date or thereafter incurred: all Indebtedness and other monetary obligations of the Company or any Subsidiary of the Company under or in respect of the Exit Facility or any Interest Rate Agreement, Currency Agreement or Swap Agreement related to the Exit Facility or any “Cash Management Secured Obligations” (as defined in the Collateral Agreement), whether for principal, interest (including interest accruing after the filing of a petition by or against the Company or any Subsidiary of the Company under any Bankruptcy Laws, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), fees, expenses, indemnification or otherwise.
     “Factoring Arrangements” means any arrangements between an Excluded Subsidiary and a third party (other than an Affiliate) under which the Receivables of such Excluded Subsidiary are factored on a non-recourse basis.
     “Factoring Basket” means, on any date, an amount equal to the greater of (i) $400,000,000 and (ii) $400,000,000 times the Factoring Growth Rate on such date.
     “Factoring Growth Rate” means, on any date, the ratio of (i) the collective sales of the Group Members outside of the United States for the period of twelve consecutive months most recently ended prior to such date and for which such figure has been reported by the Company to the Trustee, expressed at the Company’s accounting rate as in effect on the last day of such period (which accounting rate shall be determined by the Company in good faith consistent with the manner in which such rate has been determined by the Company prior to the Effective Date) to (ii) $3,000,000,000.
     “F-M Canada” means Federal-Mogul Canada Limited, a Canadian corporation.
     “Fixtures” means all “fixtures” as such term is defined in the UCC, now owned or hereafter acquired by the Company or any of its Subsidiaries.
     “Foreign Credit Facilities” means credit facilities to be made available to certain Foreign Subsidiaries of the Company to fund foreign operations; provided that such credit facilities are not secured by any domestic assets of the Company or any Guarantor.
     “Foreign Pledge Agreements” mean the collective reference to (i) the pledge agreements described on Schedule 2 and (ii) any other pledge agreement pursuant to which shares of Foreign Subsidiaries may be pledged from time to time.
     “Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time; provided, however, that for purposes of computing the Consolidated Debt Service Coverage Ratio or the Consolidated Senior Leverage Ratio, such terms shall be construed in accordance with GAAP as in effect on the date of this Indenture applied on a basis consistent with the application used in the Company’s audited financial statements for the fiscal year ended December 31, 2006.
     “General Investment Basket” means at any date, an amount equal to (a) $250,000,000 minus (b) the aggregate amount of Investments made pursuant to clause (xxvi) of the definition of “Permitted Investments” on or prior to such date, plus (c) the aggregate amount of distributions of cash and Cash Equivalents with respect to any Investment made pursuant to clause (xxvi) of the definition of “Permitted Investments” that have been received on or prior to such date by the Group Member that holds such Investment.
     “Global Note” means a Note evidencing all or a part of the Notes issued to and registered in the name of the Depository and bearing the Global Note Legend prescribed in Exhibit H.
     “Global Note Legend” means the legend set forth in Exhibit H, which is required to be placed on all Global Notes issued under this Indenture.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
     “Group Members” means collectively, the Company and it Subsidiaries.
     “Guarantee” means, individually, any guarantee of payment of the Obligations of the Company under or with respect to the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such Guarantees.
     “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
     “Guaranteed Note Obligations” shall have the meaning set forth in Section 11.1.

     “Guarantor” means each Subsidiary of the Company other than any Excluded Subsidiary.
     “Guarantor Senior Debt” means, with respect to a Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy, or other like proceedings, at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Effective Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or such Guarantor’s Guarantee. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy, or other like proceedings, at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations (including guarantees thereof) of every nature of such Guarantor under, or with respect to, the Exit Facility, the Senior Loans and the Additional Liquidity Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Obligations of such Guarantor (including guarantees thereof) arising under any Swap Agreement and (z) all obligations of such Guarantor (including guarantees thereof) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in currency values, in each case whether outstanding on the Effective Date or thereafter incurred. Notwithstanding the foregoing, Guarantor Senior Debt shall not include (i) any Indebtedness, if the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or the Guarantor Guarantees, (ii) any Indebtedness of a Guarantor to a Subsidiary of such Guarantor, (iii) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), (iv) Indebtedness to trade creditors and other amounts incurred by such Guarantor in connection with obtaining goods, materials or services, (v) any liability for foreign, federal, state, local or other taxes owed or owing by such Guarantor and (vi) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.
     “Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.
     “Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become, directly or indirectly, liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred,” “incurable,” and “incurring” shall have meanings correlative to the foregoing). Any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Subsidiary. Indebtedness consisting of reimbursement obligations in respect of a letter of credit will be deemed to be incurred when the letter of credit is issued or renewed.
     “Indebtedness” shall mean, at any time and with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (x) current trade payables incurred in the ordinary course of such Person’s business and (y) property, including inventory, and services purchased, and expense accruals (other than trade payables) and deferred compensation items arising, in each case, in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable Preferred Capital Stock of such Person which is mandatorily redeemable prior to the Maturity Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above or (j) below, (i) all obligations of the kind referred to in clauses (a) through (h) above or (j) below secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person (i) shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity solely to the extent such Indebtedness is required to be reflected on the balance sheet of such Person in accordance with GAAP and (ii) shall not include in any event any Joint Venture Put Obligation. For the avoidance of doubt, Factoring Arrangements shall not constitute Indebtedness.
     “Indenture” means this Indenture as amended, restated or supplemented from time to time.
     “Insurance Proceeds” means any payment, proceeds or other amounts received at any time under any insurance policy as compensation in respect of a Casualty, less any and all payments made to the Trustee, the Collateral Trustee, the Senior Loan Agent and the Exit Facility Agent under the Collateral Agreement, provided that business interruption insurance proceeds shall not constitute Insurance Proceeds.
     “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     “Intercompany Basket” means, at any date, an amount equal to (a) $500,000,000, minus (b) the aggregate outstanding principal amount on such date of Intercompany Loans made pursuant to clause (xvii)(b) of the definition of “Permitted Investments,” minus (c) the aggregate amount of Investments (other than Intercompany Loans) made pursuant to clause (xvii)(b) of the definition of “Permitted Investments” on or prior to such date, minus (d) the aggregate amount of operating leases (measured on the basis of fair market value of the assets subject thereto) outstanding pursuant to clause (xii)(c) of the definition of “Asset Sales” plus (e) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment (other than Intercompany Loans) made pursuant to clause (xvii)(b) of the definition of Permitted Investments that have been received on or prior to such date by the Group Member that holds such Investment. Notwithstanding the foregoing, to the extent that an Intercompany Loan or an Investment is made in a Subsidiary that uses the proceeds of such Intercompany Loan or Investment, substantially contemporaneously with the making of such Intercompany Loan or Investment, to make an Investment in a Joint Venture pursuant to clause (xiv)(b) of the definition of “Permitted Investments”, such Intercompany Loan or Investment shall not reduce the amount of the Intercompany Basket, but shall reduce the amount of the Joint Venture Basket in the amount of such Intercompany Loan or Investment.
     “Intercompany Basket Sublimit”: means, at any date, an amount equal to (a) $350,000,000, minus (b) the aggregate amount of Investments (other than Intercompany Loans) made pursuant to clause (xvii)(b) of the definition of Permitted Investments on or prior to such date, plus (c) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment (other than Intercompany Loans) made pursuant to clause (xvii)(b) of the definition of Permitted Investments that have been received on or prior to such date by the Group Member that holds such Investment.
     “Intercompany Loan” means any Indebtedness for borrowed money owed by any Group Member to any other Group Member.
     “Intercompany Loan Notes” means (a) that certain note dated June 11, 1999 and payable by Federal-Mogul, S.A., a French company, to [AE International Ltd.] in the original principal amount of 142,404,240 French francs, (b) that certain note dated August 31, 1998 and payable by Federal-Mogul, S.A. to [T&N International Ltd.] in the original principal amount of 488,163,908 French francs, (c) that certain note dated August 31, 1998 and payable by Federal-Mogul, S.A. to AE International Ltd in the original principal amount of 904,841,256 French francs, (d) that certain note dated July 8, 1998 and payable by Federal-Mogul Holding Deutschland GmbH, a German company, to AE International Ltd in the original principal amount of 126,979,412 Deutschmarks, (e) that certain note dated July 8, 1998 and payable by Federal-Mogul Holding Deutschland GmbH to T&N International Ltd in the original principal amount of 611,020,588 Deutschmark, and (f) that certain note dated May 22, 2001 and payable by Federal Mogul S.p.A., an Italian company, to T&N International Ltd in the original principal amount of €111,627,744.
     “Intercompany Loan Owed to U.K. Subsidiaries” means any Intercompany Loan of the Company or any of its Subsidiaries other than the U.K. Subsidiaries owing to any U.K. Subsidiary and outstanding on the Effective Date, as set forth on Schedule 6.

     “Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof among the Exit Facility Agent, the Senior Loan Agent, the Trustee, the Collateral Trustee, the Company and each of the Guarantors party thereto, substantially in the form of Exhibit I.
     “Interest” when used with respect to any Note, means the amount of all interest accruing on such Note, including all interest accruing subsequent to the occurrence of any events specified in Sections 6.1(7) and (8) or which would have accrued but for any such event.
     “Interest Payment Date” means each Quarterly Interest Payment Date and each PIK Interest Payment Date, as defined in paragraph 1 of the reverse side of the Notes.
     “Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.
     “Investment” means, with respect to any Person, directly or indirectly, (i) any advance, Receivables (other than Receivables arising in the ordinary course of business, including Receivable arising in the ordinary course of business and acquired as part of the assets acquired by the Company in connection with an acquisition of assets which is otherwise permitted by the terms of this Indenture), loan or capital contribution to any other Person (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), (ii) the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of any other Person, (iii) the acquisition, by purchase or otherwise, of all or substantially all of the business or stock or other evidence of beneficial ownership of, any other Person, (iv) the guarantee or assumption of the Indebtedness of any other Person (except for an assumption of Indebtedness for which the assuming Person receives consideration with a fair market value at least equal to the principal amount of the Indebtedness assumed), (v) the designation of a Subsidiary as an Unrestricted Subsidiary and (vi) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.
     “Joint Venture” means each Affiliate of the Company listed on Schedule 3 and any other Person not a Subsidiary in which any Group Member obtains an ownership interest as permitted by the terms of this Indenture.
     “Joint Venture Basket” shall mean, at any date, an amount equal to (a) $250,000,000 minus (b) the aggregate amount of Investments made pursuant to clause (xiv)(b) of the definition of “Permitted Investments” after the Effective Date and on or prior to such date minus (c) the aggregate amount of operating leases (measured on the basis of the fair market value of the assets subject thereto) outstanding pursuant to clause (xii)(b) of the definition of “Asset Sales” after the Effective Date and on or prior to such date plus (d) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment made pursuant to clause (xiv)(b) of the definition of “Permitted Investments” that have been received after the Effective Date and on or prior to such date by the Group Member that holds such Investment.

     “Joint Venture Put Obligation” means any obligation of any Group Member (a) to purchase any Capital Stock of any Person that is a Joint Venture on the Effective Date, which Capital Stock is not owned by a Group Member on the Effective Date, (b) to purchase any Capital Stock of any Person that is a Joint Venture on the Effective Date, which Capital Stock is not owned by a Group Member on the Effective Date and where such obligation to purchase Capital Stock arises after the Effective Date or (c) to purchase any Capital Stock of any Joint Venture formed after the Effective Date, which Capital Stock is not owned by a Group Member on the date of formation of such new Joint Venture, so long as the aggregate amount of obligations described in the preceding clause (b) or (c) for any single such Joint Venture shall not exceed $50,000,000 at the time of determination thereof (with the amount of any non-cash obligations to be estimated by the Company in good faith).
     “Lien” means, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Loss Event” means a Condemnation or Casualty involving an actual or constructive total loss or agreed or compromised actual or constructive total loss of all or substantially all of any property constituting Collateral, except where the Company reasonably concludes that restoration of such property can be made in accordance with this Indenture and elects to do so in an Officers’ Certificate delivered to the Trustee within 90 days of the relevant Condemnation or Casualty.
     “Maturity Date” means December •, 2018.
     “Minimum Cash” means at any date, an amount equal to the lesser of (a) the aggregate amount of unrestricted cash and Cash Equivalents held by Group Members at such date, and (b) $160,000,000.
     “Minority Interest” means any shares of stock of any class of a Subsidiary of the Company (other than directors’ qualifying shares if required by law) that are not owned by Company or one of its Subsidiaries; Minority Interest shall be valued in accordance with GAAP.
     “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
     “Mortgaged Property” means the real properties listed on Schedule 4, as to which the Collateral Trustee, for the benefit of the Noteholders and other secured parties referred to in the Collateral Agreement, shall be granted a Lien pursuant to the Mortgages.
     “Mortgages” means each of the mortgages and deeds of trust made by the Company or any of its Subsidiaries in favor of the Collateral Trustee, for the benefit of the Noteholders and the other secured parties referred to therein, substantially in the form of Exhibit F (with such changes thereto as shall be advisable or are customary under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

     “Net Cash Proceeds” means (a) in connection with any Asset Sale (other than the liquidation of a Joint Venture or disposition of Notes pursuant to a Permitted Open Market Repurchase) or any Recovery Event or any transaction that would constitute an Asset Sale but for clause (xx) of the definition thereof, the gross proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received, and, with respect to any Asset Sale consisting of the Disposition of all or substantially all of the assets of a business or business unit of the Company or any of its Subsidiaries, net proceeds from the liquidation or sale of Receivables or inventory of such business or business unit) of such Asset Sale or Recovery Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, (ii) amounts required to be applied to the repayment of (x) Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien securing the “Third Priority Obligations” referred to in the Intercreditor Agreement) and (y) solely if such Asset Sale or Recovery Event is consummated by a Foreign Subsidiary, any other Indebtedness permitted hereunder, including without limitation any Foreign Credit Facility and any Indebtedness of any parent or Subsidiary of such Foreign Subsidiary, but excluding any Indebtedness owed to any Group Member, (iii) other customary fees and expenses actually incurred in connection therewith and (iv) taxes paid or reasonably estimated to be payable as a result thereof and as a result of distributing such proceeds to the Company (after taking into account any available tax credits or deductions and any tax sharing arrangements), (b) in connection with any issuance or sale of Capital Stock to a Person that is not a Group Member or any incurrence of Indebtedness to a Person that is not a Group Member, the cash proceeds received from such issuance or incurrence, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, underwriting discounts and commissions, (ii) other customary fees and expenses actually incurred in connection therewith, (iii) taxes paid or reasonably estimated to be payable as a result of distributing such proceeds to the Company (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iv) amounts required to be applied to the repayment of Indebtedness under the Exit Facility Agreement as in effect on the date hereof, (c) in connection with the liquidation of a Joint Venture, the gross proceeds thereof in the form of cash and Cash Equivalents received by any Group Member in excess of the fair market value of the aggregate of all Investments made in such Joint Venture by any Group Member at any time and net of (i) attorneys’ fees, accountants’ fees and investment banking fees, (ii) amounts required to be applied to the repayment of (x) Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such liquidation (but excluding, in any event, any Lien securing the “Third Priority Obligations” referred to in the Intercreditor Agreement) and (y) solely if such liquidation is consummated by a Foreign Subsidiary, any other Indebtedness permitted hereunder, including without limitation any Foreign Credit Facility and any Indebtedness of any parent or Subsidiary of such Foreign Subsidiary, but excluding any Indebtedness owed to any Group Member, (iii) other customary fees and expenses actually incurred in connection therewith and (iv) taxes paid or reasonably estimated to be payable as a result thereof and as a result of distributing such proceeds to the Company (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (d) in connection with the disposition of Notes purchased by any Group Member pursuant to a Permitted Open Market Purchase, an amount equal to the purchase price paid by such Group Member pursuant to such Permitted Open Market Purchase (whether or not the aggregate amount of proceeds thereof is equal to such purchase price). Notwithstanding the foregoing, the “Net Cash Proceeds” of a Foreign Subsidiary shall not include any amounts to the extent such amount may not be distributed (by way of dividends, intercompany loans or otherwise) to the Company or a Domestic Subsidiary because doing so would (1) violate legal restrictions binding upon such Foreign Subsidiary, (2) violate contractual restrictions contained in agreements with third parties (other than Affiliates) entered into in good faith and binding upon such Foreign Subsidiary or (3) result in material adverse tax consequences to the Company.
     “Not Otherwise Applied” means, on any date, with respect to any amount of Equity Proceeds or Permitted Subordinated Indebtedness Proceeds, that such amount was not applied as set forth in clauses (i) through (iii) of the definition of such term in the Senior Loan Agreement as in effect on the date hereof.
     “Note Documents” mean this Indenture, the Security Documents, the Collateral Trust Agreement, the Registration Rights Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.
     “Notes” means the Senior Subordinated Third Priority Secured Notes due 2018, being the securities that are issued under this Indenture, as amended or supplemented from time to time pursuant to this Indenture, including, without limitation, any PIK Notes issued in respect of Notes, any increase in the principal amount of outstanding Notes as a result of a PIK Payment and any Notes issued in accordance with Section 2.7 hereof.
     “Obligations” mean the unpaid principal of and interest on (including interest accruing after the maturity of the Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Company to the Trustee, the Collateral Trustee or to any Noteholder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Indenture, any other Note Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Trustee, the Collateral Trustee or to any Noteholder that are required to be paid by the Company pursuant hereto) or otherwise.
     “Officers” means the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, and any Treasurer of such Person.
     “Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer, the Chief Accounting Officer or any Treasurer of such Person (or, in the case of a Person that is a partnership (or other non-corporate Person), by a general partner (or analogous individuals) of such Person in such capacity) that shall comply with applicable provisions of this Indenture.
     “Opinion of Counsel” means a written opinion from legal counsel, who may be an employee of the Company.

     “Other Unsecured Claims” means the allowed unsecured claims under the Reorganization Plan.
     “Permitted Holders” means Federal-Mogul U.S. Asbestos Personal Injury Trust and Thornwood, which are holders of Class A Common Stock and Class B Common Stock of the Company on the Effective Date pursuant to the Reorganization Plan.
     “Permitted Investments” means, for any Person, Investments made on or after the date of this Indenture consisting of:
          (i) Investments in Cash Equivalents;
          (ii) intercompany Investments (a) by (i) any Group Member in the Company or any Person that, prior to such Investment, is a Guarantor and (ii) any Subsidiary that is not a Guarantor in any other Subsidiary and (b) consisting of Intercompany Loans and other intercompany transactions permitted by Section 4.10;
          (iii) Investments in any Person, if (a) as a result of such Investment (1) such Person becomes a Wholly-Owned Subsidiary of the Company or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Subsidiary of the Company and (b) after giving effect to such Investment the Company is in compliance with Sections 4.18 and 5.1 hereof;
          (iv) Investments represented by Receivables created or acquired in the ordinary course of business;
          (v) loans and advances to employees of the Company and its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company and its Subsidiaries (including, without limitation, for travel, entertainment and relocation expenses), which loans and advances, in the aggregate do not exceed $5,000,000 at any time outstanding;
          (vi) Investments under or pursuant to Interest Rate Agreements, Currency Agreements and Swap Agreements permitted under clause (ix) of the second paragraph of Section 4.10;
          (vii) an investment that is made by the Company or a Subsidiary thereof in the form of any Capital Stock, Indebtedness or securities that are issued by any Person solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under Section 4.12 hereof;
          (viii) Investments in the Notes;
          (ix) (a) Investments existing on the Effective Date and (b) equity Investments of any Group Member in any other Group Member and arising solely as a result of the recharacterization as an equity investment of any Intercompany Loan permitted by Section 4.10;
          (x) Investments provided for in the Reorganization Plan;
          (xi) (a) Investments in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors consistent with the past practices of the Company and its Subsidiaries and (b) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries;
          (xii) any Investment by the Company or a Wholly-Owned Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;
          (xiii) guarantees of Indebtedness or other obligations of the Company or any of its Subsidiaries issued in accordance with Section 4.10;
          (xiv) (a) Investments consisting of the Capital Stock of any Person acquired pursuant to any Joint Venture Put Obligation and (b) Investments (other than Investments described in clause (a)) in Joint Ventures, including without limitation, Investments in new Joint Ventures, the purchase of ownership interests in Joint Ventures from Persons that are not Group Members and increases in the ownership interest of any Group Member in Joint Ventures in an aggregate outstanding amount not to exceed at any date the Joint Venture Basket in effect on such date (calculated after giving effect to all proposed Investments to be made on such date pursuant to this clause (xiv(b));
          (xv) Investments by any Group Member in existing or potential suppliers and customers from whom the Company reasonably expects to obtain a material commercial benefit in an aggregate amount (valued at cost) not to exceed $25,000,000 at any one time outstanding on or after the Effective Date;
          (xvi) Investments by any Group Member necessary to effect the Tax Restructuring;
          (xvii) (a) Investments by the Company or any Subsidiary in any Excluded Subsidiary existing on the Effective Date, (b) additional Investments by the Company or any Subsidiary in any Excluded Subsidiary in an aggregate outstanding amount not to exceed on any date the Intercompany Basket in effect on such date (calculated after giving effect to all proposed Investments to be made on such date pursuant to this clause (xvii)(b)), provided that the aggregate amount of Investments (other than Intercompany Loans) made pursuant to this clause (xvii)(b) and outstanding on any date shall not exceed the Intercompany Basket Sublimit on such date and (c) Investments in a Foreign Subsidiary for the purpose of complying with local statutory capitalization requirements in such Foreign Subsidiary’s host jurisdiction;
          (xviii) (a) Investments in assets useful in the business of the Group Members made by any Group Member with the proceeds of any Collateral Proceeds Amount as permitted under Section 4.12 and (b) other Permitted Net Cash Proceeds Reinvestments;
          (xix) Investments by any Group Member of any Restricted Payment received by such Person that consists of equity interests in a Subsidiary; provided that if the initial payor of any such Restricted Payment is a Guarantor, then the ultimate recipient of such Restricted Payment shall also be a Guarantor;
          (xx) any “Permitted Acquisition” under and as defined in the Senior Loan Agreement;
          (xxi) Investments made pursuant to Section 4.14(c)(viii);
          (xxii) Investments by the Company in any Subsidiary consisting of the issuance of letters of credit under the Exit Facility Agreement (and the incurrence by the Company of Indebtedness thereunder with respect thereto) to support obligations of such Subsidiary;
          (xxiii) Investments by a U.K. Subsidiary in another U.K. Subsidiary in connection with the Company Voluntary Arrangements;
          (xxiv) Investments by the Company or any of its Subsidiaries in connection with the Anticipated Japanese Consolidation in an amount not to exceed $10,000,000;
          (xxv) Investments not otherwise permitted under paragraphs (i) through (xxiv) so long as, prior to the making of any such Investments, the Company shall have delivered to the Trustee an Officer’s Certificate, certifying that such Investment has been approved by a majority of the Board of Directors and that the majority of the Board of Directors has determined that such Investment is being made with the intent to pursue a strategic transaction with the Person with respect to which such Investment is being made; it being understood that at any time at which any Investments made pursuant to this paragraph (xxv) with respect to any Person constitutes an Asset Acquisition, such Asset Acquisition must also constitute a Permitted Acquisition as defined in the Senior Loan Agreement;
          (xxvi) Investments not otherwise permitted under the foregoing paragraphs (i) through (xxv), but excluding Investments in Joint Ventures or in Excluded Subsidiaries, in an aggregate outstanding amount not to exceed on any date the General Investment Basket in effect on such date; and

          (xxvii) Investments not otherwise permitted under the foregoing paragraphs (i) through (xxvi) in an aggregate outstanding amount not to exceed on any date the Proceeds Investment Basket in effect on such date.
     “Permitted Liens” means, without duplication,
          (i) Liens securing Senior Loan Facility Indebtedness, Exit Facility Indebtedness and Additional Liquidity Facility Indebtedness permitted to be incurred under clause (iii) of the second paragraph of Section 4.10 (including refinancings, replacements, refundings, renewals or extensions of the foregoing);
          (ii) Liens existing on the Effective Date;
          (iii) Liens in favor of the Company or any Subsidiary thereof, provided that if such Liens are on any Collateral as defined in the Collateral Agreement, then such Liens are either collaterally assigned to the Trustee or subordinated to the Lien in favor of the Collateral Trustee;
          (iv) Liens on property of a Person existing at the time such Person becomes a Subsidiary of, or is acquired by, merged into or consolidated with the Company or any Subsidiary thereof, or on property otherwise acquired by the Company or a Subsidiary thereof; provided, however, that such Liens (a) were not created in connection with or in anticipation of such acquisition, merger or consolidation or such Person becoming a Subsidiary and (b) are not applicable to any other property of the Company or any of the other Subsidiaries of the Company;
          (v) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore or in the case of a Subsidiary located outside the United States, general accounting principles in effect from time to time in its jurisdiction of incorporation;
          (vi) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts which are not yet delinquent for a period of more than sixty (60) days or are being contested in good faith by appropriate proceedings;
          (vii) Liens incurred or deposits made in the ordinary course of business (a) to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, (b) in connection with workers’ compensation, unemployment insurance and other social security legislation, or (c) to secure the performance of surety bonds, and appeal bonds required in connection with judgments that are not paid by an unaffiliated insurance carrier pursuant to any insurance policy maintained by the Company;
          (viii) easements, rights-of-way, zoning and similar restrictions, encroachments and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;
          (ix) Liens to secure Purchase Money Indebtedness or other Capital Expenditures that is otherwise permitted under this Indenture; provided, however, that (i) such Liens shall be created substantially simultaneously with, or within 180 days after, the making of such Capital Expenditure and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;
          (x) Liens securing Indebtedness and Capital Lease Obligations permitted to be incurred under clause (iv) of the second paragraph of Section 4.10 hereof; provided, however, that such Lien does not extend to any property other than that subject to the underlying lease;
          (xi) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any contract or provision of any statute;
          (xii) Liens arising from leases and subleases of real property or licenses granted to others which do not interfere in any material respect with the business of any Group Member;
          (xiii) Liens securing reimbursement obligations under commercial letters of credit, but only in or upon the goods the purchase of which were financed by such letters of credit;
          (xiv) Liens securing Acquisition Indebtedness, provided that such Liens do not extend to or cover any property other than the property directly or indirectly acquired with the proceeds of such Acquisition Indebtedness and any improvements thereto (unless such Liens are otherwise Permitted Liens);
          (xv) renewals of Liens permitted by clause (ii) above securing Indebtedness permitted by clause (vii) of the second paragraph of Section 4.10 that is a refinancing, replacement, refunding, renewal or extension of any Indebtedness described in clause (ii) above; provided, however, that no such Lien permitted by this clause (xv) shall cover any property that is not subject to such Lien on the date hereof and that the amount of Indebtedness secured thereby is not increased after the date hereof;
          (xvi) Liens in favor of the Collateral Trustee for the benefit of, among others, the holders of the Notes;

          (xvii) any Lien provided for in the Reorganization Plan or part of any settlement or restructuring entered into prior to the Effective Date and approved by the Bankruptcy Court;
          (xviii) Liens on Receivables or inventory of the Company or any Subsidiary and their related assets;
          (xix) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;
          (xx) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
          (xxi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (xxii) Liens incurred in connection with the incurrence of Indebtedness of a Foreign Subsidiary permitted by Section 4.10 provided that such Indebtedness is not secured by any domestic assets of the Company or any Guarantor;
          (xxiii) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced, unless fully bonded or otherwise effectively stayed) and as to which appropriate reserves have been established in accordance with GAAP;
          (xxiv) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;
          (xxv) Liens incurred in connection with Sales and Leaseback Transactions permitted under Section 4.17;
          (xxvi) Liens on cash and Cash Equivalents securing Indebtedness in respect of Currency Agreements, Interest Rate Agreements and Swap Agreements to the extent any such arrangements with respect to interest rates and foreign currencies are solely to hedge against fluctuations in interest rates and the values of foreign currencies receivable or payable by it and permitted by clause (ix) of the second paragraph of Section 4.10;
          (xxvii) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of any Group Member held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;
          (xxviii) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts;
          (xxix) Liens securing Indebtedness permitted by clause (vi) of the second paragraph of Section 4.10;
          (xxx) Liens on assets of any Excluded Subsidiary to secure Indebtedness of any Group Member (including Indebtedness of such Excluded Subsidiary) permitted under clause (xxvi) of the second paragraph of Section 4.10;
          (xxxi) Liens securing Indebtedness permitted by clauses (xi) and (xvi) of the second paragraph of Section 4.10;
          (xxxii) Liens securing any Permitted Subordinated Indebtedness; provided that such Liens shall be junior to the “Third Priority Liens” referred to in the Intercreditor Agreement;
          (xxxiii) with respect to each Mortgaged Property, the Liens permitted in the Mortgage for such Mortgaged Property;
          (xxxiv) Liens created under Section 4.7 of the Collateral Trust Agreement in favor of the Collateral Trustee;
          (xxxv) Liens granted by the Company or a Subsidiary upon one or more Intercompany Loan Notes securing Indebtedness owing to the Company or a Subsidiary; provided that any such Liens on assets of the Company or any Guarantor shall be subordinated to any and all Liens securing the Obligations; and
          (xxxvi) other Liens on assets of the Company or its Subsidiaries securing Indebtedness so long (x) as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds as to all Group Members $150,000,000 at any one time and (y) such Liens do not secure Indebtedness permitted by clauses (iii), (viii), (x), (xvi), (xix), (xx) and (xxii) of the second paragraph of Section 4.10.
     “Permitted Net Cash Proceeds Reinvestments” means (i) assets (“replacement assets”) to be acquired or built with the Net Cash Proceeds of any Recovery Event (but not any Asset Sale), so long as (x) such replacement assets are to be used for substantially the same purpose as the assets that were subject to the relevant Recovery Event (“subject assets”) and (y) such replacement assets are to be located in the United States to the extent that the subject assets were located in the United States prior to such Recovery Event and (ii) assets to be acquired or built with the Net Cash Proceeds of any Asset Sale or Recovery Event that are useful in the business of the Company but that do not comply with the criteria set forth in clause (i) of this definition.
     “Permitted Open Market Purchase” means any purchase by any Group Member in the open market (including without limitation, a privately negotiated purchase) of the Notes for less than the face amount thereof at the time of such purchase, together with accrued and unpaid interest thereon.
     “Permitted Subordinated Indebtedness” means Indebtedness of the Company (i) which shall be contractually subordinated to the Obligations and (ii) if such Indebtedness is secured, any Liens securing such Indebtedness shall be junior to the “Third Priority Liens” referred to in the Intercreditor Agreement.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “PIK Interest” means interest paid in the form of increasing the outstanding principal amount of the Notes or issuing PIK Notes.
     “PIK Interest Payment Date” shall have the meaning set forth in paragraph 1 of the reverse side of the Notes.
     “PIK Notes” means additional Notes issued under this Indenture in connection with a PIK Payment containing the same terms and conditions as the Notes (other than issue date).
     “PIK Payment” means an interest payment with respect to the Notes made by increasing the outstanding principal amount of the Notes or issuing PIK Notes.
     “Positive EBITDA Variance” shall have the meaning set forth in the Intercreditor Agreement.
     “Preferred Capital Stock” means any Capital Stock of the Company or any of its Subsidiaries, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of any other Capital Stock issued by such Person.
     “Prepetition Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of December 29, 2000, as amended, among the Company, the foreign subsidiary borrowers parties thereto, the lenders from time to time parties thereto and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as administrative agent for such lenders.
     “Proceeds Investment Basket” means on any date, an amount equal to (i) the aggregate amount of Equity Proceeds and Permitted Subordinated Indebtedness Proceeds that have been applied to make Investments pursuant to clause (xxvii) of the definition of “Permitted Investments” on or prior to such date (so long as, at the time any such Investment was made, such Equity Proceeds or Permitted Subordinated Indebtedness Proceeds were Not Otherwise

Applied) plus (ii) the aggregate amount of distributions in cash and Cash Equivalents with respect to any Investment made pursuant to clause (xxvii) of the definition of Permitted Investments that have been received on or prior to such date by the Group Member that holds such Investment.
     “Purchase Money Indebtedness” means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.
     “Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables or newly acquired equipment.
     “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any Receivables or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables and equipment, proceeds of such Receivables and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables and equipment.
     “Quarterly Interest Payment Date” shall have the meaning set forth in paragraph 1 of the reverse side of the Notes.
     “Receivable” means a payment owing to a Person (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services by such Person, including the right to payment of any interest or finance charges and other obligations owing to such Person with respect thereto.
     “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any Condemnation relating to any asset of any Group Member.
     “Redemption Date” when used with respect to any Note to be redeemed means the date fixed for such redemption pursuant to this Indenture.
     “Refinancing Notes” means senior unsecured or subordinated unsecured debt securities, issued to redeem the Notes.

     “Registration Rights Agreement” means the Registrations Rights Agreement, to be executed by the Company and each Guarantor, substantially in the form of Exhibit K.
     “Reorganization Plan” means the Fourth Amended Joint Plan of Reorganization proposed by the Debtors, the Unsecured Creditors Committee, the Asbestos Claimants Committee, the Equity Committee, the Future Claimants Representative and JPMorgan Chase Bank, N.A., as administrative agent for the holders of the Bank Claims, as amended or modified from time to time (whether any such amendment or modification is effected through an amendment or modification to the Reorganization Plan itself or through the Confirmation Order).
     “Required Filing Dates” shall have the meaning set forth in Section 4.2.
     “Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
     “Restricted Payment” means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Subsidiary thereof or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Subsidiary thereof (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock), (b) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company or (c) in the case of Foreign Subsidiaries of the Company, dividends or distributions payable to or from another Foreign Subsidiary), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Subsidiary thereof (other than Capital Stock owned by the Company or a Wholly-Owned Subsidiary, excluding Disqualified Capital Stock), (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Indebtedness other than the Notes (other than Subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case within one year of the date of such acquisition and other than any Indebtedness of the Company owing to or held by any Wholly-Owned Subsidiary or Indebtedness of one of the Company’s Subsidiaries owing to and held by the Company or any Wholly-Owned Subsidiary), or (iv) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

     “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
     “SEC” or “Commission” means the United States Securities and Exchange Commission as constituted from time to time or any successor performing substantially the same functions.
     “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securitization Entity” means a Wholly-Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Receivables or equipment and related assets) which engages in no activities other than in connection with the financing of Receivables or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables of such entity, and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
     “Security Documents” means the collective reference to the Collateral Agreement, the Foreign Pledge Agreements, the Mortgages and all other security documents hereafter delivered to the Collateral Trustee granting a Lien on any property of any Person to secure the obligations and liabilities of the Company and the Guarantors under any Note Document, together with the Intercreditor Agreement.
     “Senior Loan Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Senior Loan Agreement, together with any of its successors.
     “Senior Loan Agreement” means the Tranche A Term Loan Agreement substantially in the form of Exhibit G hereto, dated as of the date hereof, among the Company, the lenders from time to time parties thereto and the Senior Loan Agent, together with all instruments and other agreements entered into by the Company or its Subsidiaries in connection therewith.
     “Senior Loan Facility” means (i) the Senior Loan Agreement; (ii) any and all agreements, instruments and documents executed or delivered pursuant to or in connection with such Senior Loan Agreement; and (iii) any and all credit agreements, loan agreements, note purchase agreements, indentures or other agreements, documents or instruments refinancing, refunding or otherwise replacing, in whole or in part, the Senior Loan Agreement or any other agreement deemed a Senior Loan Facility under clause (ii) hereof, whether or not with the same agent, trustee, representative, lenders or holders, regardless of whether the Senior Loan Facility or any portion thereof was outstanding or in effect at the time of such restatement, renewal, extension, restructuring, supplement or modification. Without limiting the generality of the foregoing, the term “Senior Loan Facility” shall include any amendment, restatement, renewal, extension, restructuring, supplement or modification to any Senior Loan Facility and all refundings, refinancing and replacements of any Senior Loan Facility, in whole or in part, including any agreement (w) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (x) adding or deleting borrowers or guarantors thereunder, provided that the addition of such borrower or guarantor would not be prohibited by this Indenture, (y) increasing the amount for Indebtedness incurred thereunder or available to be borrowed thereunder, provided such increase is permitted to be incurred under this Indenture, or (z) otherwise altering the terms and conditions thereof in a manner not prohibited by this Indenture.
     “Senior Loan Facility Indebtedness” means the following obligations, whether outstanding on the Effective Date or thereafter incurred: all Indebtedness and other monetary obligations of the Company or any Subsidiary of the Company under or in respect of the Senior Loan Facility or any Interest Rate Agreement, Currency Agreement or Swap Agreement related to Indebtedness under the Senior Loan Facility, whether for principal, interest (including interest accruing after the filing of a petition by or against the Company or any Subsidiary of the Company under any Bankruptcy Laws, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), fees, expenses, indemnification or otherwise.
     “Senior Loan Repayment Date” means the date on which the loans deemed made pursuant to the Senior Loan Agreement on the Effective Date have been paid in full.
     “Senior Loans” mean the loans made or deemed made under the Senior Loan Agreement.
     “Significant Shareholder” means any beneficial holder or group of affiliated beneficial holders of securities representing 30% or more of the voting power of the Company.

     “Specified Indebtedness” means on any date or for any period, (i) Intercompany Loans, (ii) Indebtedness described in clause (f) of the definition thereof, so long as such Indebtedness is contingent and (iii) any Indebtedness described in clause (j) of the definition thereof and Indebtedness permitted under Sections 4.10 (xvi), (xx) and (xxi), unless any such Indebtedness described in this clause (iii) would be required to be reflected as debt on the consolidated balance sheet of the Company on such date and the payments associated therewith would be required to be included as interest expense on the consolidated income statement of the Company for such period, in each case in accordance with GAAP.
     “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in a Receivables or equipment transaction.
     “Subordinated Indebtedness” means Indebtedness of any Person which is expressly subordinated in right of payment to any other Indebtedness of such Person.
     “Subsidiary” of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of Unrestricted Subsidiary, unless the Company shall have designated such Unrestricted Subsidiary as a “Subsidiary” by written notice to the Trustee.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a “Swap Agreement.”
     “Tax Restructuring” has the meaning set forth in the Senior Loan Agreement as in effect on the date hereof.
     “Thornwood” means Thornwood Associates Limited Partnership and its Affiliates. For the avoidance of doubt, American Real Estate Partners, L.P. (AREP) shall be deemed to be an Affiliate of Thornwood.

     “TIA” means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as in effect on the date of this Indenture (except as provided in Section 8.3 hereof).
     “Trustee” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means the successor.
     “UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Uniform Commercial Code is used to define any term herein and such term is defined differently in different Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, any Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
     “U.K. Administration” shall have the meaning set forth in the definition of “U.K. Subsidiaries.”
     “U.K. Dissolution” means the winding up or striking off of (x) those U.K. Subsidiaries listed on Schedule 6 hereto or (y) any other U.K. Subsidiary provided that the gross assets of any other U.K. Subsidiary which is struck off (as shown in the “High” valuation of any liquidation analysis produced by Kroll Limited on or about the date of its emergence from U.K. Administration) is less than £10,000.
     “U.K. Settlement Agreement” means that certain agreement dated September 26, 2005 among the Company, T&N Limited, certain bankruptcy plan proponents, High River Limited Partnership, the Pension Protection Fund and James J. Gleave, Simon V. Freakley and Gary P. Squires of Kroll Limited and their successors as joint administrators of T&N Limited, appointed by order of the High Court of Justice of England and Wales.
     “U.K. Subsidiaries” means those Subsidiaries of the Company which are organized under the laws of any jurisdiction in the United Kingdom and which are the subject of administration petitions under the U.K. Insolvency Act of 1986 (collectively, and including upon the grant of such petitions, the “U.K. Administration”) and are debtors in cases pending under Chapter 11 of the Bankruptcy Code.
     “Unrestricted Subsidiary” means any Subsidiary of the Company which shall have been designated after the Effective Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company; provided that a Subsidiary may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with Section 4.23 hereof and an Unrestricted Subsidiary may be designated as a Subsidiary only if such classification is in compliance with the definition of “Subsidiary” contained in this Section 1.1. The Trustee shall be given prompt written notice by the Company of each resolution adopted by the Board of

Directors of the Company under this provision, together with a copy of each such resolution adopted.
     “U.S. Debtors” has the meaning set forth in the Recitals.
     “U.S. Government Obligations” means (i) securities that are direct obligations of the United States of America for the payment of which its full faith and credit are pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or a specific payment of principal or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt.
     “U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.
     “Wagner Lighting Divestiture” means a Disposition consisting of the sale by the Company and its Subsidiaries of certain assets located in the United States related to the Wagner Lighting Group, including manufacturing equipment related thereto but excluding the sale of the “Wagner” brand.
     “Wholly-Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.
     SECTION 1.2. Other Definitions. The definitions of the following terms may be found in the Sections indicated as follows:

Term	Defined in Section
“Agent Members”	2.17
“Business Day”	14.8
“Covenant Defeasance”	9.3
“Legal Defeasance”	9.2
“Legal Holiday”	14.8
“Paying Agent”	2.3
“Physical Notes”	2.1
“Registrar”	2.3
“transfer”	5.1

     SECTION 1.3. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the portion of such provision required to be incorporated herein in order for this Indenture to be qualified under the TIA is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:
     “indenture securities” means the Notes.
     “indenture security holder” means a Holder.
     “indenture to be qualified” means this Indenture.
     “indenture trustee” or “institutional trustee” means the Trustee.
     “obligor on the indenture securities” means the Company, the Guarantors or any other obligor on the Notes.
     All other terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings therein assigned to them.
     SECTION 1.4. Rules of Construction. Unless the context otherwise requires:
(1)	a term has the meaning assigned to it herein, whether defined expressly or by reference;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)	“or” is not exclusive;

(4)	words in the singular include the plural, and in the plural include the singular;

(5)	words used herein implying any gender shall apply to every gender;

(6)	“herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or Subdivision, unless expressly stated otherwise;

(7)	provisions apply to successive events and transactions;

(8)	the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(9)	references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements, or other contractual obligations, as amended, supplemented or otherwise modified from time to time; and

(10)	the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.
ARTICLE 2
THE NOTES
     SECTION 2.1. Dating; Incorporation of Form in Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A which is incorporated in and made part of this Indenture. The Notes shall have notations, legends or endorsements required by law, stock exchange rule, usage, or agreements to which the Company or any Guarantor is subject. The Company may use “CUSIP” numbers in issuing the Notes. Each Note shall be dated the date of its authentication.
     The Notes may be issued in the form of one or more Global Notes having the legend set forth in Exhibit H. The Notes may also be issued in the form of certificated Notes (the “Physical Notes”), without the “Schedule of Exchanges of Interests in the Global Note” set forth in Exhibit A and without the legend set forth in Exhibit H.
     The Notes shall be issuable only in registered form without coupons. The Notes (and any increase in the principal amount of Notes as a result of a PIK Payment) shall be in denominations of whole dollar integrals.
     The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.
     SECTION 2.2. Execution and Authentication. The Notes shall be executed on behalf of the Company by two Officers of the Company or an Officer and an Assistant Secretary of the Company. Such signatures may be either manual or facsimile. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note or at any time thereafter, the Note shall be valid nevertheless.
     A Note shall not be valid until the Trustee manually signs the certificate of authentication on the Note. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
     At any time, and from time to time, the Trustee shall, upon receipt of a Company Request, authenticate and deliver Notes in the amounts and in the manner specified in such Company Request; provided that the aggregate principal amount of Notes issued hereunder shall not exceed $305,236,000 (excluding any PIK Notes and any increase in the principal amount of Notes as a result of a PIK Payment), subject to adjustment pursuant to Section 8.1(7).
     With respect to a PIK Payment, no later than five Business Days prior to the relevant PIK Interest Payment Date, the Company shall deliver to the Trustee, (i) with respect to Global

Notes, a Company Request to increase the outstanding principal amount of such Notes by the required amount of PIK Interest (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the Depositary or otherwise, new Global Notes in the amount of the PIK Interest and a Company Request to authenticate and deliver such new Global Notes), and (ii) with respect to Physical Notes, the required amount of new Physical Notes in the amount of the PIK Interest (rounded up to the nearest whole dollar) and a Company Request to authenticate and deliver such Physical Notes. The Trustee shall on the relevant PIK Interest Payment Date, in accordance with a Company Request, make appropriate amendments to the schedule of principal amounts of such Global Notes or, if applicable, authenticate and deliver PIK Notes. Each PIK Payment shall be made pro rata with respect to the outstanding Notes, and the Company shall have the right to aggregate amounts of interest payable in the form of PIK Notes to a Holder of outstanding Notes and issue to such Holder a single Note in payment thereof.
     The PIK Notes shall contain the same terms and conditions as the Notes (except the issue date) and shall be treated together with the Notes as a single class for all purposes under this Indenture. Unless the context otherwise requires, references to “principal amount” of the Notes includes any increase in outstanding principal amount of any Notes as a result of a PIK Payment.
     The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes and PIK Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so, except with regard to the original issuance of the Notes and pursuant to Section 2.7. Except as provided in the preceding sentence, each reference in this Indenture to authentication by the Trustee includes authentication by such agent. Such authenticating agent shall have the same right as the Trustee in dealing with the Company or an Affiliate of the Company.
     SECTION 2.3. Agents. The Company shall maintain an office or agency in the Borough of Manhattan, City of New York, State of New York where Notes may be presented for registration of transfer or for exchange (“Registrar”) and where Notes may be presented for payment (“Paying Agent”) and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-Registrars and one or more additional Paying Agents. The Company may change any Paying Agent, Registrar or co-Registrar without notice to any Noteholder. Neither the Company nor any of its Subsidiaries or Affiliates may act as Paying Agent but may act as Registrar or co-Registrar.
     The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent which is not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or agent for service of notices and demands, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation pursuant to Section 7.7. The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes.
     SECTION 2.4. Paying Agent to Hold Money in Trust. On or before each due date of the principal of, premium if any, and cash interest, on any Notes, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal, premium if any, and cash interest, so becoming due. Each Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or cash interest on the Notes (whether such money has been paid to it by the Company or any other obligor on the Notes), and the Company and the Paying Agent shall notify the Trustee of any default by the Company or any Guarantor (or any other obligor on the Notes) in making any such payment. Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Event of Default specified in Section 6.1(1) or (2), upon written request to a Paying Agent, require such Paying Agent to forthwith pay to the Trustee all sums so held in trust by such Paying Agent together with a complete accounting of such sums. Upon doing so, the Paying Agent shall have no further liability for the money delivered to the Trustee.
     SECTION 2.5. Noteholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee on or prior to the tenth Business Day before each Interest Payment Date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders, including the aggregate principal amount of Notes held by each such Noteholder.
     SECTION 2.6. Transfer and Exchange (a) When a Note is presented to the Registrar with a request to register the transfer thereof, the Registrar shall register the transfer as requested if the requirements of applicable law and of this Indenture are met and, when Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall make the exchange as requested, provided that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by the Holder thereof or his attorney, duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer at the office or agency maintained pursuant to Section 2.3 hereof, the Company shall issue and execute and the Trustee shall authenticate Notes at the Registrar’s request. Any exchange or transfer shall be without any service charge to the Noteholder, except that the Company may require payment by the Noteholder of a sum sufficient to cover any tax or the governmental charge that may be imposed in relation to a transfer or exchange, but this provision shall not apply to any exchange pursuant to this Indenture. The Trustee shall not be required to register transfers of Notes or to exchange Notes for a period of 15 days before selection of any Notes to be redeemed. The Trustee shall not be required to exchange or register transfers of any Notes called or being called for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture will evidence the same debt and will be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

          (b) Except as expressly provided herein, neither the Trustee nor the Registrar shall have any duty to monitor the Company’s compliance with or have any responsibility with respect to the Company’s compliance with any federal or state securities laws.
          (c) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of the beneficial interests in such Global Note may be effected only through a book entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Global Note shall be required to be reflected in a book entry.
     SECTION 2.7. Replacement Notes. If a mutilated Note is surrendered to the Registrar or Trustee, or if the Holder of such Note furnishes to the Company and the Trustee evidence reasonably acceptable to them of the ownership and destruction, loss or theft of such Note or if the reasonable requirements of the Trustee and of Section 8-405 of the Uniform Commercial Code as in effect in the State of New York are met, then the Company shall issue and the Trustee shall authenticate a replacement Note. An indemnity bond may be required by the Company or the Trustee that is sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Company or the Trustee each may charge for its expenses (including reasonable attorneys’ fees and expenses) in replacing a Note.
     Every replacement Note is a separate obligation of the Company, entitled to all the benefits of this Indenture equally and proportionally with all other Notes duly issued hereunder.
     SECTION 2.8. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, and those described in this Section 2.8 as not outstanding.
     If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding until the Company and the Trustee receive proof satisfactory to each of them that the replaced Note is held by a bona fide purchaser in whose hands such obligation is a legal, valid and binding obligation of the Company.
     If a Paying Agent holds on a Redemption Date or the Maturity Date money sufficient to pay the principal of, premium, if any, and all accrued interest with respect to Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes shall cease to be outstanding and interest on them shall cease to accrue.
     Subject to Section 14.6, a Note does not cease to be outstanding solely because the Company or an Affiliate holds the Note.
     SECTION 2.9. Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, benefits and privileges, of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes presented to it.

     SECTION 2.10. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee shall cancel and retain or may dispose of (subject to the record-retention requirements of the Exchange Act), in accordance with its normal practice, all Notes surrendered for transfer, exchange, payment or cancellation. Subject to Sections 2.7 and 2.8 hereof, the Company may not issue new Notes to replace Notes in respect of which it has previously paid all principal, premium and interest accrued thereon, or delivered to the Trustee for cancellation.
     SECTION 2.11. Defaulted Interest. If the Company defaults in a payment of any interest, whether in the form of PIK Interest or otherwise, on the Notes, it shall pay the defaulted amounts, plus (to the extent permitted by law) any Default Interest (as defined in paragraph 1 of the reverse side of the Notes) to the persons who are Noteholders on a subsequent special record date.
     The Company shall fix the special record date and payment date for payment of such defaulted amounts in a manner satisfactory to the Trustee and provide the Trustee at least 20 days notice of the proposed amount of Default Interest to be paid and the special payment date. At least 15 days before the special record date, the Company shall mail or cause to be mailed to each Noteholder at his address as it appears on the Notes register maintained by the Registrar a notice that states the special record date, the payment date (which shall be not less than five nor more than ten days after the special record date), and the amount to be paid. In lieu of the foregoing procedures, the Company may pay Default Interest in any other lawful manner satisfactory to the Trustee.
     SECTION 2.12. Deposit of Moneys. Prior to 10:00 a.m., New York City time, as required, on (i) each Quarterly Interest Payment Date and (ii) the Maturity Date, the Company shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments due on such Quarterly Interest Payment Date or Maturity Date, as the case may be, in a timely manner which permits the Trustee to remit payment to the Holders at such times. The interest, premium, if any, and the principal on the Global Notes shall be payable to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the Global Notes represented thereby. The principal, premium, if any, and interest on Physical Notes shall be payable at the office of the Paying Agent.
     SECTION 2.13. CUSIP Number. The Company in issuing the Notes may use a “CUSIP” number (or numbers), and if so, the Trustee may use the CUSIP number(s) in notices of redemption or exchange as a convenience to Holders, provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number(s) printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. If not otherwise printed on the Note authenticated by the Trustee, the Company will promptly notify in writing the Trustee of any such CUSIP number used by the Company in connection with the Notes and any change in such CUSIP number.
     SECTION 2.14. Record Date. The record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided in TIA Section 316(c).

     SECTION 2.15. Payments to Holders. Notwithstanding any provisions of this Indenture and the Notes to the contrary:
          (a) Except for any payments to be made on a Redemption Date or the Maturity Date, cash payments with respect to any of the Notes may be made by the Paying Agent upon receipt from the Company of immediately available funds, by check mailed to the Holder, at the address shown in the registrar of the Notes maintained by the Registrar pursuant to Section 2.3 hereof; or
          (b) At the request of a Holder of at least $5 million in aggregate principal amount of Notes outstanding, all cash payments with respect to any of the Notes may be made by the Paying Agent upon receipt from the Company of immediately available funds prior to 10:00 a.m., New York City time, directly to such Holder of such Note (whether by federal funds, wire transfer or otherwise); provided, however, that no such federal funds, wire transfer or other such direct payment shall be made to any Holder under this Section 2.15(b) unless such Holder has delivered written instructions to the Trustee prior to the relevant record date for such payment requesting that such payment will be so made and designating the bank account to which such payments shall be so made and, in the case of payments of principal, surrenders the Note to the Trustee in exchange for a Note or Notes aggregating the same principal amount as the unredeemed principal amount of the Notes surrendered. The Trustee shall be entitled to rely on the last instruction delivered by the Holder pursuant to this Section 2.15(b) unless a new instruction is delivered prior to the relevant record date for a payment date. The Company will indemnify and hold the Trustee harmless against any loss, liability or expense (including attorneys’ fees and expenses) resulting from any act or omission to act on the part of the Company or any such Holder in connection with any such agreement or which the Paying Agent may incur as a result of making any payment in accordance with any such agreement.
     All payments made on a Redemption Date are subject to Section 2.8 and Article 3 hereof. No later than fifteen (15) days prior to the Maturity Date, the Trustee shall notify the Holder, at the address shown in the registrar of the Notes maintained by the Registrar pursuant to Section 2.3 hereof, that the Company expects that the final installment of principal of and interest on the Notes will be paid on the Maturity Date. Such notice shall specify that such final installment will be payable only upon presentation and surrender of such Note and shall specify the place where such Notes may be presented and surrendered for payment of such installment. Additionally, in accordance with Section 2.8, such Notes shall cease to be outstanding.
     SECTION 2.16. Conditions Precedent.
          The issuance of Notes under this Indenture (excluding any PIK Notes and any increase in the principal amount of Notes as a result of a PIK Payment) is subject to the satisfaction, prior to or concurrently with the entering into this Indenture on the Effective Date, of the following conditions precedent:
          (a) Indenture; Note Documents The Trustee shall have received (i) this Indenture, executed and delivered by the Trustee and the Company and the Guarantors, (ii) the Collateral Agreement, executed and delivered by the Company and each applicable Guarantor, (iii) an Acknowledgement and Consent in the form attached to the Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not the Company or a Guarantor, (iv) the Registration Rights Agreement, executed and delivered by the Company and each Guarantor, (v) each Foreign Pledge Agreement, executed and delivered by the Company and Guarantors, as applicable, and (vi) the Collateral Trust Agreement, executed by each party thereto.
          (b) DIP Facility The Trustee shall have received an Officers’ Certificate of the Company certifying that (i) the commitments under the DIP Facility have been terminated, all letters of credit issued thereunder (other than those letters of credit issued under the DIP Facility (if any) which shall be reevidenced by the Exit Facility) shall have expired or been cancelled, and all amounts outstanding thereunder (including, without limitation, all fees accrued but unpaid thereunder to the Effective Date, whether or not then payable under the terms thereof) have been repaid in full (which termination and repayment may be contemporaneous with the satisfaction of the conditions under this Section 2.16 and the application of proceeds of any borrowings and the issuance of any letters of credit under the Exit Facility Agreement to occur on the Effective Date); and (ii) satisfactory arrangements shall have been made for the termination of all Liens and guarantees granted in connection therewith.
          (c) Exit Facility The Trustee shall have received an Officers’ Certificate of the Company certifying that all conditions precedent to the effectiveness of the Exit Facility Agreement shall have been satisfied or waived in accordance with its terms.
          (d) Senior Loan Agreement The Trustee shall have received an Officers’ Certificate of the Company certifying that all conditions precedent to the effectiveness of the Senior Loan Agreement shall have been satisfied or waived in accordance with its terms and the loans thereunder shall have been deemed made.
          (e) Intercreditor Arrangements The Trustee shall have received the Intercreditor Agreement, executed and delivered by all parties thereto.
          (f) Reorganization Plan The Reorganization Plan shall have become effective as provided therein.
          (g) Fees The holders of Bank Claims and Surety Claims (as defined in the Reorganization Plan) and the Trustee shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel and financial advisors), pursuant to the Prepetition Credit Agreement, the final order in respect of the DIP Facility, this Indenture, the other Note Documents and the Confirmation Order.
          (h) Supporting Documents The Trustee shall have received for the Company and each of the Guarantors:
          (i) a copy of its Organizational Documents, as amended up to and including the Effective Date, certified as of a recent date by the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation;

          (ii) a good standing certificate from the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, and for which the Exit Facility Agent and/or the lenders under the Exit Facility require such certificate, each dated a recent date prior to the Effective Date;
          (iii) signature and incumbency certificates of its officers executing this Indenture and the other Note Documents to which it is a party, dated as of the Effective Date; and
          (iv) duly adopted resolutions of its board of directors or similar governing body approving and authorizing the execution, delivery and performance of this Indenture and the other Note Documents to which it is a party or by which it or its assets may be bound as of the Effective Date, certified as of the Effective Date by its secretary or assistant secretary as being in full force and effect without modification or amendment.
          (i) Opinion of Counsel The Trustee shall have received (i) the favorable written opinion of counsel to the Company and the Guarantors substantially in the form of Exhibit L and (ii) such other legal opinions as are also provided to the lenders under the Exit Facility (with such modifications to make such opinions applicable to the Notes, this Indenture and the other Note Documents).
          (j) Confirmation Order The Trustee shall have received a copy of the Confirmation Order, certified by an Officer of the Company to be a true, complete and correct copy of such document, which (i) shall be in full force and effect and shall not have been stayed, reversed, modified or amended and (ii) shall approve and authorize the transactions contemplated by this Indenture, the Security Documents and the Reorganization Plan and otherwise shall not be inconsistent with the provisions hereof and thereof.
          (k) Qualification under the Trust Indenture Act The Company shall have filed a Form T-3 with the SEC for qualification of this Indenture under the Trust Indenture Act of 1939, as amended, and such Form T-3 shall be effective.
     SECTION 2.17. Book-Entry Provisions for Global Notes.
          (a) The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Exhibit H.
     Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by Depository, or the Trustee as its custodian, or under the Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.
          (b) Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Physical Notes in accordance with the rules and procedures of the Depository. In addition, Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for any Global Note and a successor depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a written request from the Depository to issue Physical Notes.
          (c) In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners pursuant to paragraph (b), the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall upon receipt of a written order from the Company authenticate and make available for delivery, one or more Physical Notes of like tenor and amount.
          (d) In connection with the transfer of Global Notes as an entirety to beneficial owners pursuant to paragraph (b), the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Physical Notes of authorized denominations.
          (e) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture, the Notes or the Guarantees.
ARTICLE 3
REDEMPTION
     SECTION 3.1. Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.7 or is required to redeem Notes pursuant to Section 3.8, at least 5 days prior to the Redemption Date (or such shorter period prior to the Redemption Date as the Trustee may agree to in writing), the Company shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the redemption price, and deliver to the Trustee an Officers’ Certificate stating that such redemption will comply with the conditions contained in Section 3.7 or Section 3.8, as the case may be.
     SECTION 3.2. Selection by Trustee of Notes to Be Redeemed. In the event that fewer than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed, if the

Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Notes are not so listed on a pro rata basis. As soon as practicable but not less than 5 days prior to the Redemption Date, the Trustee shall notify the Company of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. For all purposes of this Indenture unless the context otherwise requires, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
     SECTION 3.3. Notice of Redemption. At least 5 days, but no more than 30 days, before a Redemption Date, the Company shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of Notes to be redeemed at his last address as the same appears on the registry books maintained by the Registrar pursuant to Section 2.3 hereof.
     The notice shall identify the Notes to be redeemed (including the CUSIP number(s) thereof) and shall state:
               (a) the Redemption Date;
               (b) the redemption price and the amount of accrued interest, if any, to be paid (or the method by which any such amount of accrued interest to be paid is to be calculated);
               (c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;
               (d) the name and address of the Paying Agent;
               (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
               (f) that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and that the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed; and
               (g) the aggregate principal amount of Notes that are being redeemed.
     At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense.
     SECTION 3.4. Effect of Notice of Redemption. Once the notice of redemption described in Section 3.3 is mailed, Notes called for redemption become due and payable on the Redemption Date and at the redemption price, including any premium, plus interest accrued to the Redemption Date. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price, including any premium, plus interest accrued to the Redemption Date, provided that if the Redemption Date is after a regular interest payment record date and on or prior to the applicable Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date, and provided, further, that if a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.
     SECTION 3.5. Deposit of Redemption Price. On or prior to 10:00 a.m., New York City time, on each Redemption Date, the Company shall deposit with the Paying Agent in immediately available funds money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date which have been delivered by the Company to the Trustee for cancellation.
     On and after any Redemption Date, if money sufficient to pay the redemption price of and accrued interest on Notes called for redemption shall have been made available in accordance with the preceding paragraph and payment thereof is not prohibited pursuant to the terms of this Indenture, the Notes called for redemption will cease to accrue interest and the only right of the Holders of such Notes will be to receive payment of the redemption price of and, subject to the first proviso in Section 3.4, accrued and unpaid interest on such Notes to the Redemption Date. If any Note called for redemption shall not be so paid, interest will be paid, from the Redemption Date until such redemption payment is made, on the unpaid principal of the Note and any interest not paid on such unpaid principal, in each case, at the rate and in the manner provided in the Notes.
     SECTION 3.6. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Trustee shall authenticate for a Holder a new Note equal in principal amount to the unredeemed portion of the Note surrendered. If the pro rata redemption would result in a Holder receiving a remaining interest in a Note with an interest of less than a dollar integral, the principal amount of the new Notes received by the Holder will be rounded up to the nearest dollar integral.
     SECTION 3.7. Optional Redemption. The Company may redeem the Notes, in whole or in part, at any time after the Effective Date at a redemption price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest to the Redemption Date.
     SECTION 3.8. Mandatory Redemption. (a) Commencing with the fiscal year of the Company ending December 31, 2007, the sum of:
               (i) an amount equal to the Applicable Amount of the Adjusted Excess Cash Flow for such fiscal year of the Company; and
               (ii) an amount equal to the Applicable Amount of the Adjusted Positive EBITDA Variance for such fiscal year of the Company;
(such amount, the “Cash Sweep Amount”) shall be applied to redeem the Notes on a pro rata basis at a redemption price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest to the Redemption Date, on a Redemption Date that shall be no later than April 15 of the year immediately following such fiscal year (such redemption, a “Mandatory

Redemption”). Notwithstanding the foregoing, prior to any Mandatory Redemption, the Company shall first use the Cash Sweep Amount, if any, to the extent the Company is required by the terms of the Exit Facility, the Senior Loan Facility, the Additional Liquidity Facility or the Intercreditor Agreement, to prepay, repay, redeem or purchase Exit Facility Indebtedness, Senior Loan Facility Indebtedness or Additional Liquidity Facility Indebtedness (as applicable) of the Company or Exit Facility Indebtedness, Senior Loan Facility Indebtedness or Additional Liquidity Facility Indebtedness (as applicable) of a Wholly-Owned Subsidiary (in each case, other than any such Indebtedness owed to the Company or an Affiliate of the Company).
     (b) A Mandatory Redemption shall not be required if such Redemption would be prohibited by the terms of the Exit Facility, the Senior Loan Facility or the Additional Liquidity Facility, or the Intercreditor Agreement.
ARTICLE 4
COVENANTS
     SECTION 4.1. Payment of Notes. The Company shall pay, or cause to be paid, the principal of, and premium, if any, and interest on, the Notes on the dates and in the manner provided herein and in the Notes. The principal, premium, if any, or cash interest shall be considered fully paid on the date due if the Trustee or Paying Agent (other than the Company, a Subsidiary of the Company or any Affiliate of any thereof) holds on that date money (in accordance with paragraph 1 of the reverse side of the Notes) designated for and sufficient to pay such principal, premium, if any, or cash interest, as the case may be.
          Any PIK Payment shall be considered fully paid on the date it is due if on such date (1) if the PIK Payment is made by issuance of PIK Notes, such PIK Notes in the required amount of PIK Interest have been authenticated and delivered in accordance with the terms of this Indenture, or (2) if the PIK Payment is made by increasing the principal amount of Global Notes then authenticated, the Trustee has increased the principal amount of Global Notes previously authenticated by the required amount of PIK Interest.
          The Company shall pay interest on overdue principal (including post-petition interest in any proceeding under any Bankruptcy Law) and on overdue installments of interest at the Default Interest rate as defined in paragraph 1 of the reverse side of the Notes, to the extent lawful.
     SECTION 4.2. SEC Reporting. The Company shall file with the SEC all information, documents and reports to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is subject to such filing requirements, so long as the SEC will accept such filings on or prior to the respective dates (such dates, including any extension granted by the SEC, the “Required Filing Dates”) by which the Company would have been or is required to so file such documents. The Company (at its own expense) shall also in any event within 15 days after each Required Filing Date (i) transmit by mail to all Holders, at their addresses appearing in the register of Notes maintained by the Registrar and (ii) file with the Trustee copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company files with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. The Company shall comply with the provisions of TIA Section 314(a). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
     SECTION 4.3. Waiver of Stay, Extension or Usury Laws. The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Company or such Guarantor, as the case may be, from paying all or any portion of the principal of, premium, if any, and/or interest on the Notes as contemplated herein and/or in the Notes, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company and each Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
     SECTION 4.4. Compliance Certificates (a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate (one of the signers of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Company or such Guarantor, as the case may be) complying with Section 314(a)(4) of the TIA stating that a review of the activities of the Company or such Guarantor, as the case may be, during such fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company or such Guarantor, as the case may be, has kept, observed, performed and fulfilled its obligations under the Security Documents and this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge the Company or such Guarantor, as the case may be, has kept, observed, performed and fulfilled each and every covenant contained in the Security Documents in all material respects and this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions thereof or hereof (determined without regard to any period of grace or requirement of notice provided herein), or, if a Default or Event of Default shall have occurred, describing all or such Defaults or Events of Default of which such Officer may have knowledge and what action the Company or such Guarantor, as the case may be, is taking or proposes to take with respect thereto.
          (b) The Company will, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any officer’s becoming aware of any Default or Event of Default, an Officers’ Certificate specifying the nature and extent of the same in reasonable detail and what action the Company or such Guarantor, as the case may be, is taking or proposes to take with respect thereto.

          (c) The Company will, so long as any of the Notes are outstanding, deliver to the Trustee, no later than [___ days after the end of each of its fiscal quarters], an Officers’ Certificate specifying the Company’s Consolidated Senior Leverage Ratio in accordance with the first paragraph of the reverse side of the Notes. The foregoing obligation shall terminate after the earlier to occur of (i) the fifth anniversary of the Effective Date and (ii) delivery of an Officers’ Certificate certifying that the Company’s Consolidated Senior Leverage Ratio is less than 2.75:1.00 as of the last day of any fiscal quarter in accordance with the first paragraph of the reverse side of the Notes.
     SECTION 4.5. Taxes. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon it or its Subsidiaries’ income, profits or property and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon their property; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (1) whose amount, applicability or validity is being contested in good faith by appropriate negotiations or proceedings or (2) the failure to pay or discharge would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.
     SECTION 4.6. Corporate Existence. Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of its Subsidiaries and the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole.
     SECTION 4.7. Maintenance of Insurance. The Company and each of its Subsidiaries shall provide or cause to be provided, for itself and each of their respective Subsidiaries, insurance that is adequate and appropriate for the conduct of the business of the Company and such Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary for and available to businesses similarly situated in the industry.
     SECTION 4.8. Inspection of Books and Records; Compliance with Laws. (a) The Company shall and shall cause each of its Subsidiaries to keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each Subsidiary of the Company, in accordance with GAAP consistently applied to the Company and its Subsidiaries on a consolidated basis or in the case of any Foreign Subsidiary, the foreign equivalent of GAAP in the jurisdiction of organization or location.
          (b) The Company shall and shall cause each of its Subsidiaries to comply with all statutes, laws, ordinances, or government rules and regulations to which they are subject,

noncompliance with which would materially adversely affect the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole.
     SECTION 4.9. Additional Pledges. If on or after the Effective Date, the Company or any Subsidiary pledges property or assets to secure obligations under the Senior Loan Agreement, the Exit Facility or the Additional Liquidity Facility (other than pursuant to the Security Documents or as contemplated by the Senior Loan Agreement, the Exit Facility and the Additional Liquidity Facility, each as in effect on the Effective Date) then such property or assets shall also secure the Notes. In the event the Senior Loan Facility Indebtedness, the Exit Facility Indebtedness and the Additional Liquidity Facility Indebtedness cease to be outstanding and the commitments under the Senior Loan Agreement, the Exit Facility Agreement and the Additional Liquidity Facility (and any replacement or successor agreement) are terminated, promptly (and in any event within ten (10) business days) after the creation or acquisition by the Company of a new Subsidiary that becomes a Guarantor pursuant to Section 4.22, the Company shall cause such Subsidiary to become a party to the Security Documents and the Company or Guarantor that is such new Guarantor’s direct parent company shall execute a pledge agreement in form and substance reasonably satisfactory to the Trustee and pursuant to which all the Capital Stock of such new Guarantor shall be pledged to the Trustee (for the benefit of the Holders) to secure the Obligations and such other related documents as the Trustee may request, all in form and substance satisfactory to the Trustee.
     SECTION 4.10. Limitation on Additional Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company or any Guarantor may incur Indebtedness (including Acquired Indebtedness but excluding Designated Senior Debt) if (i) after giving effect on a pro forma basis to the incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Debt Service Coverage Ratio, the receipt and application of the proceeds thereof, (A) for any period ending prior to, but not including, the last day of the thirteenth fiscal quarter after Effective Date, the Company’s Consolidated Debt Service Coverage Ratio would be greater than 1.5 to 1, and (B) for any period beginning on or after the thirteenth fiscal quarter after Effective Date, the Company’s Consolidated Debt Service Coverage Ratio would be greater than 1.1 to 1, and (ii) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.
          The foregoing paragraph shall not prohibit the incurrence of the following:
               (i) Indebtedness in connection with the Notes, the Guarantees and any and PIK Notes issued from time to time as payment of PIK Interest on the Notes and any increase in the principal amount of Notes as a result of a PIK Payment;
               (ii) [RESERVED];
               (iii) Indebtedness incurred pursuant to the Exit Facility, Senior Loan Facility and the Additional Liquidity Facility in an aggregate principal amount at any time outstanding not to exceed the Designated Senior Debt Limit;

               (iv) Purchase Money Indebtedness and other Indebtedness (including, without limitation, Capital Lease Obligations) incurred after the Effective Date to finance the acquisition of fixed or capital assets provided that the aggregate principal amount of Indebtedness Incurred in reliance on this clause (iv) shall not exceed $100,000,000 in any fiscal year of the Company;
               (v) (A) Guarantee Obligations of any Group Member of Indebtedness of any Loan Party, (B) Guarantee Obligations of any Subsidiary that is not a Guarantor of Indebtedness of any other Subsidiary that is not a Guarantor and (C) Guarantee Obligations of any Group Member in respect of any Foreign Credit Facility and other Indebtedness of any Excluded Subsidiary permitted under clause (xxvi) below;
               (vi) (i) Indebtedness of the Company to any Subsidiary and of any Guarantor to any Group Member, (ii) Indebtedness of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor and (iii) any Intercompany Loan Owed to U.K. Subsidiaries;
               (vii) (a) Indebtedness outstanding on the date hereof and listed on Schedule 5 and (b) any refinancings, replacements, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof); provided that this clause (vii) shall not permit the incurrence of any new Indebtedness to refinance, replace, refund, renew or extend any Indebtedness owing to a Group Member unless the obligee on such new Indebtedness is also a Group Member;
               (viii) Indebtedness of a Subsidiary of the Company Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company; provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (i) of the first paragraph of this Section 4.10 (except that the foregoing proviso shall not apply to the extent a Subsidiary of the Company would have been able to Incur such Indebtedness pursuant to the Senior Loan Agreement as in effect on the date hereof);
               (ix) Indebtedness in respect of Interest Rate Agreements, Currency Agreements and Swap Agreements; provided that the notional principal amount related to any Interest Rate Agreement does not exceed the principal amount of the Indebtedness to which any Interest Rate Agreement relates;
               (x) (a) Indebtedness (including Guarantee Obligations) incurred by the Company and the U.K. Subsidiaries in connection with the Company Voluntary Arrangements, the U.K. Settlement Agreement and financing the retention of the Intercompany Notes, and (b) Intercompany Loans from T&N Limited to any other U.K. Subsidiary or from any U.K. Subsidiary to T&N Limited in the ordinary course of business and solely in connection with the establishment and operation of the consolidated cash management system of the U.K. Subsidiaries;

               (xi) Indebtedness incurred to fund Joint Venture Put Obligations relating to Turkish Joint Ventures in an aggregate outstanding principal amount not to exceed at any date $200,000,000;
               (xii) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;
               (xiii) Refinancing Notes, provided, however, that the net proceeds thereof shall be used within one Business Day of receipt to satisfy and repay the Notes in full;
               (xiv) Indebtedness incurred by a Securitization Entity in a Qualified Securitization Transaction that is not recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings);
               (xv) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries;
               (xvi) Indebtedness incurred in the ordinary course of business under travel and expense cards, corporate purchasing cards and car leasing programs, and Guarantee Obligations of the Company with respect to any such Indebtedness;
               (xvii) Indebtedness represented by performance bonds, warranty or contractual service obligations, standby letters of credit or appeal bonds, in each case to the extent incurred in the ordinary course of business of the Company and its Subsidiaries;
               (xviii) Indebtedness outstanding on the date hereof;
               (xix) Permitted Subordinated Indebtedness provided that the net proceeds therefrom are used in compliance with the Exit Facility Agreement and the Senior Loan Agreement as in effect on the date hereof;
               (xx) Indebtedness (whether intercompany or third-party) incurred in the ordinary course of business in connection with Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of any Group Member held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;
               (xxi) Indebtedness secured by Permitted Liens set forth in clauses (v), (vi), (vii), (viii) (to the extent deemed Indebtedness), (xii), (xx) and (xxviii) of the definition thereof;
               (xxii) Indebtedness of the Group Members, in an aggregate amount not to exceed $300,000,000, issued on the Effective Date in satisfaction of the Other Unsecured Claims pursuant to the Reorganization Plan;
               (xxiii) (a) Indebtedness of any Excluded Subsidiary to the Company or any Guarantor existing on the Effective Date and (b) additional Indebtedness of any Excluded

Subsidiary to the Company or any Guarantor Incurred after the Effective Date and consisting of Intercompany Loans permitted under clause (xvii)(b) of the definition of “Permitted Investments”;
               (xxiv) Intercompany Loans incurred in order to consummate the Tax Restructuring (including any Intercompany Loans arising solely as a result of the recharacterization as Indebtedness of any equity Investment made by any Group Member in any other Group Member and permitted by Section 4.15);
               (xxv) Indebtedness of any Group Member owed to any other Group Member and arising solely as a result of the recharacterization as Indebtedness of any equity Investment made by any Group Member in any other Group Member and permitted by Section 4.15;
               (xxvi) Indebtedness not otherwise permitted to be incurred pursuant to clauses (i) through (xxv) above, which, together with any other Indebtedness incurred pursuant to this clause (xxvi), has an aggregate principal amount any time outstanding not in excess of $1,000,000,000.
     For purposes of determining compliance with, and the outstanding principal amount of a particular Indebtedness incurred pursuant to and in compliance with this Section 4.10, in the event such Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first paragraph of this Section 4.10 or in clauses (i) through (xxvi) of the second paragraph of this Section 4.10, (a) the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness either in the first paragraph of this Section 4.10 or one of such clauses in the second paragraph of this Section 4.10, or any combination thereof, and (b) the Company, in its sole discretion, may reclassify such item of Indebtedness under a different paragraph or clause of this Section 4.10 so long as such Indebtedness met the criteria of such paragraph or clause on the date on which it was Incurred.
     SECTION 4.11. Limitations on Additional Liens. Subject to Section 4.9, the Company will not, and will not permit any of its Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Company or any Subsidiary or any shares of stock or debt of any Subsidiary which owns property or assets, now owned or hereafter acquired, or any income or profits therefrom in each case, as Security for any Indebtedness, unless (i) if such Lien secures Indebtedness which is pari passu with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien or (ii) if such Lien secures Subordinated Indebtedness, any such Lien shall be subordinated to a Lien on such property or asset or shares of stock or debt granted to the Holders of the Notes to the same extent as such Subordinated Indebtedness is subordinated to the Notes.
     SECTION 4.12. Limitation on Certain Asset Sales. Neither the Company nor any of its Subsidiaries will consummate or permit, directly or indirectly, any Asset Sale, unless:

               (i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, as determined in good faith by the Company (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Sale;
               (ii) at least 66 2/3% of the consideration from such Asset Sale received by the Company or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, that up to an aggregate of $25,000,000 of Asset Sales per fiscal year shall not be subject to the requirements of this clause (ii); and
               (iii) with respect to any Net Cash Proceeds related to Collateral in the form of cash or Cash Equivalents (including cash collected on any notes), and any Insurance Proceeds or Condemnation Proceeds on account of any separate loss of any Collateral of the Company or its Subsidiaries in excess of $50,000,000 during any fiscal year which are not applied to the repair, rebuilding, restoration or replacement of the Collateral affected by the subject Loss Event, (in any such case, the “Collateral Proceeds Amount”), the Company shall either (i) first, to the extent the Company elects (or is required by the terms of any such Indebtedness or the Intercreditor Agreement), prepay, repay, redeem or purchase Exit Facility Indebtedness, Senior Loan Facility Indebtedness or Additional Liquidity Facility Indebtedness of the Company or Exit Facility Indebtedness, Senior Loan Facility Indebtedness or Additional Liquidity Facility Indebtedness of a Wholly-Owned Subsidiary (in each case, other than any such Indebtedness owed to the Company or an Affiliate of the Company) within 365 days from the later of the date of such Asset Sale or the receipt of such Collateral Proceeds Amount; provided, however, that in connection with any prepayment, repayment or purchase of Exit Facility Indebtedness or Senior Loan Facility Indebtedness pursuant to this clause (i), the Company or such Wholly-Owned Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased pursuant to such election or, (ii) second, to the extent the Company elects, apply the Collateral Proceeds Amount to acquire property (provided that, in the case of an Asset Sale of property constituting Collateral under the Security Documents, the Company shall cause such property to become Collateral under the Security Documents, to the extent required therein, as and when received by the Company or by any of its Subsidiaries promptly thereafter), that is useful in any business in which the Company or any Wholly-Owned Subsidiary is permitted to be engaged within 365 days from the later of the date of such Asset Sale or the receipt of such Collateral Proceeds Amount and (iii) third, to the extent the Company does not apply Collateral Proceeds Amount pursuant to clauses (i) and (ii) above, make an offer (a “Collateral Proceeds Offer”) for up to a maximum principal amount (expressed as an integral multiple of $1,000) of Notes equal to the Collateral Proceeds Amount to the extent of the balance of such Collateral Proceeds Amount after application in accordance with clauses (i) and (ii), at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase in accordance with the procedures set forth in this Indenture. To the extent that the aggregate principal amount of Notes tendered pursuant to such Collateral Proceeds Offer is less than the Collateral Proceeds Amount, the Company may use such portion of the Collateral Proceeds Amount that is not used to purchase Notes tendered for general corporate purposes not inconsistent with the Notes or this Indenture. If the aggregate principal amount of the Notes tendered pursuant to such Collateral Proceeds Offer is more than the Collateral Proceeds Amount, the Notes tendered will be repurchased on a pro rata basis or by such other method as the Trustee shall deem fair and appropriate. Upon the completion of any Collateral Proceeds Offer and the closing of any repurchase of Notes tendered pursuant to such Collateral Proceeds Offer, the amount of Collateral Proceeds Amount shall be deemed to be zero.
     If the Company is required to make a Collateral Proceeds Offer, the Company shall mail, within 30 days following the date on which the Company becomes obligated to make a Collateral Proceeds Offer pursuant to clause (iii) of the immediately preceding paragraph, notice to the holders of the Notes stating, among other things: (1) that such holders have the right to require the Company to apply the Collateral Proceeds Amount to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Company, that each holder of Notes must follow in order to have such Notes repurchased; and (4) the calculations used in determining the amount of Collateral Proceeds Amount to be applied to the repurchase of such Notes.
     Pending their use as hereinabove prescribed, all Net Cash Proceeds from Asset Sales of property constituting Collateral, Insurance Proceeds and Condemnation Proceeds from Loss Events and non-cash consideration from Asset Sales of property constituting Collateral, including all Collateral Proceeds Amounts, shall be applied as provided for under the Security Documents.
     With respect to any disposition of assets or property permitted pursuant to this Section 4.12 and this Indenture, the Trustee agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the Company or Subsidiary, as applicable, to effect such disposition and shall execute and deliver to the Company, at its expense, appropriate UCC termination statements and other releases as reasonably requested by the Company.
     To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.
     SECTION 4.13. Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any of its Subsidiaries to (a) pay dividends or make any other distributions in cash or otherwise on its Capital Stock to the Company or any Subsidiary, (b) pay any Indebtedness owed to the Company or any Subsidiary, (c) make loans or advances to the Company or any Subsidiary thereof, (d) transfer any of its properties or assets to the Company or any Subsidiary thereof (other than customary restrictions on transfer of property subject to a Permitted Lien under the term of the agreements creating such Permitted Lien (other than a Lien on cash not constituting proceeds of non-cash property subject to a Permitted Lien) which would not materially adversely affect the Company’s ability to satisfy its obligations under the Notes), or (e) guarantee any Indebtedness of the Company or any Subsidiary of the Company, except, in each case, for such encumbrances or restrictions existing under or contemplated by reason of (i) the Notes or this Indenture, (ii) any restrictions existing under or contemplated by agreements evidencing any Exit Facility Indebtedness, Additional Liquidity Facility Indebtedness or Senior Loan Facility Indebtedness, (iii) any restrictions which are in existence on the Effective Date or which exist with respect to a Person that becomes a Subsidiary on or after the Effective Date, which are in existence at the time such Person becomes a Subsidiary of the Company (but not created in connection with or contemplation of such Person becoming a Subsidiary of the Company and which encumbrance or restriction is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired) and any agreement that refinances or replaces the same; provided, however, that the terms and conditions of any such restrictions are not materially less favorable in the aggregate to the holders of the Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced or replaced, (iv) customary non-assignment provisions in any contract or licensing agreement entered into by the Company or any Subsidiary of the Company in the ordinary course of business or in any lease governing any leasehold interest of the Company or a Subsidiary, (v) any restrictions existing under or contemplated by agreements evidencing any Purchase Money Indebtedness that impose restrictions on the ability of any of the Company or its Subsidiaries to transfer the property so acquired to the Company or its Subsidiaries, (vi) any restrictions existing under or contemplated by Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity, (vii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (viii) any restriction that exists or may arise directly as a result of the Company Voluntary Arrangements, (ix) any restrictions (other than those described in the preceding clauses) in existence on the date hereof, (x) any restrictions relating to Excluded Subsidiaries imposed in connection with the Indebtedness incurred by the Excluded Subsidiaries and permitted under Section 4.10, (xi) any restrictions contained in any agreements to which any Subsidiary that is not a wholly-owned Subsidiary is a party so long as such restrictions apply solely to such Subsidiary or any of its Subsidiaries and (xii) any restrictions existing under or contemplated by agreements evidencing any Indebtedness permitted under clause (vii)(b) of the second paragraph of Section 4.10, providing that the restrictions contained in the agreements governing such Indebtedness are no more restrictive in whole than those contained in the agreements governing the Indebtedness being refinanced, replaced, refunded, renewed or extended.
     SECTION 4.14. Limitation on Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless
          (a) no Default or Event of Default shall have occurred and be continuing at the time of and immediately after giving effect to such Restricted Payment;
          (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness under the first paragraph of Section 4.10 hereof; and
          (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Effective Date through and including the date of such Restricted Payment (the “Base Period”) (excluding Restricted Payments permitted by clauses (ii) and (iv) through (ix) below) does not exceed the sum of (1) 50% of the Company’s Consolidated Net Income (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the Base Period, (2) 100% of the aggregate Net Cash Proceeds from the issue or sale during the Base Period of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be, and (3) the aggregate Net Cash Proceeds received by the Company or any Subsidiary from the sale, disposition or repayment, other than to the Company or a Subsidiary, of any Investment made after the Effective Date and constituting a Restricted Payment in an amount equal to the lesser of (x) the return of capital with respect to such Investment and (y) the initial amount of such Investment, in either case, less the cost of disposition of such Investment. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued by the face amount thereof and property other than cash will be valued at its fair market value.
     The provisions of this Section 4.14 shall not prohibit:
               (i) the agreement or commitment to make any payment or distribution permitted under this Indenture or the payment or distribution so agreed or committed to be made as long as such payment or distribution is made on the date of such agreement or commitment or within 60 days thereof; provided, however, that on the date of such agreement or commitment such payment would comply with the foregoing provisions, it being understood that the agreement or commitment to make such payment or distribution shall constitute Indebtedness permitted under the second paragraph of Section 4.10;
               (ii) the retirement of any Capital Stock of the Company or Subordinated Indebtedness of the Company by conversion into or by an exchange for Capital Stock (other than Disqualified Capital Stock), or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock of the Company (other than Disqualified Capital Stock); provided that Net Cash Proceeds of such Capital Stock so used shall not be included under clause (c)(2) above;
               (iii) the redemption or retirement of Subordinated Indebtedness of the Company in exchange for, by conversion into, or out of the Net Cash Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary of the Company) that is contractually subordinated in right of payment to the Notes to at least the same extent as the Subordinated Indebtedness being redeemed or retired;
               (iv) the purchase, redemption or other acquisition for value of shares of Capital Stock of the Company or its Subsidiaries (other than Disqualified Capital Stock) or options or warrants with respect to such shares held by the Company’s or the Subsidiaries’ officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of such current or former officers, directors or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such shares of Capital Stock or options or warrants were issued or pursuant to a severance, buy-sell or right of first refusal agreement with such current or former officer, director or employee;
               (v) the retirement of any Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Disqualified Capital Stock;
               (vi) Restricted Payments contemplated under the Tax Restructuring;
               (vii) Restricted Payments provided for in the Reorganization Plan to be made on or as of the Effective Date;
               (viii) the use of the amount of Adjusted Positive EBITDA Variance for any fiscal year of the Company not required to be applied pursuant to Section 3.8 hereof or pursuant to Section 2.5(e) of the Senior Loan Agreement or pursuant to Section ___ of the Exit Facility Agreement, in each case in effect on the date hereof, or not applied to consummate Permitted Open Market Purchases, for purposes other than the general corporate purposes of the Group Members, provided that in any fiscal year of the Company where the Notes are redeemed from Adjusted Excess Cash Flow pursuant to Section 3.8, any Group Member may use such amount of Adjusted Positive EBITDA Variance to make, in such year or any other year thereafter, (i) Restricted Payments not otherwise permitted under clauses (i) through (vii) or clauses (ix) and (x) of this Section 4.14;
               (ix) a Restricted Payment by any Subsidiary to Persons directly owning Minority Interests, if such Subsidiary shall first have made, or shall substantially simultaneously make, a Restricted Payment to the Group Member which has an ownership interest in such Subsidiary in an amount not less than such Group Member’s proportionate share (based upon such Group Member’s percentage ownership interest in such Subsidiary) of the total Restricted Payment to be made by such Subsidiary;
               (x) to the extent any such payments are made in a manner that would cause them to be Restricted Payments, the Company may make payments to members of management pursuant to compensation arrangements typical of companies of similar size and scope;
               (xi) any Group Member may make Restricted Payments in connection with the Company Voluntary Arrangements, the retention of the Intercompany Loan Notes (without limiting payments relating to Intercompany Loan Notes in connection with the Tax Restructuring), and the U.K. Dissolution; or
               (xii) other than Restricted Payments set forth in clause (iv) of the definition of Restricted Payments, Restricted Payments in an amount not to exceed $25,000,000; provided that the amount of such Restricted Payments will be included in the calculation of the amount of Restricted Payments;

provided, however, that in the case of the immediately preceding clauses (ii), (iii), (viii) and (xii), no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would occur as a result thereof.
     In determining the aggregate amount of Restricted Payments made subsequent to the Effective Date for purposes of clause (c) above, amounts expended pursuant to clauses (i) and (ii) of the immediately preceding paragraph shall be included, but without duplication, in such calculation.
     For purposes of calculating the Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock either upon the conversion of, or in exchange for, Indebtedness of the Company or any Subsidiary, such amount will be deemed to be an amount equal to the difference of (a) the sum of (i) the principal amount or accreted value (whichever is less) of such Indebtedness on the date of such conversion or exchange and (ii) the additional cash consideration, if any, received by the Company upon such conversion or exchange, plus any payment on account of fractional shares, minus (b) all commissions, fees, costs and other expenses incurred in connection with such issuance or sale. In addition, for purposes of calculating the Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock upon the exercise of any options or warrants of the Company, such amount shall be deemed to be an amount equal to the difference of (a) the additional cash consideration, if any, received by the Company upon such exercise, minus (b) all fees, commissions, discounts and expenses incurred by the Company in connection with such issuance or sale.
     SECTION 4.15. Limitations on Investments(a) . The Company will not, and will not permit any of its Subsidiaries to, make any Investment other than (i) a Permitted Investment or (ii) an Investment that is made as a Restricted Payment in compliance with Section 4.14 hereof.
     SECTION 4.16. Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (each such transaction, an “Affiliate Transaction”) or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Effective Date unless (i) such Affiliate Transaction is solely between or among the Company and its Wholly-Owned Subsidiaries that are Guarantors; (ii) such Affiliate Transaction is solely between or among Wholly-Owned Subsidiaries of the Company that are Guarantors; (iii) such Affiliate Transaction is for reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary thereof as reasonably determined in good faith by the Board of Directors (when required as described below) or senior management of the Company or of such Subsidiary having no interest in such Affiliate Transaction; or (iv) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties, as determined in good faith by the Company or the relevant Subsidiary. For the avoidance of doubt, contemporaneous purchases and/or sales by a Group Member and an Affiliate of assets, Capital Stock, bonds, notes, debentures or other debt securities, and bank loans, participations or similar obligations at substantially the same price shall not be deemed transactions with an Affiliate under this Indenture.
     The foregoing provisions will not apply to (i) the payment of reasonable annual compensation to, or indemnity provided on behalf of, directors or executive officers of the Company, (ii) the continued performance of transactions with Affiliates disclosed in the Reorganization Plan, on the same terms as disclosed in the Reorganization Plan, (iii) transactions effected as part of a Qualified Securitization Transaction, (iv) the Tax Restructuring, (v) the retention of the Intercompany Loan Notes (without limiting any transactions in connection with the Tax Restructuring) or (vi) transactions consummated pursuant to the U.K. Dissolution or the Company Voluntary Arrangements.
     SECTION 4.17. Sales and Leasebacks. The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction unless, if the Sale and Leaseback Transaction is treated as an Asset Sale (and not excluded as such from the definition thereof), all of the conditions of this Indenture described in Section 4.12 above (including the provisions concerning the application of the Collateral Proceeds Amount) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as included in the Collateral Proceeds Amount for purposes of such covenant.
     SECTION 4.18. Lines of Business. The Company will not, and will not permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the date of this Indenture or that are determined by the Board of Directors of the Company to be reasonably related thereto.
     SECTION 4.19. Limitation on Status as Investment Company. Neither the Company nor any of its Subsidiaries shall take any action or suffer to exist any condition that would require the Company or any of its Subsidiaries to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), or otherwise become subject to regulation as an investment company.
     SECTION 4.20. [Reserved].
     SECTION 4.21. Further Assurances to the Trustee. The Company shall (and shall cause each of its Subsidiaries to) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time in order (i) to carry out more effectively the purposes of the Security Documents, (ii) to subject to the Liens created by any of the Security Documents any of the properties, rights or interest required to be encumbered thereby, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Trustee any of the rights granted or now or hereafter intended by the parties thereto to be granted to the Trustee or under any other instrument executed in connection therewith or granted to the Company under the Security Documents or under any other instrument executed in connection therewith.
     SECTION 4.22. Future Subsidiary Guarantors. The Company shall cause each Subsidiary, other than an Excluded Subsidiary or a Securitization Entity, created or acquired, directly or indirectly, by the Company after the Effective Date to execute a supplemental indenture in the form included as part of Exhibit B to this Indenture and reasonably satisfactory in form and substance to the Trustee (and with documentation relating thereto as the Trustee shall require, including, without limitation, a supplement or amendment to this Indenture and an Opinion of Counsel as to the enforceability of such Guarantee); provided that, subject to Section 4.26, such Subsidiary shall not be required to execute such a supplemental indenture if such Subsidiary is an Unrestricted Subsidiary, is prohibited by law from making such a Guarantee, such Subsidiary would have been released from its Guarantee by virtue of events set forth in Section 11.4 hereof, such Subsidiary is a Subsidiary of a Person which has been released as a Guarantor pursuant to Section 11.4 hereof.
     SECTION 4.23. Designation of Subsidiaries and Unrestricted Subsidiaries. (a) The Company may by written notice to the Trustee designate any Subsidiary (including a newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided, however, that (i) no Default or Event of Default shall have occurred and be continuing or would arise therefrom, (ii) such designation is at that time permitted under Section 4.14 hereof and (iii) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness pursuant to the first paragraph of Section 4.10. In the event the Company designates a Subsidiary to be an Unrestricted Subsidiary, the following provisions shall apply:
               (i) an “Investment” shall be deemed to have been made at the time any Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company’s percentage Capital Stock in such Subsidiary) equal to the net worth of such Subsidiary at the time that such Subsidiary is designated as an Unrestricted Subsidiary;
               (ii) at any date the aggregate of all Restricted Payments made as Investments since the Effective Date shall exclude and be reduced by an amount (proportionate to the Company’s percentage Capital Stock in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Subsidiary, the amount of Investments previously made by the Company and its Subsidiaries in such Unrestricted Subsidiary; and
               (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.
For purposes of clauses (i) and (ii) above, “net worth” shall be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation.
          (b) Notwithstanding clause (a) above, the Board of Directors of the Company may not designate any Subsidiary of the Company to be an Unrestricted Subsidiary after the Effective Date if, after such designation:

               (i) the Company or any Subsidiary provides credit support for, or a guarantee of, any Indebtedness or other obligation (contingent or otherwise) of such Subsidiary (including any understanding, agreement or instrument evidencing such Indebtedness or obligation) or is otherwise subject to recourse or obligated thereunder or therefor, unless such credit support or guarantee is permitted by the terms of this Indenture;
               (ii) a default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Subsidiary of the Company to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity;
               (iii) such Subsidiary owns any Capital Stock in, or owns or holds any Lien on any property of, any Subsidiary which is not a Subsidiary of the Subsidiary to be so designated;
               (iv) such Subsidiary has any contract, arrangement, agreement or understanding with the Company, or any Subsidiary of the Company, whether written or oral, other than a transaction having terms no less favorable to the Company or such Subsidiary of the Company than those which might be obtained at the time from persons who are not Affiliates of the Company; or
               (v) the Company or any Subsidiary of the Company has any obligation to subscribe for any Capital Stock in such Subsidiary or to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve specified levels of operating results, unless such obligation is permitted by the terms of this Indenture
     SECTION 4.24. Restriction on Sale and Issuance of Certain Subsidiary Capital Stock. Except as provided in Section 4.12, the Company and its Subsidiaries will not issue or sell any Capital Stock of any Subsidiary to any Person other than the Company or a Wholly-Owned Subsidiary of the Company (except for common Capital Stock with no preferences or special rights or privileges and with no redemption or prepayment provisions, provided that such common Capital Stock are sold in compliance with Section 4.12 or to qualify directors to the extent required by applicable law).
     SECTION 4.25. Security Documents. Except as otherwise permitted pursuant to the terms of this Indenture and the Security Documents, none of the Company or any of its Subsidiaries will amend, waive or modify any provision of the Security Documents, except that (i) the Collateral may be released or modified in an Asset Sale or other disposition or transfer permitted by this Indenture (without giving effect to any requirements regarding use of proceeds); (ii) any Guarantee may be released as expressly provided in this Indenture at the time of such sale or other disposition; (iii) the Security Documents may be amended or otherwise modified in any manner that does not violate the terms thereof, including Section • of the Collateral Agreement and (iv) this Indenture and any of the Security Documents may be otherwise amended, waived or modified as set forth under Article 10 hereof.

     SECTION 4.26. Subsidiary Guarantees. Prior to guaranteeing any other Indebtedness of the Company (including, without limitation, any Indebtedness under the Senior Loan Facility, the Exit Facility or the Additional Liquidity Facility), a Subsidiary of the Company that is not a Guarantor (if such Subsidiary is also a borrower or guarantor of the Senior Loan Facility, the Exit Facility or the Additional Liquidity Facility or is required to become such a borrower or a guarantor, as applicable) must execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B hereto pursuant to which such Subsidiary shall guarantee, as applicable, all of the Obligations of the Company with respect to the Notes together with an Opinion of Counsel (which counsel may be an employee of the Company) to the effect that the supplemental indenture has been duly executed and delivered by such Subsidiary and is in compliance in all material respects with the terms of this Indenture.
     SECTION 4.27. Change of Control. (a) Upon the occurrence of a Change of Control, the Company shall make an offer to purchase all outstanding Notes pursuant to the offer described in paragraph (b) below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of purchase.
     (b) Within 45 days following the date upon which the Change of Control occurred (the “Change of Control Date”), the Company shall send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:
     (1) that the Change of Control Offer is being made pursuant to this Section 4.27 and that all Notes tendered and not withdrawn will be accepted for payment;
     (2) the purchase price (including the amount of accrued interest) and the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”); provided that the Change of Control Payment Date for the Notes shall be a date subsequent to any payment dates for the purchase or other repayment of Designated Senior Debt having similar provisions;
     (3) that any Note not tendered will continue to accrue interest;
     (4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
     (5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;
     (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than five Business Days prior to the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;
     (7) that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided that each Note purchased shall be in a minimum principal amount of $1,000; and
     (8) the circumstances and relevant facts regarding such Change of Control.
          On or before the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price plus accrued interest (in cash), if any, and the Trustee shall promptly authenticate and mail to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted shall be promptly mailed by the Company to the Holder thereof. For purposes of this Section 4.27, the Trustee shall act as the Paying Agent.
          Any amounts remaining after the purchase of Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Company.
          The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 4.27, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.27 by virtue thereof.
     SECTION 4.28. Future Pledges of Collateral to Secure PIK Interest. The Security Documents shall provide that the Holders of Notes shall, automatically and without further action, become the beneficiaries of the pledges of property and assets to the Collateral Trustee pursuant to the Security Documents to the extent of any PIK Notes issued as payment of PIK Interest on the Notes and any increase in the principal amount of Notes as a result of a PIK Payment and, in each case, related Guarantees thereof.
     SECTION 4.29. Limitation on Layering. The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Designated Senior Debt of the Company and senior in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Guarantor Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them.
ARTICLE 5
SUCCESSOR CORPORATION
     SECTION 5.1. Merger, Consolidation or Sale of Assets. (a) The Company will not consolidate with, merge with or into, or sell, assign, lease, convey, transfer or otherwise dispose of (a “transfer”) all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes, this Indenture and the Security Documents, and the obligations under this Indenture shall remain in full force and effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the successor Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis the Company or such Person could incur at least $1.00 additional Indebtedness pursuant to the first paragraph of Section 4.10 hereof (unless such merger, sale, assignment, lease, conveyance, transfer or disposition could have been made under the Senior Loan Agreement as in effect on the date hereof); (iv) each Guarantor (unless it is the other party to the transactions above, in which case clause (i) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes and its obligations under the Security Documents shall remain in full force and effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions; and (v) immediately thereafter, the Company or the other surviving entity, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction (unless such merger, sale, assignment, lease, conveyance, transfer or disposition could have been made under the Senior Loan Agreement as in effect on the date hereof).

     (b) In connection with any consolidation, merger or transfer of assets contemplated by this Section 5.1, the Company shall deliver or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this Section 5.1 and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.
     (c) In addition, the Company will not permit any Guarantor to consolidate with or merge with or into any Person (other than another Guarantor) and will not permit the conveyance, transfer or lease of substantially all of the assets of any Guarantor unless (i) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person (if not such Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Guarantee; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) the Company shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Section 5.1.
     This Section 5.1 shall not apply to the sale of the stock or assets of the Company or any Subsidiary of the Company in accordance with Section 4.12 hereof.
     SECTION 5.2. Successor Person Substituted. Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Company or any Subsidiary in accordance with Section 5.1 above, the successor corporation formed by such consolidation or into which the Company or any Subsidiary is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Subsidiary under this Indenture with the same effect as if such successor corporation had been named as the Company or such Subsidiary herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Indenture and the Notes, except, in the case of a transfer, for the obligation to pay the principal of, premium, if any, and interest on, the Notes.
ARTICLE 6
DEFAULTS AND REMEDIES
     SECTION 6.1. Events of Default. An “Event of Default” occurs if:
(1)	there is a default in the payment of any principal of, or premium, if any, on the Notes when the same becomes due and payable on the Maturity Date, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(2)	there is a default for 30 consecutive days in the payment of any interest (whether in the form of PIK Notes or an increase in the principal amount of Notes as a result of a PIK Payment or otherwise) on the Notes after such interest becomes due and payable;

(3)	the Company or any Guarantor fails to comply with any of the terms or provisions of Section 5.1 hereof for a period of 30 consecutive days;

(4)	the Company or any Guarantor defaults in the observance or performance of any other provision, covenant or agreement contained in the Notes, this Indenture or the Security Documents for 60 consecutive days after written notice by registered or certified mail to the Company from the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

(5)	there is a failure to pay when due (and beyond the grace period, if any, therefor) principal, interest or premium in an aggregate amount of (A) $20,000,000 or more with respect to any Indebtedness (other than Capital Lease Obligations or Purchase Money Indebtedness) of the Company or any Guarantor or (B) $125,000,000 or more with respect to any Indebtedness of any Subsidiary of the Company that is not a Guarantor or Capital Leases or Purchase Money Indebtedness of any Group Member, or the acceleration prior to its express maturity of any such Indebtedness aggregating (A) $20,000,000 or more with respect to any Indebtedness (other than Capital Lease Obligations or Purchase Money Indebtedness) of the Company or any Guarantor or (B) $125,000,000 or more with respect to any Indebtedness of any Subsidiary of the Company that is not a Guarantor or Capital Leases or Purchase Money Indebtedness of any Group Member;

(6)	a court of competent jurisdiction renders a final judgment or judgments which can no longer be appealed for the payment of money, in any individual case or in the aggregate at any time, in excess of $25,000,000 (which are not paid or covered by third party insurance by financially sound insurers) against the Company or any Subsidiary thereof and such judgment remains undischarged for a period of 60 consecutive days during which a stay of enforcement of such judgment shall not be in effect;

(7)	The Company or (A) any Subsidiaries of the Company that are not Guarantors, together with Subsidiaries which have been liquidated pursuant to clause (viii) of the definition of “Asset Sale,” having assets with an aggregate book value of at least 10% of the book value or (B) any Guarantors having assets with an aggregate book value of at least 1%, in each case, of the consolidated assets of the Group Members, taken as a whole, pursuant to or within the meaning of any Bankruptcy Law:
     (A) commences a voluntary case or proceeding,

     (B) consents to the entry of an order for relief against it in an involuntary case or proceeding,
     (C) consents to the appointment of a Custodian of it or for all or substantially all of its property,
     (D) makes a general assignment for the benefit of its creditors or shall admit in writing its inability to pay its debt, or
     (E) generally is not paying its debts as they become due;
(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against the Company or any Subsidiary in an involuntary case or proceeding,
     (B) appoints a Custodian of the Company or any Subsidiary or for all or substantially all of the property of the Company or any Subsidiary, or
     (C) orders the liquidation of the Company or any Subsidiary,
     (D) and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days;
(9)	at any time after the execution and delivery thereof, (i) any Guarantee for any reason, other than the satisfaction in full of all Obligations guaranteed thereunder or the release of such Guarantee pursuant to Section 11.4, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or (ii) a material Security Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof pursuant to a transaction permitted hereunder (without giving effect to any requirements regarding use of proceeds), the satisfaction in full of the Obligations or any other termination of such Security Document in accordance with the terms hereof or thereof) or except to the extent otherwise waived pursuant to this Indenture and the Security Documents, shall be declared null and void, or the Trustee or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien on any Collateral granted on the Effective Date or thereafter granted pursuant to the terms of this Indenture covered thereby having a fair market value, individually or in the aggregate, exceeding $20,000,000 that is (x) property in which a security interest can be granted and perfected under the UCC, (y) Intellectual Property registered with the United States Patent and Trademark Office or the United States Copyright Office, or (z) real estate subject to a Mortgage, provided that if a failure of the sort described in this clause (9) is susceptible of cure, no Event of Default shall arise under this clause (9) with respect thereto until 30 consecutive days after written notice of such failure shall have been given to the Company by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes;

(10)	holders of Exit Facility Indebtedness, Senior Loan Facility Indebtedness Additional Liquidity Facility Indebtedness holding a Lien on the stock or assets of the Company or any of its Subsidiaries take any judicial action to enforce such Lien;

(11)	except as otherwise provided in the Security Documents, any amendments thereto and the provisions of this Indenture, any of the Security Documents ceases to be in full force and effect or ceases to be effective, in all material respects, to create the Lien purported to be created in the Collateral having a fair market value, individually or in the aggregate, exceeding $20,000,000 in (x) property in which a security interest can be granted and perfected under the UCC, (y) Intellectual Property registered with the United States Patent and Trademark Office or the United States Copyright Office, or (z) real estate subject to a Mortgage, in favor of the Holders of any Notes for 60 consecutive days after the Trustee receives written notice.
     Subject to the provisions of Sections 7.1 and 7.2, the Trustee shall not be charged with knowledge of any Default or Event of Default unless written notice thereof shall have been given to a Responsible Officer at the Corporate Trust Office by the Company or any other Person.
     SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default arising under Section 6.1(7) or (8)) occurs and is continuing, the Trustee by written notice to the Company by registered or certified mail or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company by registered or certified mail and the Trustee, may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus premium, if any, and accrued but unpaid interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on such acceleration is obtained by the Trustee, the Holders of not less than a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration if all existing Events of Default, other than nonpayment of accelerated principal, premium, if any, or interest, have been cured or waived as provided in this Indenture and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
     In case an Event of Default specified in Section 6.1(7) or (8) occurs, the principal, premium, if any, and interest amount with respect to all of the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or the Holders of the Notes.
     SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture and may take any necessary action requested of it as Trustee to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.
     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.
     SECTION 6.4. Waiver of Defaults and Events of Default. Subject to Sections 6.2, 6.7 and 8.2 hereof, the Holders of a majority in principal amount of the Notes then outstanding have the right to waive any existing or future Default or Event of Default or compliance with any provision of this Indenture or the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto except as specifically set forth therein.
     SECTION 6.5. Control by Majority. The Holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee by this Indenture. The Trustee, however, may refuse to follow any direction that conflicts with law, this Indenture or the Security Documents or that the Trustee determines may be unduly prejudicial to the rights of another Noteholder not taking part in such direction, and the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, determines that the action so directed may not lawfully be taken or if the Trustee in good faith shall determine that the proceedings so directed may involve it in personal liability unless the Trustee has asked for and received indemnification reasonably satisfactory to it against any loss, liability or expense caused by its following such direction; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
     SECTION 6.6. Limitation on Suits. Subject to Section 6.7 below, a Noteholder may not institute any proceeding or pursue any remedy with respect to this Indenture or the Notes unless:
     (1) the Holder has previously given to the Trustee written notice of a continuing Event of Default;
     (2) the Holders of at least a majority in aggregate principal amount of the Notes then outstanding make a written request to the Trustee to pursue the remedy;
     (3) such Holder or Holders have offered, and if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

     (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and
     (5) no direction inconsistent with such written request has been given to the Trustee during such 60 day period by the Holders of a majority in aggregate principal amount of the Notes then outstanding.
     A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.
     SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, or premium, if any, and interest on the Note on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.
     SECTION 6.8. Collection Suit by Trustee. If an Event of Default in payment of principal, premium or interest specified in Section 6.1(1) or (2) hereof occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or the Guarantors (or any other obligor on the Notes) for the whole amount of unpaid principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate then borne by the Notes (after giving effect to Section 4.1), and such further amounts as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, including all sums due and owing to the Trustee pursuant to the Indenture including Section 7.7.
     SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Noteholders allowed in any judicial proceedings relative to the Company or the Guarantors (or any other obligor upon the Notes), their respective creditors or property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same after deduction of its reasonable charges and expenses to the extent that any such charges and expenses are not paid out of the estate in any such proceedings and any custodian in any such judicial proceeding is hereby authorized by each Noteholder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Noteholders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under the Indenture, including Section 7.7. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Noteholder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such proceedings.

     SECTION 6.10. Priorities. If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
     FIRST: to the Trustee, its agents and counsel for amounts due under this Indenture, including, Section 7.7 hereof;
     SECOND: to Noteholders for amounts due and unpaid on the Notes for principal, premium, if any, and interest as to each, ratably, without preference or priority of any kind, according to the aggregate amounts due and payable on the Notes; and
     THIRD: to the Company or, to the extent the Trustee receives any amount directly from any Guarantor, to such Guarantor.
     The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.10. The Trustee shall give the Company prior written notice of any such record date and payment date; provided, however, that the failure to give any such notice shall not affect the establishment of such record date or payment date or any payment to Noteholders pursuant to this Section 6.10.
     SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit instituted by the Trustee, a suit instituted by a Holder pursuant to Section 6.7 hereof or a suit instituted by Holders of more than 10% in principal amount of the Notes then outstanding.
     SECTION 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.
     SECTION 6.13. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7
TRUSTEE
     SECTION 7.1. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and any supplemental indenture (including providing for Guarantees of the Notes and any supplemental indenture required pursuant to Section 4.26 hereof) and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the same circumstances in the conduct of such person’s own affairs.
     (b) Except during the continuance of an Event of Default known to the Trustee:
     (1) The Trustee need perform only those duties that are specifically set forth in this Indenture (including any supplemental indenture) and the Security Documents and those actions that are reasonably necessary for the performance of the specified duties and no others and no implied covenants or obligations shall be read into this Indenture or the Security Documents against the Trustee.
     (2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture but, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture and the Security Documents (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
          (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (1) This paragraph does not limit the effect of paragraph (b) of this Section 7.1.
     (2) In the absence of bad faith on its part, the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.
     (3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.2 or 6.5 hereof.
          (d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

          (e) Whether or not therein expressly so provided, paragraphs (a), (b), (c), (d), (f) and (g) of this Section 7.1 shall govern every provision of this Indenture that in any way relates to the Trustee or any Agent.
          (f) The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability, expense or fee.
          (g) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company or any Guarantor. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by the law.
     SECTION 7.2. Rights of Trustee. Subject to Section 7.1 hereof:
     (1) The Trustee may conclusively rely on and shall be protected in acting or refraining from acting upon any document (whether in original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document;
     (2) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed by it with due care;
     (3) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers; provided that the Trustee’s conduct does not constitute negligence or bad faith;
     (4) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel;
     (5) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, or both;
     (6) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;
     (7) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture;
     (8) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder; and

     (9) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
     SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for or otherwise deal with the Company or any Guarantor, or any Affiliates thereof, with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee, however, shall be subject to Sections 7.10 and 7.11 hereof.
     SECTION 7.4. Trustee’s Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Indenture, the Security Documents, the Notes or any Guarantee, it shall not be accountable for the Company’s use of the proceeds from the issuance of Notes or any money paid to the Company pursuant to the terms of this Indenture or the Security Documents, and it shall not be responsible for any statement in the Notes or any document used in connection with the sale of the Notes other than its certificate of authentication.
     SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Noteholder notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal or premium, if any, or interest on the Notes, or that resulted from the failure of the Company to comply with Section 5.1, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines it to be in the best interests of the holders of the Notes to do so.
     SECTION 7.6. Reports by Trustee to Holders. If required by TIA Section 313(a), within 60 days after May 15 of any year, commencing the May 15 following the date of this Indenture, the Trustee shall mail to each Noteholder a brief report dated as of such May 15 that complies with TIA Section 313(a); provided that no such report need be transmitted if no such events listed in TIA Section 313(a) have occurred within such period. The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c) and TIA Section 313(d).
     SECTION 7.7. Compensation and Indemnity. The Company and the Guarantors (on a joint and several basis) shall pay to the Trustee from time to time such compensation as shall be agreed in writing between the Company and the Trustee (or in the absence of such an agreement, reasonable compensation) for its services hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Company and the Guarantors (on a joint and several basis) shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances incurred or made by it in connection with its duties under this Indenture, including the compensation, disbursements and expenses of the Trustee’s agents and counsel.

     The Company and the Guarantors (on a joint and several basis) shall indemnify each of the Trustee and any predecessor Trustee for, and hold them harmless against, any and all loss, damage, claim, liability, expense (including but not limited to attorneys’ fees and expenses) or taxes (other than taxes based on the income of the Trustee) incurred by it in connection with the acceptance or performance of its duties under this Indenture including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder, under the Note Documents and the Collateral Agency and (including, settlement costs). The Trustee shall notify the Company and the Guarantors in writing promptly of any claim asserted against the Trustee for which it may seek indemnity. However, the failure by the Trustee to so notify the Company and the Guarantors shall not relieve the Company or the Guarantors of their obligations hereunder.
     Notwithstanding the foregoing, the Company and the Guarantors need not reimburse the Trustee for any expense or indemnify it against any loss or liability incurred by the Trustee through its own negligence or willful misconduct. To secure the payment obligations of the Company and the Guarantors in this Indenture, including, Sections 7.7 and 9.5, the Trustee and any predecessor Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee in its capacity as such, except such money or property held in trust to pay principal of, premium, if any, and interest on particular Notes. The obligations of the Company and the Guarantors under this Section 7.7 to compensate and indemnify the Trustee and each predecessor Trustee and to pay or reimburse the Trustee and each predecessor Trustee for expenses, disbursements and advances shall be joint and several liabilities of the Company and each of the Guarantors and shall survive the satisfaction and discharge of this Indenture, including the termination or rejection hereof in any bankruptcy proceeding to the extent permitted by law.
     When the Trustee incurs expenses or renders services after an Event of Default specified in Sections 6.1(7) or 6.1(8) hereof occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.
     SECTION 7.8. Replacement of Trustee. The Trustee may resign by so notifying the Company and the Guarantors in writing, such resignation to become effective upon the appointment of a successor Trustee. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by notifying the removed Trustee in writing and may appoint a successor Trustee with the Company’s written consent which consent shall not be unreasonably withheld. The Company may remove the Trustee at its election if:
     (1) the Trustee fails to comply with Section 7.10 hereof;
     (2) the Trustee is adjudged a bankrupt or an insolvent;
     (3) a receiver or other public officer takes charge of the Trustee or its property; or
     (4) the Trustee otherwise becomes incapable of acting.
     If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.

     If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may petition any court of competent jurisdiction at the expense of the Company and Guarantors, in the case of the Trustee, for the appointment of a successor Trustee.
     If the Trustee fails to comply with Section 7.10 hereof, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately following such delivery, the retiring Trustee shall, subject to its rights under Section 7.7 hereof, transfer all property held by it as Trustee to the successor Trustee, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Noteholder. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.
     SECTION 7.9. Successor Trustee by Consolidation, Merger or Conversion. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets to, another corporation or national banking association, subject to Section 7.10 hereof, the successor corporation or national banking association without any further act shall be the successor Trustee.
     SECTION 7.10. Eligibility; Disqualification. This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1) and (2) in every respect. The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b), including the provision in Section 310(b)(1); provided that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities, or conflicts of interest or participation in other securities, of the Company or the Guarantors are outstanding if the requirements for exclusion set forth in TIA Section 310(b)(1) are met.
     SECTION 7.11. Preferential Collection of Claims Against Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.
     SECTION 7.12. Paying Agents. The Company shall cause each Paying Agent other than the Trustee to execute and deliver to it and the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 7.12:
     (a) that it will hold all sums held by it as agent for the payment of principal of, or premium, if any, or interest on, the Notes (whether such sums have been paid to it by the Company or by any obligor on the Notes) in trust for the benefit of Holders of the Notes or the Trustee;

     (b) that it will at any time during the continuance of any Event of Default, upon written request from the Trustee, deliver to the Trustee all sums so held in trust by it together with a full accounting thereof; and
     (c) that it will give the Trustee written notice within three (3) Business Days of any failure of the Company (or by any obligor on the Notes) in the payment of any installment of the principal of, premium, if any, or interest on, the Notes when the same shall be due and payable.
     SECTION 7.13. Co-Trustee and Separate Trustees. At any time or times, for the purpose of meeting the legal requirements of any applicable jurisdiction, the Company and the Trustee shall have power to appoint, and, upon the written request of the Trustee or of the Holders of at least 33% in aggregate principal amount of the Notes then outstanding, the Company shall for such purpose join with the Trustee in the execution and delivery of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, or to act as separate trustee, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons, in the capacity aforesaid, and for the benefit of the Holders, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section. If the Company does not join in such appointment within 15 days after the receipt by it of a written request so to do, or if an Event of Default shall have occurred and be continuing, the Trustee alone shall have power to make such appointment.
     Should any written instrument or instruments from the Company be required by any co-trustee or separate trustee to more fully confirm to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Company.
     Every co-trustee or separate trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following conditions:
          (a) the Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee;
          (b) the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by such appointment shall be conferred or imposed upon and exercised or performed either by the Trustee or by the Trustee and such co-trustee or separate trustee jointly, as shall be provided in the instrument appointing such co-trustee or separate trustee, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed singly by such co-trustee or separate trustee;
          (c) the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Company, may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section, and, if an Event of Default shall have occurred and be continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee or separate trustee without the concurrence of the Company. Upon the written request of the Trustee, the Company shall join with the Trustee in the execution and delivery of all instruments and agreements necessary or proper to effectuate such resignation or removal. A successor to any co-trustee or separate trustee so resigned or removed may be appointed in the manner provided in this Section;
          (d) no co-trustee or separate trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, or any other such trustee hereunder, and the Trustee shall not be personally liable by reason of any act or omission of any such co-trustee or separate trustee;
          (e) any act of Holders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee and separate trustee;
          (f) any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name; and
          (g) if any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new successor trustee.
ARTICLE 8
AMENDMENTS, SUPPLEMENTS AND WAIVERS
     SECTION 8.1. Without Consent of Holders. The Company and/or one or more Guarantors and the Trustee may, at any time and from time to time, modify, waive, amend or supplement this Indenture, the Notes, the Guarantees or the Security Documents, without notice to or consent of any Noteholder:
     (1) to comply with Section 5.1 hereof;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to comply with any requirements of the SEC under the TIA;
     (4) to cure any ambiguity, defect or inconsistency, to correct or supplement any provision herein which may be defective or to make any other change that does not adversely affect the rights of any Noteholder;
     (5) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes;

     (6) to enter into additional or supplemental Security Documents consistent with the terms hereof;
     (7) to adjust the aggregate principal amount of Notes permitted to be issued pursuant to this Indenture so that the aggregate principal amount of Notes permitted to be issued pursuant to this Indenture are as provided in the Reorganization Plan;
     (8) to reflect the terms of any agreements with creditors of the Company and its Subsidiaries entered into pursuant to the Reorganization Plan or otherwise approved by the Bankruptcy Court, or to otherwise comply with the terms of the Reorganization Plan;
     (9) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;
     (10) to make any change that would provide any additional rights or benefits to the Holders of the Notes (including providing for Guarantees of the Notes and any supplemental indenture required pursuant to Section 4.26 hereof) or that does not adversely affect the legal rights under this Indenture of any such Holder (including such changes as shall be necessary to permit or facilitate the Legal Defeasance, Covenant Defeasance and/or discharge of the Indenture pursuant to Section 9.1); or
     (11) to add any additional Events of Default.
     The Trustee is hereby authorized to join with the Company and the Guarantors, if any, in the execution of any modification, waiver, amendment or supplement to this Indenture, the Notes, the Guarantees or the Security Documents authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such modification, waiver, amendment or supplement to this Indenture, the Notes, the Guarantees or the Security Documents which adversely affects its own rights, duties, liabilities or immunities under this Indenture.
     SECTION 8.2. With Consent of Holders. The Company and/or one or more Guarantors and the Trustee may modify, waive, amend or supplement this Indenture, the Notes, the Guarantees or the Security Documents (subject to any amendment provisions contained therein) with the written consent of the Holders of not less than a majority in aggregate principal amount of outstanding Notes. The Holders of not less than a majority in aggregate principal amount of outstanding Notes may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. Subject to Section 8.4, without the consent of each Noteholder affected, however, an amendment, supplement or waiver, including a waiver pursuant to Section 6.4, may not:
     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, modification, supplement or waiver (for compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) to this Indenture or the Notes;

     (2) reduce the rate of or change the time for, or manner of, payment of interest on any Note;
     (3) reduce the principal of or premium on or change the stated maturity of any Note;
     (4) waive a default in the payment of the principal of, premium, if any, or interest on, or redemption payment with respect to any Note;
     (5) change the amount or time of any payment required by the Note or waive a redemption payment with respect to any Note (other than a payment required pursuant to Sections 4.12 and 4.27);
     (6) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York;
     (7) subordinate in right of payment, or otherwise subordinate, the Notes or the Guarantees to another Indebtedness or obligation of the Company or the Guarantors other than Designated Senior Debt;
     (8) release all or substantially all of the Collateral from the Lien of this Indenture and the Security Documents (other than pursuant to a Disposition in compliance with Section 4.12 hereof, or upon payment in full of all Obligations of the Company hereunder and under the Notes);
     (9) take any other action otherwise prohibited by this Indenture to be taken without the consent of each Holder affected thereby;
     (10) release any Guarantor from any of its obligations under the Guarantee, except pursuant to a transaction permitted under this Indenture; or
     (11) modify this Section 8.2, Section 6.4 or 6.7.
     After a modification, amendment, supplement or waiver under this Section 8.2 becomes effective, the Company shall mail to the Holders a notice briefly describing the modification, amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such modification, amendment, supplement or waiver.
     It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, modification, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.
     SECTION 8.3. TIA Compliance. Every amendment, waiver or supplement of this Indenture or the Notes shall comply with the TIA as then in effect.
     SECTION 8.4. Revocation and Effect of Consents. Until a modification, amendment, supplement, waiver or other action becomes effective, a consent to it by a Holder of a Note is a continuing consent conclusive and binding upon such Holder and every subsequent Holder of the same Note or portion thereof, and of any Note issued upon the transfer thereof or in exchange therefor or in place thereof, even if notation of the consent is not made on any such Note. Any such Holder or subsequent Holder, however, may revoke the consent as to his Note or portion of a Note, if the Trustee receives the notice of revocation before the date the modification, amendment, supplement, waiver or other action becomes effective. Notwithstanding the foregoing, nothing in this paragraph shall impair the right of any Holder under TIA Section 316(b).
     The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any modification, amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such modification, amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date unless the consent of the requisite number of Holders has been obtained.
     After a modification, amendment, supplement, waiver or other action becomes effective, it shall bind every Holder and every subsequent Holder.
     SECTION 8.5. Notation on or Exchange of Notes. If a modification, amendment, supplement or waiver changes the terms of a Note, the Trustee may request the Holder of the Note to deliver it to the Trustee. In such case, the Trustee shall place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new security that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such modification, amendment, supplement or waiver.
     SECTION 8.6. Trustee to Sign Amendments, etc. The Trustee shall sign any modification, amendment, supplement or waiver authorized pursuant to this Article 8 if the modification, amendment, supplement or waiver does not affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign such modification, amendment, supplement or waiver, the Trustee shall be provided with and, subject to Section 7.1 hereof, shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that such modification, amendment, supplement or waiver is authorized or permitted by this Indenture and such supplemental indenture constitutes the legal, valid and binding obligation of the Company and the Guarantors enforceable against each of them in accordance with its terms (subject to customary exceptions). The Company or any Guarantor may not sign a modification, amendment or supplement until the Board of Directors of the Company or such Guarantor, as appropriate, approves it in writing.

ARTICLE 9
DISCHARGE OF INDENTURE; DEFEASANCE
     SECTION 9.1. Discharge of Indenture. The Company and the Guarantors, if any, may terminate their obligations under the Notes, the Guarantees, if any, and this Indenture, except the obligations referred to in the last paragraph of this Section 9.1, if either (i) there shall have been cancelled by the Trustee or delivered to the Trustee for cancellation all Notes theretofore authenticated and delivered (other than any Notes that are asserted to have been destroyed, lost or stolen and that shall have been replaced as provided in Section 2.7 hereof) or (ii) all Notes not theretofore surrendered or delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company shall irrevocably deposit or cause to be deposited with the Trustee, as trust funds solely for the benefit of the Holders for that purpose, an amount sufficient to pay at maturity or upon redemption all of the Notes (other than any Notes which shall have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) not theretofore surrendered or delivered to the Trustee for cancellation, including principal, premium, if any, and interest due or to become due to such date of maturity or redemption date, as the case may be.
     In such event, the Trustee upon request from the Company, accompanied by an Officers’ Certificate and Opinion of Counsel, each stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with, shall acknowledge in writing the discharge of the Company’s and the Guarantors’ obligations under the Notes, the Guarantees and this Indenture except for those surviving obligations specified below.
     Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company in Sections 2.7, 7.7, 9.5, 9.6 and 9.8 hereof shall survive such satisfaction and discharge.
     SECTION 9.2. Legal Defeasance. The Company may at its option, by Board Resolution, be discharged from its obligations with respect to the Notes and the Guarantors, if any, discharged from their obligations under the Guarantees, if any, on the date the conditions set forth in Section 9.4 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and to have satisfied all its other obligations under such Notes and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Company, shall, subject to Section 9.6 hereof, execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of outstanding Notes to receive solely from the trust funds described in Section 9.4 hereof and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (B) the Company’s obligations with respect to such Notes under Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.8 and 3.8 hereof, (C) the rights, powers, trusts, duties, and immunities of the Trustee hereunder (including claims of, or payments to, the Trustee under or pursuant to Section 7.7 hereof) and (D) this Article 9. Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.2 with respect to the Notes notwithstanding the prior exercise of its option under Section 9.3 below with respect to the Notes.
     SECTION 9.3. Covenant Defeasance. At the option of the Company, pursuant to a Board Resolution, the Company and the Guarantors, if any, shall be released from their respective obligations under Sections 4.2 through 4.4, inclusive, Sections 4.6 through 4.18, inclusive, Section 4.27, clause (c) of Section 5.1 and Section 6.1(5) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 9.4 hereof are satisfied (hereinafter, “Covenant Defeasance”) and the Notes shall thereafter be deemed to not be outstanding for purposes of any direction, waiver, consent, declaration or act of the Holders (and the consequences thereof) in connection with such covenants or with respect to any Event of Default set forth in Section 6.1(5) hereof but shall continue to be outstanding for all other purposes hereunder. For this purpose, such Covenant Defeasance means that the Company and the Guarantors, if any, may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section or portion thereof, whether directly or indirectly by reason of any reference elsewhere herein to any such specified Section or portion thereof or by reason of any reference in any such specified Section or portion thereof to any other provision herein or in any other document, but the remainder of this Indenture and the Notes shall be unaffected thereby.
     SECTION 9.4. Conditions to Legal Defeasance or Covenant Defeasance. The following shall be the conditions to application of Section 9.2 or Section 9.3 hereof to the outstanding Notes:
     (1) the Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 hereof who shall agree to comply with the provisions of this Article 9 applicable to it) as funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, the principal of, premium, if any, and accrued interest on the outstanding Notes at the maturity date of such principal, premium, if any, or interest, or on dates for payment and redemption of such principal, premium, if any, and interest selected in accordance with the terms of this Indenture and of the Notes;
     (2) no Event of Default or Default with respect to the Notes shall have occurred and be continuing on the date of such deposit, or shall have occurred and be continuing at any time during the period ending on the 91st day after the date of such deposit or, if longer, ending on the day following the expiration of the longest reference period under any Bankruptcy Law applicable to the Company in respect of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);
     (3) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute default under any other material agreement or instrument to which the Company is a party or by which it is bound;
     (4) the Company shall have delivered to the Trustee an Opinion of Counsel stating that, as a result of such Legal Defeasance or Covenant Defeasance, neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended;
     (5) in the case of an election under Section 9.2 above, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that or (ii) there has been a change in any applicable Federal income tax law with the effect that, and such opinion shall confirm that, the Holders of the outstanding Notes or persons in their positions will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (6) in the case of an election under Section 9.3 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that (a) all conditions precedent provided for relating to either the Legal Defeasance under Section 9.2 above or the Covenant Defeasance under Section 9.3 hereof (as the case may be) have been complied with and (b) if any other Indebtedness of the Company shall then be outstanding, such legal defeasance or covenant defeasance will not violate the provisions of the agreements or instruments evidencing such Indebtedness;
     (8) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit under clause (1) was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and
     (9) Legal Defeasance and Covenant Defeasance may be effected only with respect to all, and not be less than all, of the outstanding Notes.
     SECTION 9.5. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 hereof) pursuant to Sections 9.1 or 9.4 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes, of all sums due and to become due thereon in respect of principal, premium, if any, and accrued interest, but such money need not be segregated from other funds except to the extent required by law. The Trustee shall be under no duty to invest such money or U.S. Government Obligations.
     The Company and the Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Sections 9.1 or 9.4 hereof or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     Subject to Sections 7.1 and 7.2 hereof, anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any money or U.S. Government Obligations held by it as provided in Section 9.4 hereof which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
     SECTION 9.6. Reinstatement. If the Trustee (or another trustee satisfying the requirements of Section 7.10 pursuant to Section 9.4) or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 9.1, 9.2 or 9.3 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company and any Guarantor under this Indenture, the Notes and the Guarantees, if any, shall be revived and reinstated as though no deposit had occurred pursuant to this Article 9 until such time as the Trustee (or another trustee satisfying the requirements of Section 7.10 pursuant to Section 9.4) or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 9.1 hereof; provided, however, that if the Company or any Guarantors have made any payment of principal of, premium, if any, or accrued interest on any Notes because of the reinstatement of their obligations, the Company or such Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee (or another trustee satisfying the requirements of Section 7.10 pursuant to Section 9.4) or Paying Agent.
     SECTION 9.7. Moneys Held by Paying Agent. In connection with the satisfaction and discharge of this Indenture, all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon demand of the Company, be paid to the Trustee, or if sufficient moneys have been deposited pursuant to Section 9.4 hereof, to the Company (or, if such moneys had been deposited by any Guarantors, to such Guarantors), and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.
     SECTION 9.8. Moneys Held by Trustee. Any moneys deposited with the Trustee or any Paying Agent or then held by the Company or any Guarantors in trust for the payment of the principal of, premium, if any, or interest on any Note that are not applied but remain unclaimed by the Holder of such Note for two years after the date upon which the principal of, or premium, if any, or interest on such Note shall have respectively become due and payable shall be repaid to the Company (or, if appropriate, the Guarantors) upon Company Request, or if such moneys are then held by the Company or any Guarantors in trust, such moneys shall be released from such trust; and the Holder of such Note entitled to receive such payment shall thereafter, as an unsecured general creditor, look only to the Company and the Guarantors, if any, for the payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease; provided, however, that the Trustee or any such Paying Agent, before being required to make any such repayment, may, at the expense of the Company and the Guarantors, if any, either mail to each Noteholder affected, at the address shown in the register of the Notes maintained by the Registrar pursuant to Section 2.3 hereof, or cause to be published once a week for two successive weeks, in a newspaper published in the English language, customarily published each Business Day and of general circulation in the City of New York, New York, a notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such mailing or publication, any unclaimed balance of such moneys then remaining will be repaid to the Company. After payment to the Company or the Guarantors, if any, or the release of any money held in trust by the Company or any Guarantors, as the case may be, Noteholders entitled to the money must look only to the Company and any Guarantors for payment as general creditors unless applicable abandoned property law designates another person.
     SECTION 9.9. Note Collateral. Upon the Company’s exercise under Section 9.1 hereof of the option applicable under either Section 9.2 or 9.3, the Collateral shall be released pursuant to Section 10.3 hereof.
ARTICLE 10
COLLATERAL AND SECURITY
     SECTION 10.1. Security. The due and punctual payment of the Obligations under the Notes shall be secured by the Collateral, as provided in the Security Documents which the Company and the applicable parties have entered into simultaneously with the execution of this Indenture for the benefit of, among others, the Holders. Each Holder, by its acceptance thereof, consents and agrees to the terms of each of the Security Documents as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Trustee to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company and the Guarantors shall deliver to the Trustee copies of all documents executed pursuant to this Indenture and the Security Documents and shall do or cause to be done all such acts and things as may be required by the provisions of the Security Documents to assure and confirm the security interest in the Collateral contemplated thereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Guarantees secured hereby, according to the intent and purposes herein and therein expressed. The Company shall take, or shall cause its Subsidiaries to take any and all actions reasonably required to create and maintain, as security for the obligations of the Company hereunder, a valid and enforceable perfected Lien in and on all the Collateral.

     SECTION 10.2. Certificates, Opinions and Recording. The Company and the Guarantors will cause this Indenture, if necessary, the applicable Security Documents, including any financing statements, all amendments or supplements to each of the foregoing and any other similar security documents as necessary, to be registered, recorded and filed and/or re-recorded, re-filed and renewed in such manner and in such place or places, if any, as may be required by law in order fully to preserve and protect the Lien securing the obligations under the Notes and the Guarantees of those Guarantors that are parties to the Security Documents on the terms set forth in the Security Documents and to the extent required by the terms of this Indenture and the Security Documents.
     The Company, the Guarantors and any other obligor shall furnish to the Trustee:
          (a) At any time when the Trustee becomes the Collateral Trustee under the Security Documents, promptly after the execution and delivery of any other instrument of further assurance or amendment (other than a release) to any Security Document, an Opinion of Counsel in the United States (which may be in-house counsel to the Company and which may include one or more local or foreign counsel opinions as to matters concerning the laws of affected jurisdictions) (i) stating that such Security Document and such instruments of further assurance or amendment, if any, are valid, binding and enforceable obligations of the Company and its Subsidiaries which are signatories to those agreements, subject to customary qualifications and exceptions (and any other qualifications and exceptions reasonably acceptable to the Trustee), and (ii) either (A) stating that, subject to customary assumptions and exclusions (and any other qualifications and exceptions reasonably acceptable to the Trustee), in the opinion of such counsel, such Security Document or such amendment or instrument (1) have been recorded, registered and filed to the extent necessary to make effective the Lien purported to be created by such Security Document as a result of such amendment or (2) are in proper form to be recorded, registered and filed in the filing offices specified in such opinion and upon such filing will make effective the Lien purported to be created by such Security Document, and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, or (3) that such amendment does not adversely affect the validity or perfection of the Lien created by such Security Document and, in the case of clauses (1) and (2) stating that, subject to customary assumptions and exclusions (and any other qualifications and exceptions reasonably acceptable to the Trustee), as to such Security Documents and such other instruments such recording, registering and filing will be the only recordings, registrations and filings necessary to perfect or give constructive notice of the Liens granted therein, or (B) stating that, subject to customary assumptions and exclusions (and any other qualifications and exceptions reasonably acceptable to the Trustee), in the opinion of such counsel, no such action is necessary to make any Lien purported to be created under such Security Document effective as intended by this Indenture and such Security Documents.
          (b) If at any time when the Trustee becomes the Collateral Trustee under the Security Documents, within 30 days after each anniversary of the date of this Indenture, an Opinion of Counsel in the United States, dated as of such date (which may be in-house counsel to the Company and which include one or more local counsel opinions as to matters concerning the laws of affected jurisdictions), either (i) stating that, subject to customary assumptions and exclusions (and any other qualifications and exceptions reasonably acceptable to the Trustee), in the opinion of such counsel, such action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of this Indenture, the Security Documents and all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Documents until the next Opinion of Counsel is required to be rendered pursuant to this paragraph and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given and stating that all financing statements and continuation statements have been executed and filed that are necessary fully to preserve and protect the rights of the Holders and the Trustee hereunder and under the Security Documents, or (ii) stating that, subject to customary assumptions and exclusions (and any other qualifications and exceptions reasonably acceptable to the Trustee), in the opinion of such counsel, no such action is necessary to maintain such Lien, until the next Opinion of Counsel is required to be rendered pursuant to this paragraph.
          (c) The Company shall furnish to the Trustee the certificate or opinions with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)), as the case may be, required by TIA Section 314(d). Such certificates or opinions will be subject to the terms of TIA Section 314(e). The Company shall also furnish to the Trustee copies of all amendments, supplements or other documentation with respect to the Security Documents.
     SECTION 10.3. Release of Collateral. (a) Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time (i) upon the request of the Company pursuant to an Officers’ Certificate certifying that all terms for release and conditions precedent hereunder and under the applicable Security Document have been met and specifying (A) the identity of the Collateral to be released and (B) the provision of this Indenture that authorizes such release or (ii) on the terms set forth in the Security Documents and pursuant to or in connection with a transaction permitted under this Indenture (without regard to any requirement as to use of proceeds). To the extent any action on the part of the Trustee is required to effectuate any release of any Lien on any Collateral the Trustee shall release, and shall give any necessary consent, waiver or instruction to the Collateral Trustee, to release (at the sole cost and expense of the Company) (i) all Collateral that is contributed, sold, leased, conveyed, transferred or otherwise disposed of, provided such contribution, sale, lease, conveyance, transfer or other disposition is or will be in accordance with the provisions of this Indenture, (without regards to, the requirement that the net proceeds, if any, from such contribution, sale, lease, conveyance, transfer or other disposition are or will be applied in accordance with this Indenture) and that no Default or Event of Default has occurred and is continuing or would occur immediately following such release; (ii) Collateral which may be released with the consent of Holders pursuant to Article 8 hereof, (iii) all Collateral (except as provided in Article 9 hereof) upon discharge or defeasance of this Indenture in accordance with Article 9 hereof; (iv) all Collateral upon the payment in full of all obligations of the Company with respect to principal, premium, if any, or interest on the Notes; and (v) Collateral of a Guarantor whose Guarantee is released pursuant to Section 11.4 hereof. Upon receipt of such Officers’ Certificate, an Opinion of Counsel and any other opinions or certificates required by this Indenture and the TIA, the Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted or required to be released pursuant to this Indenture and the Security Documents.

          (b) The Trustee may release Collateral from the Lien and security interest created by this Indenture and the Security Documents upon the sale or disposition of Collateral or the subjecting of any Collateral to a Lien securing Indebtedness pursuant to the Trustee’s powers, rights and duties with respect to remedies provided under any of the Security Documents.
          (c) The release of any Collateral from the terms of this Indenture and the Security Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms hereof. To the extent applicable, the Company shall cause TIA Section 313(b), relating to reports, and TIA Section 314(d), relating to the release of property or securities from the Lien and security interest of the Security Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Documents, to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.
          (d) Notwithstanding the foregoing, the Company and each Subsidiary, as the case may be, pursuant to the terms of this Indenture and the Security Documents, may effect any disposition of Collateral and such Collateral shall be released from the Lien and security interest created by this Indenture and the Security Documents without the delivery of any opinions or certificates upon any such release; provided that (i) Section 4.12 is, or will be, complied with and (ii) any property or assets acquired with any proceeds of such disposition becomes subject to the Lien and security interest created by this Indenture and the Security Documents; provided, further, that the Company shall deliver to the Trustee, within 15 days after each of the six-month periods ended April 15 and October 15 in each year, an Officers’ Certificate to the effect that all releases of Collateral by the Company or any Subsidiary, as the case may be, during the preceding six-month period were in accordance with the provisions of the Security Documents and this Indenture and that all proceeds there from were used by the Company or such Subsidiary as permitted herein (or will be so used within the time permitted by this Indenture).
          (e) The fair value of Collateral released from the Lien and security interest created by this Indenture and the Security Documents pursuant to Section 10.3(d) hereof shall not be considered in determining whether the aggregate fair value of Collateral released from the Lien and security interest created by this Indenture and the Security Documents in any calendar year exceeds the 10% threshold specified in Section 314(d)(l) of the TIA; provided that the Company’s right to rely on this sentence at any time is conditioned upon the Company having furnished to the Trustee the certificates described in Section 10.3(d) hereof that were required to be furnished to the Trustee at or prior to such time.
          (f) No Collateral shall be released from the Lien and security interest created by the Security Documents pursuant to the provisions of the Security Documents unless there shall have been delivered to the Trustee the certificates required by this Section 10.3.
     SECTION 10.4. Protection of the Trust Estate. Subject to the terms of the Collateral Agreement and the other Security Documents upon prior written notice to the Collateral Trustee, the Company and the Guarantors, the Trustee shall have the power (i) to institute and maintain such suits and proceedings as it may deem expedient, to prevent any impairment of the Collateral under any of the Security Documents; and (ii) to enforce the obligations of the Company, the Guarantors or any Subsidiary under this Indenture or the Security Documents, to institute and maintain such suits and proceedings as may be expedient to prevent any impairment of the Collateral under the Security Documents and in the profits, rents, revenues and other income arising therefrom; including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair any Collateral or be prejudicial to the interests of the Holders or the Trustee, to the extent permitted thereunder.
     SECTION 10.5. Certificates of the Company. The Company shall furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Security Documents (i) all documents required by TIA Section 314(d) and (ii) an Opinion of Counsel in the United States, which opinion shall be subject to customary assumptions and exclusions, to the effect that such accompanying documents constitute all documents required by TIA Section 314(d). The Trustee may, to the extent permitted by Sections 7.1 and 7.2 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.
     SECTION 10.6. Certificates of the Trustee. In the event that the Company wishes to release Collateral in accordance with the Security Documents and has delivered the certificates and documents required by the Security Documents and Sections 10.3 and 10.5 hereof, the Trustee shall determine whether it has received all documents required by TIA Section 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 10.5(ii), shall deliver a certificate to the Collateral Agent, setting forth such determination.
     SECTION 10.7. Authorization of Actions to be Taken by the Trustee Under the Security Documents. Subject to the provisions of Sections 7.1 and 7.2 hereof and the Security Documents, the Trustee may, but is not obligated to, without the consent of the Holders, on behalf of the Holders, direct the Collateral Trustee to take all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Security Documents and (b) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder. Subject to the Security Documents, the Trustee shall have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).
     SECTION 10.8. Authorization of Receipt of Funds by the Trustee Under the Security Documents. Subject to the Security Documents, upon an Event of Default and so long as such Event of Default continues, the Trustee to the extent it is the Collateral Trustee, may exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein, in the Security Documents or otherwise available to it, all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable law, and the Trustee may also upon obtaining possession of the Collateral as set forth herein, without notice to the Company, except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Trustee may deem commercially reasonable. The Company acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such a sale were a public sale. The Company agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Trustee shall not be obligated to make any sale regardless of notice of sale having been given. The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
     Any cash that is Collateral held by the Trustee and all cash proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied (unless otherwise provided for in the Security Documents) in accordance with Section 6.10 hereof, or as the Holders shall direct pursuant to Section 6.5 hereof. Any surplus of such cash or cash proceeds held by the Trustee and remaining after payment in full of all the obligations shall be paid over to the Company or as a court of competent jurisdiction may direct.
     SECTION 10.9. Termination of Security Interest. Upon the payment in full of all principal, premium, if any, and interest in respect of the Notes, or upon Legal Defeasance or Covenant Defeasance, the Trustee shall, at the request of the Company, deliver a certificate to the Collateral Trustee stating that such Obligations have been paid in full, and instruct the Collateral Trustee to release the Liens (to the extent they secure the Obligations) pursuant to the Indenture and the Security Documents.
     SECTION 10.10. Cooperation of Trustee. In the event the Company or any Guarantor pledges or grants to the Trustee a security interest in additional Collateral, the Trustee shall cooperate with the Company or such Guarantor in reasonably and promptly agreeing to the form of, and executing as required, any instruments or documents necessary to make effective the security interest in the Collateral to be so pledged. To the extent practicable, the terms of any security agreement or other instrument or document necessitated by any such pledge shall be comparable to the provisions of the existing relevant Security Documents. Subject to, and in accordance with the requirements of this Article 10 and the terms of the Security Documents, in the event that the Company or any Guarantor engages in any transaction pursuant to Section 10.3, the Trustee, subject to the provisions of Section 10.3, shall cooperate with the Company or such Guarantor in order to facilitate such transaction in accordance with any reasonable time schedule proposed by the Company, including by delivering and releasing the Collateral in a prompt and reasonable manner.

     SECTION 10.11. Collateral Trustee. The Collateral Trustee may be delegated any one or more of the duties or rights of the Trustee hereunder or under the Security Documents or which are specified in any Security Documents, including, the right to hold any Collateral in the name of, registered to, or in the physical possession of, such Collateral Trustee for the ratable benefit of the Holders of the Notes and the holders from time to time under the Exit Facility, the Senior Loans and the Additional Liquidity Facility.
     SECTION 10.12. Agents Under Security Documents. Each Holder hereby further authorizes the Trustee on behalf of and for the benefit of the Holders, to be the agent for and representative of the Holders with respect to the Collateral and the Security Documents and authorizes the Trustee to appoint and direct the Collateral Trustee to be the agent for and representative of the Holders with respect to the Collateral and the Security Documents.
ARTICLE 11
GUARANTEE OF NOTES
     SECTION 11.1. Guarantee. Subject to the provisions of this Article 11, each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees to each Holder and to the Trustee, for itself and on behalf of the Holders, that: (a) the principal of, premium, if any, or interest on, or Default Interest, if any, if lawful, on the Notes (including interest accruing after the Maturity of the Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) shall be promptly paid in full in cash when due, whether at Maturity, by acceleration, redemption or otherwise, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or thereunder whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under this Indenture, the Notes and the other Note Documents (including all fees, charges and disbursements of counsel to the Collateral Trustee, the Trustee or to any Holder of any Note that are required to be paid by the Company pursuant to any Note Document) shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in the case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise (all the foregoing being hereinafter collectively called the “Guaranteed Note Obligations”). Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
     Each Guarantor agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any Note or this Indenture or any other Note Document, any failure to enforce the provisions of any Note or this Indenture or any other Note Document, any waiver, modification or indulgence granted to the Company with respect thereto by the Holder of such Note or the Trustee, any release of any Collateral, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety of such Guarantor.

     Each Guarantor waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to the Guarantee and all demands whatsoever, and covenants that the Guarantee will not be discharged as to any such Note except by payment in full of the principal thereof, premium if any, and interest thereon and as provided in Section 9 hereof.
     Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Obligations guaranteed by the Guarantee may be accelerated as provided in Article 6 hereof for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (ii) in the event of any declaration of acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee. In addition, without limiting the foregoing provisions, upon the effectiveness of an acceleration under Article 6 hereof, the Trustee shall promptly make a demand for payment on the Notes under any Guarantee provided for in this Article 11 and not discharged. Failure to make such demand shall not affect the validity or enforceability of the Guarantee upon any Guarantor.
     Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company or any Guarantor for liquidation, reorganization, should the Company or any Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s or any other Guarantor’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
     A Guarantee shall not be valid or become obligatory for any purpose with respect to a Note unless the certificate of authentication on such Note shall have been signed by or on behalf of the Trustee.
     Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee as a representative of any Holder in enforcing any rights under this section.

     SECTION 11.2. Execution and Delivery of Supplemental Indentures. Each Subsidiary which is required to become a Guarantor pursuant to Section 4.26 hereof shall promptly execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B hereto pursuant to which such Subsidiary shall become a Guarantor under this Article 11 and shall guarantee the Obligations as set forth in Section 11.1. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Subsidiary is a legal, valid and binding obligation of such Subsidiary, enforceable against such Subsidiary in accordance with its terms.
     SECTION 11.3. Limitation of Guarantee. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal, state or foreign law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
     SECTION 11.4. Release of Guarantor. A Guarantor shall be released from all of its obligations under its Guarantee if:
     (i) the Guarantor has sold all or substantially all of its assets or the Company and its Subsidiaries have sold all of the Capital Stock of the Guarantor owned by them, in each case in a transaction in compliance (or that will comply with) Sections 4.12 and 5.1 hereof to the extent applicable; or
     (ii) the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, the Company or another Guarantor in a transaction in compliance with Section 5.1 hereof;
and in each such case, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transactions have been complied with. At the written request of the Company, the Trustee will promptly execute and deliver appropriate instruments in forms reasonably acceptable to the

Company evidencing and further implementing any releases or discharges pursuant to the foregoing provisions.
     SECTION 11.5. Subrogation. Each Guarantor shall be subrogated to all rights of Holders of against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 11.1 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture, the Notes or the other Note Documents shall have been paid in full.
     SECTION 11.6. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.
     SECTION 11.7. Evidence of Guarantees. Each Guarantor hereby agrees that its execution and delivery of this Indenture or any supplemental indenture pursuant to Section 11.2 hereof shall evidence its Guarantee set forth in Section 11.1 without the need for any further notation on any Notes, and further agrees that its Guarantee set forth in Section 11.1 shall remain in full force and effect notwithstanding any failure to include or endorse on any Note a notation relating to such Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.
ARTICLE 12
SUBORDINATION
     SECTION 12.1. Notes Subordinated to Designated Senior Debt. The Company covenants and agrees, and the Trustee and each Holder of the Notes, by its acceptance thereof, likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article 12; and the Trustee and each Person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that the payment of all Obligations on the Notes by the Company shall, to the extent and in the manner herein set forth, be subordinated and junior in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on the Designated Senior Debt; that the subordination is for the benefit of, and shall be enforceable directly by, the holders of Designated Senior Debt (including the Obligations under or with respect to the Exit Facility and that each holder of Designated Senior Debt whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired Designated Senior Debt in reliance upon the covenants and provisions contained in this Indenture and the Notes.
          Notwithstanding the foregoing, payments and distributions made with U.S. Legal Tender or the proceeds of U.S. Government Obligations held in any defeasance trust (as described in Section 9.5) shall not be subordinated in right of payment to any Designated Senior Debt, so long as all of the conditions to deposit into such trust are satisfied at the time of such deposit and such payments and distributions are otherwise permitted by the terms of all Designated Senior Debt.
     SECTION 12.2. No Payment on Notes in Certain Circumstances.
          (a) Unless Section 12.3 shall be applicable, if any default occurs and is continuing in the payment when due, whether at maturity, upon redemption, by declaration or otherwise, of any principal of, premium (if any) on, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Designated Senior Debt, no payment or distribution of any kind or character shall be made by, or on behalf of, the Company or any other Person on its or their behalf with respect to any Obligations on or relating to the Notes, or to acquire any of the Notes for cash or property or otherwise, including Permitted Open Market Purchases.
          In addition, unless Section 12.3 shall be applicable, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a “Default Notice”), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice thereof from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the “Blockage Period”), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on, or with respect to the Notes or (y) acquire any of the Notes for cash or property or otherwise, including any Permitted Open Market Purchases. Notwithstanding anything herein to the contrary, (I) in no event will a Blockage Period extend beyond 180 days from the date the applicable Default Notice is received by the Trustee and (II) only one such Blockage Period may be commenced within any 360 consecutive days.
          No non-payment event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for the commencement of a subsequent Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).
          (b) In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or any Holder when such payment is prohibited by Section 12.2(a), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Designated Senior Debt (pro rata to such holders on the basis of the respective amount of Designated Senior Debt held by such holders) or their respective Representatives, as their respective interests may appear. The Trustee shall be entitled to rely on information regarding amounts then due and owing on the Designated Senior Debt, if any, received from the holders of Designated Senior Debt (or their Representatives) or, if such information is not received from such holders or their Representatives, from the Company and only amounts included in the information provided to the Trustee shall be paid to the holders of Designated Senior Debt.
          Nothing contained in this Article 12 shall limit the right of the Trustee or the Holders to take any action to accelerate the maturity of the Notes pursuant to Section 6.2 or to pursue any rights or remedies hereunder (subject, however, to the rights, if any, under this Article 12, of the holders of Designated Senior Debt in respect of cash or other property of the Company received upon the exercise of any such remedy); provided that all Designated Senior Debt thereafter due or declared to be due shall first be paid in full in cash or Cash Equivalents before the Holders are entitled to receive any payment of any kind or character with respect to Obligations on, or with respect to, the Notes.
     SECTION 12.3. Payment Over of Proceeds upon Dissolution, Etc.
          (a) Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Designated Senior Debt shall first be paid in full in cash or Cash Equivalents (including interest after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Designated Senior Debt, whether or not such interest is an allowed claim in any such proceeding), before any payment or distribution of any kind or character is made on account of any Obligations on, or with respect to, the Notes, or for the acquisition of any of the Notes for cash or property or otherwise, including any Permitted Open Market Purchases. Upon any such dissolution, winding-up, liquidation, reorganization, receivership or similar proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders or the Trustee under this Indenture would be entitled, except for the provisions hereof, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders or by the Trustee under this Indenture if received by them, directly to the holders of Designated Senior Debt (pro rata to such holders on the basis of the respective amounts of Designated Senior Debt held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Designated Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Designated Senior Debt remaining unpaid until all such Designated Senior Debt has been paid in full in cash or Cash Equivalents after giving effect to any concurrent payment, distribution or provision therefore to or for the holders of Designated Senior Debt.
          (b) To the extent any payment of Designated Senior Debt (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Designated Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.
          It is further agreed that any diminution (whether pursuant to court decree or otherwise, including without limitation for any of the reasons described in the preceding paragraph) of the Company’s obligation to make any distribution or payment pursuant to any Designated Senior Debt, except to the extent such diminution occurs by reason of the repayment (which has not been disgorged or returned) of such Designated Senior Debt in cash or Cash Equivalents, shall have no force or effect for purposes of the subordination provisions contained in this Article 12, with any turnover of payments as otherwise calculated pursuant to this Article 12 to be made as if no such diminution has occurred.
          (c) In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by the Trustee or any Holder when such payment or distribution is prohibited by Section 12.3(a), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered directly to, the holders of Designated Senior Debt (pro rata to such holders on the basis of the respective amounts of Designated Senior Debt held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Designated Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Designated Senior Debt remaining unpaid until all such Designated Senior Debt has been paid in full in cash or Cash Equivalents, after giving effect to any concurrent payment, distribution or provision therefore to or for the holders of such Designated Senior Debt.
          (d) The consolidation of the Company with, or the merger of the Company with or into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its assets, to another corporation upon the terms and conditions provided in Article 5 hereof and as long as permitted under the terms of the Designated Senior Debt shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, assume the Company’s obligations hereunder in accordance with Article 5 hereof.
     SECTION 12.4. Payments May Be Paid Prior to Dissolution. Nothing contained in this Article 12 or elsewhere in this Indenture shall prevent (i) the Company, except under the conditions described in Sections 12.2 and 12.3, from making payments at any time for the purpose of making payments of principal of and premium, if any, and interest on the Notes, or from depositing with the Trustee any moneys for such payments, or (ii) in the absence of actual knowledge by the Trustee that a given payment would be prohibited by Section 12.2, 12.3, 13.2 or 13.3, the application by the Trustee of any moneys deposited with it for the purpose of making such payments of principal of, and premium, if any, and interest on, the Notes to the Holders entitled thereto unless at least two Business Days prior to the date upon which such payment would otherwise become due and payable a Trust Officer shall have actually received the written notice provided for in the second sentence of Section 12.2(a) or in Section 12.7 (provided that, notwithstanding the foregoing, the Holders receiving any payments made in contravention of Sections 12.2 and/or 12.3 (and the respective such payments) shall otherwise be subject to the provisions of the first sentence of Section 12.2(a) and Section 12.3). The Company shall give prompt written notice to the Trustee of any dissolution, winding-up, liquidation or reorganization of the Company, although any delay or failure to give any such notice shall have no effect on the subordination provisions contained herein.
     SECTION 12.5. Subrogation. Subject to the payment in full in cash or Cash Equivalents of all Designated Senior Debt, the Holders of the Notes shall be subrogated to the rights of the holders of Designated Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to the Designated Senior Debt until the Notes shall be paid in full; and, for the purposes of such subrogation, no such payments or distributions to the holders of the Guarantor Senior Debt by or on behalf of the Company or by or on behalf of the Holders by virtue of this Article 12 which otherwise would have been made to the Holders shall, as between the Company and the Holders of the Notes, be deemed to be a payment by the Company to or on account of the Designated Senior Debt, it being understood that the provisions of this Article 12 are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of the Designated Senior Debt, on the other hand.
     SECTION 12.6. Obligations of the Company Unconditional. Nothing contained in this Article 12 or elsewhere in this Indenture or in the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Designated Senior Debt, and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of and premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of the Designated Senior Debt, nor shall anything herein or therein prevent the Holder of any Note or the Trustee on its behalf from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, in respect of cash, property or securities of the Company received upon the exercise of any such remedy.
     SECTION 12.7. Notice to Trustee. The Company shall give prompt written notice to the Trustee of any fact known to the Company which would prohibit the making of any payment to or by the Trustee in respect of the Notes pursuant to the provisions of this Article 12, although any delay or failure to give any such notice shall have no effect on the subordination provisions contained herein. Regardless of anything to the contrary contained in this Article 12 or elsewhere in this Indenture, the Trustee shall not be charged with knowledge of the existence of any default or event of default with respect to any Designated Senior Debt or of any other facts which would prohibit the making of any payment to or by the Trustee unless and until the Trustee shall have received notice in writing from the Company, or from a holder of Designated Senior Debt or a Representative therefore, and, prior to the receipt of any such written notice, the Trustee shall be entitled to assume (in the absence of actual knowledge to the contrary) that no such facts exist (provided that, notwithstanding the foregoing, the Holders of the Notes receiving any payments made in contravention of Section 12.2 and/or 12.3 (and the respective such payments) shall otherwise be subject to the provision of the first sentence of Section 12.2(a) and Section 12.3). The Trustee shall be entitled to rely on the delivery to it of any notice pursuant to this Section

12.7 to establish that such notice has been given by a holder of Designated Senior Debt (or a Representative therefore).
          In the event that the Trustee determines in good faith that any evidence is required with respect to the right of any Person as a holder of Designated Senior Debt to participate in any payment or distribution pursuant to this Article 12, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amounts of Designated Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 12, and if such evidence is not furnished the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.
     SECTION 12.8. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Company referred to in this Article 12, the Trustee, subject to the provisions of Article 7 hereof, and the Holders of the Notes shall be entitled to rely conclusively upon any order or decree made by any court of competent jurisdiction in which any insolvency, bankruptcy, receivership, dissolution, winding-up, liquidation, reorganization or similar case or proceedings is pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or the Holders of the Notes, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Designated Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 12.
     SECTION 12.9. Trustee’s Relation to Designated Senior Debt. The Trustee and any agent of the Company or the Trustee shall be entitled to all the rights set forth in this Article 12 with respect to any Designated Senior Debt which may at any time be held by it in its individual or any other capacity to the same extent as any other holder of Designated Senior Debt and nothing in this Indenture shall deprive the Trustee or any such agent of any of its rights as such holder.
          With respect to the holders of Designated Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 12, and no implied covenants or obligations with respect to the holders of Designated Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Designated Senior Debt.
          Whenever a distribution is to be made or a notice given to holders or owners of Designated Senior Debt, the distribution may be made and the notice may be given to their Representative, if any.
     SECTION 12.10. Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Designated Senior Debt. No right of any present or future holders of any Designated Senior Debt to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.
          Without in any way limiting the generality of the foregoing paragraph, the holders of Guarantor Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Trustee or the Holders and without impairing or releasing the subordination provided in this Article 12 or the obligations hereunder of the Holders to the holders of the Guarantor Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Designated Senior Debt, or otherwise amend or supplement in any manner Designated Senior Debt, or any instrument evidencing the same or any agreement under which Guarantor Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Designated Senior Debt; (iii) release any Person liable in any manner for the payment or collection of Designated Senior Debt; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.
     SECTION 12.11. Noteholders Authorize Trustee To Effectuate Subordination of Notes. Each Holder by its acceptance of them authorizes and expressly directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate, as between the holders of Designated Senior Debt and the Holders, the subordination provided in this Article 12, and appoints the Trustee its attorney-in-fact for such purposes, including, in the event of any dissolution, winding-up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or otherwise) tending towards liquidation of the business and assets of the Company, the filing of a claim for the unpaid balance of its Notes and accrued interest in the form required in those proceedings.
          If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the Designated Senior Debt or their Representative are or is hereby authorized to have the right to file and are or is hereby authorized to file an appropriate claim for and on behalf of the Holders of said Notes. Nothing herein contained shall be deemed to authorize the Trustee or the holders of Designated Senior Debt or their Representative to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the holders of Designated Senior Debt or their Representative to vote in respect of the claim of any Holder in any such proceeding.
     SECTION 12.12. This Article 12 Not To Prevent Events of Default. The failure to make a payment on account of principal of or interest on the Notes by reason of any provision of this Article 12 will not be construed as preventing the occurrence of an Event of Default.
     SECTION 12.13. Trustee’s Compensation Not Prejudiced. Nothing in this Article 12 will apply to amounts due to the Trustee pursuant to other sections in this Indenture.

ARTICLE 13
SUBORDINATION OF THE GUARANTEES
     SECTION 13.1. Guarantees Subordinated to Guarantor Senior Debt. Each Guarantor covenants and agrees, and the Trustee and each Holder by accepting a Note, covenants and agrees, that the obligations of a Guarantor hereunder are subordinated and junior in right of payment, to the extent and in the manner provided in this Article 13, to the prior payment in full in cash or Cash Equivalents of all Obligations on the Guarantor Senior Debt of such Guarantor and that the subordination is for the benefit of, and enforceable directly by, the holders of such Guarantor Senior Debt of such Guarantor (including any Obligations under or with respect to the Exit Facility or Senior Loans), and that each holder of Guarantor Senior Debt whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired Guarantor Senior Debt in reliance upon the covenants and provisions contained in this Indenture and the Notes.
          Notwithstanding the foregoing, payments and distributions made with U.S. Legal Tender or the proceeds of U.S. Government Obligations held in any defeasance trust (as described in Section 9.5) shall not be subordinated in right of payment to any Guarantor Senior Debt, so long as all the conditions to deposit into such trust are satisfied at the time of such deposit and such payments and distributions are otherwise permitted by the terms of all Guarantor Senior Debt.
     SECTION 13.2. Guarantees in Certain Circumstances. (a) Unless Section 13.3 shall be applicable, if any default occurs and is continuing in the payment when due, whether at maturity, upon redemption, by declaration or otherwise, of any principal of, premium (if any) on, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Guarantor Senior Debt, no payment or distribution of any kind or character shall be made by, or on behalf of, such Guarantor or any other Person on its or their behalf with respect to any Guaranteed Note Obligations, or to acquire any of the Guarantees for cash or property or otherwise. At any time while any Blockage Period is in existence, neither any Guarantor nor any other Person on any Guarantors’ behalf shall (x) make any payment of any kind or character with respect to any Obligations on its Guarantee or (y) acquire any of the Notes for cash or property or otherwise, including any Permitted Open Market Purchases.
     (b) In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or any Holder when such payment is prohibited by Section 13.3(a), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Guarantor Senior Debt (pro rata to such holders on the basis of the respective amount of Guarantor Senior Debt held by such holders) or their respective Representatives, as their respective interests may appear. The Trustee shall be entitled to rely on information regarding amounts then due and owing on the Guarantor Senior Debt, if any, received from the holders of Guarantor Senior Debt (or their Representatives) or, if such information is not received from such holders or their Representatives, from the Guarantor and only amounts included in the information provided to the Trustee shall be paid to the holders of Guarantor Senior Debt.

          Nothing contained in this Article 13 shall limit the right of the Trustee or the Holders to take any action to accelerate the maturity of the Notes pursuant to Section 6.2 or to pursue any rights or remedies hereunder (subject, however, to the rights, if any, under this Article 13, of the holders of Guarantor Senior Debt, in respect of cash or other property of such Guarantor received upon the exercise of such remedy); provided that all Guarantor Senior Debt thereafter due or declared to be due shall first be paid in full in cash or Cash Equivalents before the Holders are entitled to receive any payment of any kind or character with respect to Guaranteed Note Obligations on, or with respect to, the Notes.
     SECTION 13.3. Payment Over of Proceeds upon Dissolution, Etc. (a) Upon any payment or distribution of assets of a Guarantor of any kind or character, whether in cash, property, or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of a Guarantor or in a bankruptcy, reorganization, insolvency, receivership or other similar proceedings relating to a Guarantor or its property, whether voluntary or involuntary, all Guaranteed Note Obligations due or to become due upon all Guarantor Senior Debt shall first be paid in full in cash or Cash Equivalents (including interest after the commencement of any bankruptcy or like proceeding at the rate specified in the applicable Guarantor Senior Debt, whether or not such interest is an allowed claim in any such proceeding), before any payment or distribution of any kind or character is made on account of any Guaranteed Note Obligations on, or with respect to, the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. Upon any such dissolution, winding-up, liquidation, reorganization, receivership or similar proceeding, any payment or distribution of assets of a Guarantor of any kind or character, whether in cash, property or securities, to which the Holders of the Notes and the Guarantees or the Trustee under this Indenture would be entitled, except for the provisions hereof, shall be paid by such Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders or by the Trustee under this Indenture if received by them, directly to the holders of Guarantor Senior Debt (pro rata to such holders on the basis of the respective amounts of Guarantor Senior Debt held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Guarantor Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Guarantor Senior Debt remaining unpaid until all such Guarantor Senior Debt has been paid in full in cash or Cash Equivalents after giving effect to any concurrent payment, distribution or provision therefore to or for the holders of such Guarantor Senior Debt.
          (b) To the extent any payment of Guarantor Senior Debt (whether by or on behalf of such Guarantor, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Guarantor Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.
          It is further agreed that any diminution (whether pursuant to court decree or otherwise, including without limitation for any of the reasons described in the preceding paragraph) of such Guarantor’s obligation to make any distribution or payment pursuant to any Guarantor Senior Debt, except to the extent such diminution occurs by reason of the repayment (which has not been disgorged or returned) of such Guarantor Senior Debt in cash or Cash Equivalents, shall have no force or effect for purposes of the subordination provisions contained in this Article 13, with any turnover of payments as otherwise calculated pursuant to this Article 13 to be made as if no such diminution has occurred.
          (c) In the event that, notwithstanding the foregoing, any payment or distribution of assets of any Guarantor of any kind or character, whether in cash, property or securities, shall be received by the Trustee, any Holder when such payment or distribution is prohibited by Section 13.3(a), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered directly to, the holders of Guarantor Senior Debt (pro rata to such holders on the basis of the respective amounts of Guarantor Senior Debt held by such holders) or their respective Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Guarantor Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Guarantor Senior Debt remaining unpaid until all such Guarantor Senior Debt has been paid in full in cash or Cash Equivalents, after giving effect to any concurrent payment, distribution or provision therefore to or for the holders of such Guarantor Senior Debt.
          (d) The consolidation of a Guarantor with, or the merger of a Guarantor with or into, another corporation or the liquidation or dissolution of a Guarantor following the conveyance or transfer of all or substantially all of its assets, to another corporation upon the terms and conditions provided in Article 5 hereof and as long as permitted under the terms of the Guarantor Senior Debt shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, assume the Guarantor’s obligations hereunder in accordance with Article 5 hereof.
     SECTION 13.4. Payments May Be Paid Prior to Dissolution. Nothing contained in this Article 13 or elsewhere in this Indenture shall prevent (i) a Guarantor, except under the conditions described in Sections 13.2 and 13.3, from making payments at any time for the purpose of making payments of principal of, and premium, if any, and interest on the Guarantees, or from depositing with the Trustee any moneys for such payments, or (ii) in the absence of actual knowledge by the Trustee that a given payment would be prohibited by Section 13.2 or 13.3, the application by the Trustee of any moneys deposited with it for the purpose of making such payments pursuant to the Guarantees to the Holders entitled thereto unless at least two Business Days prior to the date upon which such payment would otherwise become due and payable a Trust Officer shall have actually received the written notice provided for in the second sentence of Section 13.2(a) or in Section 13.7 (provided that, notwithstanding the foregoing, the Holders receiving any payments made in contravention of Sections 13.2 and/or 13.3 (and the respective such payments) shall otherwise be subject to the provisions of the first sentence of Section 13.2(a) and Section 13.3). Each Guarantor shall give prompt written notice to the Trustee of any dissolution, winding-up, liquidation or reorganization of such Guarantor, although any delay or failure to give any such notice shall have not effect on the subordination provisions contained herein.

     SECTION 13.5. Subrogation. Subject to the payment in full in cash or Cash Equivalents of all Guarantor Senior Debt of a Guarantor, the Holders of the Notes shall be subrogated to the rights of the holders of Guarantor Senior Debt to receive payments or distributions of cash, property or securities of such Guarantor applicable to such Guarantor Senior Debt until the Guaranteed Note Obligations shall be paid in full; and, for the purposes of such subrogation, no such payments or distributions to the holders of the Guarantor Senior Debt by or on behalf of such Guarantor or by or on behalf of the Holders by virtue of this Article 13 which otherwise would have been made to the Holders shall, as between the Guarantor and the Holders of the Notes, be deemed to be a payment by the Guarantor to or on account of the Guarantor Senior Debt, it being understood that the provisions of this Article 13 are and are intended solely for the purpose of defining the relative rights of the Holders of the Guarantees, on the one hand, and the holders of the Guarantor Senior Debt, on the other hand.
     SECTION 13.6. Obligations of each Guarantor Unconditional. Nothing contained in this Article 13 or elsewhere in this Indenture, the Guarantees or in the Notes is intended to or shall impair, as among each Guarantor, its creditors other than the holders of Guarantor Senior Debt, and the Holders, the obligation of each Guarantor, which is absolute and unconditional, to pay to the Holders the Guaranteed Note Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of each Guarantor other than the holders of the Guarantor Senior Debt, nor shall anything herein or therein prevent the Holder of any Guarantee or the Trustee on its behalf from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, in respect of cash, property or securities of the Guarantor received upon the exercise of any such remedy.
     SECTION 13.7. Notice to Trustee. Each Guarantor shall give prompt written notice to the Trustee of any fact known to each such Guarantor which would prohibit the making of any payment to or by the Trustee in respect of each such Guarantee pursuant to the provisions of this Article 13, although any delay or failure to give any such notice shall have no effect on the subordination provisions contained herein. Regardless of anything to the contrary contained in this Article 13 or elsewhere in this Indenture, the Trustee shall not be charged with knowledge of the existence of any default or event of default with respect to any Guarantor Senior Debt or of any other facts which would prohibit the making of any payment to or by the Trustee unless and until the Trustee shall have received notice in writing from such Guarantor, or from a holder of Guarantor Senior Debt or a Representative therefore, and, prior to the receipt of any such written notice, the Trustee shall be entitled to assume (in the absence of actual knowledge to the contrary) that no such facts exist (provided that, notwithstanding the foregoing, the Holders of the Notes receiving any payments made in contravention of Section 13.2 and/or 13.3 (and the respective such payments shall otherwise be subject to the provisions of the first sentence of Section 13.2(a) and Section 13.3). The Trustee shall be entitled to rely on the delivery to it of any notice pursuant to this Section 13.7 to establish that such notice has been given by a holder of Guarantor Senior Debt (or a Representative therefore).
          In the event that the Trustee determines in good faith that any evidence is required with respect to the right of any Person as a holder of Guarantor Senior Debt to participate in any payment or distribution pursuant to this Article 13, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amounts of Guarantor

Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 13, and if such evidence is not furnished the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.
     SECTION 13.8. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of a Guarantor referred to in this Article 13, the Trustee, subject to the provisions of Article 7 hereof, and the Holders of the Notes shall be entitled to rely conclusively upon any order or decree made by any court of competent jurisdiction in which any insolvency, bankruptcy, receivership, dissolution, winding-up, liquidation, reorganization or similar case or proceedings is pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or the Holders of the Guarantees, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Guarantor Senior Debt and other Indebtedness of the Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 13.
     SECTION 13.9. Trustee’s Relation to Guarantor Senior Debt. The Trustee and any agent of the Company or the Trustee shall be entitled to all the rights set forth in this Article 13 with respect to any Guarantor Senior Debt which may at any time be held by it in its individual or any other capacity to the same extent as any other holder of Guarantor Senior Debt and nothing in this Indenture shall deprive the Trustee or any such agent of any of its rights as such holder.
          With respect to the holders of Guarantor Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 13, and no implied covenants or obligations with respect to the holders of Guarantor Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Guarantor Senior Debt.
          Whenever a distribution is to be made or a notice given to holders or owners of Guarantor Senior Debt, the distribution may be made and the notice may be given to their Representative, if any.
     SECTION 13.10. Subordination Rights Not Impaired by Acts or Omissions of the Company, the Guarantors or Holders of Guarantor Senior Debt. No right of any present or future holders of any Guarantor Senior Debt to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by such Guarantor with the terms of this Indenture or the Guarantee regardless of any knowledge thereof which any such holder may have or otherwise be charged with.
          Without in any way limiting the generality of the foregoing paragraph, the holders of Guarantor Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee or Holders, without incurring responsibility to the Trustee or the Holders of the Guarantees and without impairing or releasing the subordination provided in this Article 13 or the obligations hereunder of the Holders of the Guarantees to the holders of the Guarantor Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Guarantor Senior Debt, or otherwise amend or supplement in any manner Guarantor Senior Debt, or any instrument evidencing the same or any agreement under which Guarantor Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Guarantor Senior Debt; (iii) release any Person liable in any manner for the payment or collection of Guarantor Senior Debt; and (iv) exercise or refrain from exercising any rights against the Guarantor and any other Person.
     SECTION 13.11. Holders Authorize Trustee To Effectuate Subordination of the Guarantees. Each Holder authorizes and expressly directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate, as between the holders of Guarantor Senior Debt and the Holders of the Guarantees, the subordination provided in this Article 13, and appoints the Trustee its attorney-in-fact for such purposes, including, in the event of any dissolution, winding-up, liquidation or reorganization of a Guarantor (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or otherwise) tending towards liquidation of the business and assets of such Guarantor, the filing of a claim for the unpaid balance of its Guaranteed Note Obligations and accrued interest in the form required in those proceedings.
          If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the Guarantor Senior Debt or their Representative are or is hereby authorized to have the right to file and are or is hereby authorized to file an appropriate claim for and on behalf of the Holders of said Notes. Nothing herein contained shall be deemed to authorize the Trustee or the holders of Guarantor Senior Debt or their Representative to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the holders of Guarantor Senior Debt or their Representative to vote in respect of the claim of any Holder in any such proceeding.
     SECTION 13.12. This Article 13 Not To Prevent Events of Default. The failure of a Guarantor to make payment on any of its obligations by reason of any provision of this Article 13 will not be construed as preventing the occurrence of a default by such Guarantor under such obligations. Nothing in this Article 13 shall have any effect on the right of the Holders or the Trustee to make a demand for payment on a Guarantor pursuant to Article 11.
     SECTION 13.13. Trustee’s Compensation Not Prejudiced. Nothing in this Article 13 will apply to amounts due to the Trustee pursuant to other sections in this Indenture.

ARTICLE 14
MISCELLANEOUS
     SECTION 14.1. Conflict with the TIA. If any provision of this Indenture limits, qualifies or conflicts with any duties under any required provision of the TIA imposed heron by by Section 318(c) of the TIA, such required provision of the TIA shall control.
     SECTION 14.2. Notices. Any notice or communication shall be given in writing and delivered in person, sent by facsimile, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:
     if to the Company or any Guarantor:
          FEDERAL-MOGUL CORPORATION
          Attention: General Counsel
          26555 Northwestern Highway
          Southfield, MI 48034
          Telephone: (248) 354-9924
          Facsimile: (248) 354-2659
     with a copy to:
          SIDLEY AUSTIN LLP
          James F. Conlan, Esq.
          Larry A. Barden, Esq.
          One South Dearborn Street
          Chicago, IL 60603
          Telephone: (312) 853-7000
          Facsimile: (312) 853-7036
     if to the Trustee:
     Such notices or communications shall be effective when received and shall be sufficiently given if so given within the time prescribed in this Indenture.
     The Company, any Guarantors or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications.
     Any notice or communication mailed to a Holder shall be mailed to such Holder by first-class mail, postage prepaid, at such Holder’s address shown on the register kept by the Registrar. If a notice or communication to a Holder is mailed in the manner provided above, it shall be deemed duly given on the date so deposited in the mail, whether or not the addressee receives it.

     Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
     In case, by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail any notice as required by this Indenture, then such method of notification as shall be made with the approval of the Trustee shall constitute a sufficient mailing of such notice.
     SECTION 14.3. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee and anyone else shall have the protection of TIA Section 312(c).
     SECTION 14.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any Guarantor to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
     (1) an Officers’ Certificate (which shall include the statements set forth in Section 14.5 below) in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with;
     (2) an Opinion of Counsel (which shall include the statements set forth in Section 14.5 below) in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
     (3) where applicable, a certificate or opinion by an independent certified public accountant satisfactory to the Trustee that complies with TIA Section 314(c).
     SECTION 14.5. Statements Required in Certificate and Opinion. Each certificate and opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:
     (1) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (4) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

     SECTION 14.6. When Treasury Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or any other obligor on the Notes or by any Affiliate of any of them shall be disregarded as though they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Company, a Guarantor or any other obligor upon the Notes or any Affiliate of any of them.
     SECTION 14.7. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or meetings of Holders. The Registrar and Paying Agent may make reasonable rules for their functions.
     SECTION 14.8. Business Days; Legal Holidays. A “Business Day” is a day that is not a Legal Holiday. A “Legal Holiday” is a Saturday, a Sunday, a federally-recognized holiday or a day on which banking institutions are not required to be open in the State of New York. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.
     SECTION 14.9. Governing Law. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.
     SECTION 14.10. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan, security or debt agreement of the Company or any Subsidiary thereof. No such indenture, loan, security or debt agreement may be used to interpret this Indenture.
     SECTION 14.11. No Recourse Against Others. No recourse for the payment of the principal of or premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Guarantor in this Indenture or in any supplemental indenture, or in any of the Notes or the Guarantees, or because of the creation of any Indebtedness represented thereby, shall be had against any stockholder, officer, director, partner, affiliate, beneficiary or employee, as such, past, present or future, of the Company or any Guarantor, or of any successor corporation thereof, or against the property or assets of any such stockholder, officer, employee, partner, affiliate, beneficiary or director, either directly or through the Company or any Guarantor, or any successor corporation thereof, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Indenture, the Notes and the Guarantees are solely obligations of the Company and the Guarantors, as the case may be, and that no such personal liability whatever shall attach to, or is or shall be incurred by, any stockholder, officer, employee, partner, affiliate, beneficiary or director, as such, of the Company or any Guarantor, or any successor corporation thereof, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Indenture, the Notes or the Guarantees or implied therefrom, and that any and all such personal liability of, and any and all claims against every stockholder, officer, employee, partner, affiliate, beneficiary and director, as such, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issuance of the Notes. Such waiver may not be effective to waive liabilities under federal securities laws and it is the view of the SEC that such waiver is against public policy. It is understood that this limitation on recourse is made expressly for the benefit of any such stockholder, employee, officer, partner, affiliate, beneficiary or director and may be enforced by any one or all of them.
     SECTION 14.12. Successors. All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee, any additional trustee and any Paying Agents in this Indenture shall bind their respective successors.
     SECTION 14.13. Multiple Counterparts. The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.
     SECTION 14.14. Table of Contents, Headings, etc . The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
     SECTION 14.15. Separability. Each provision of this Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
[The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date and year first written above.

FEDERAL-MOGUL CORPORATION
By:
Name:
Title:

On behalf of each entity named on the attached Schedule 1
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

EXHIBIT A
FORM OF NOTE
(FACE OF NOTE)
(Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture)
NUMBER                                                                                                                                                                          AMOUNT
CUSIP NUMBER       313549 AV9
FEDERAL-MOGUL CORPORATION
SENIOR SUBORDINATED THIRD PRIORITY SECURED NOTES DUE 2018
     Federal-Mogul Corporation, a Delaware corporation (the “Company,” which term includes any successor corporation), for value received promises to pay to ________ or registered assigns, the principal sum of ________ Dollars ($_______), on December •, 2018.
     Quarterly Interest Payment Dates:
     PIK Interest Payment Dates:

Record Dates:	the date which is fifteen calendar days preceding the relevant Quarterly Interest Payment Date or PIK Interest Payment Date, as applicable
     Issue Date:
     Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.
[Signature page attached]

IN WITNESS WHEREOF, the Company has caused this Senior Subordinated Third Priority Secured Note due 2018 to be signed manually or by facsimile by its duly authorized officers.

FEDERAL-MOGUL CORPORATION
By:
Name:
Title:

By:
Name:
Title:

Certificate of Authentication:
     This is one of the Senior Subordinated Third Priority Secured Notes due 2018 referred to in the within-mentioned Indenture.
Dated: ________________

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory

(REVERSE SIDE)
FEDERAL-MOGUL CORPORATION
SENIOR SUBORDINATED THIRD PRIORITY SECURED NOTES DUE 2018 (“NOTES”)
          Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below, unless otherwise indicated.
1.	INTEREST.
          Federal-Mogul Corporation, a Delaware corporation (the “Company”), promises to pay interest on this Note at a rate per annum equal to 10% as follows: (x) 2.0% per annum payable in cash quarterly in arrears on _______, _______, _______ and _______ of each year, commencing on ______ (the “Quarterly Interest Payment Dates”), plus (y) 8.0% per annum which shall be paid-in-kind (“PIK Interest”), by increasing the principal amount of the outstanding Notes or by issuing additional Notes (“PIK Notes”), semi-annually in arrears on ______ and ______, commencing on ______ (the “PIK Interest Payment Dates”; and together with the Quarterly Interest Payment Dates, the “Interest Payment Dates”); provided, however, that at any time on and after the earlier to occur of (i) the fifth anniversary of the Effective Date and (ii) the Consolidated Senior Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company being less than 2.75:1.00, the Company shall pay interest on this Note at a rate per annum equal to 7.0%, payable in cash quarterly in arrears on each Quarterly Interest Payment Date (and no PIK Interest shall be paid-in-kind). At any time after the occurrence and during the continuance of an Event of Default, this Note shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Paragraph 1 plus 2% per annum (such interest, the “Default Interest”), which shall be payable in cash quarterly in arrears on each Quarterly Interest Payment Date. Interest shall be payable as set forth in this Paragraph 1 to the person in whose name the Notes are registered at the close of business on the regular record date for such interest installment, which shall be the fifteenth day, whether or not a Business Day, prior to the relevant Interest Payment Date. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
2.	PIK INTEREST.
          PIK Interest on the Notes will be payable (x) with respect to Notes represented by one or more Global Notes, by increasing the outstanding principal amount of the Global Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the Depositary or otherwise by issuing and delivering new Global Notes in an amount equal to the PIK Interest) and (y) with respect to Notes represented by Physical Notes, by issuing Physical Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar). The Trustee shall on the relevant PIK Interest Payment Date, at the request of the Company, make appropriate amendments to the schedule of principal amounts of the Global Notes or, if applicable, authenticate and deliver PIK Notes.

          The PIK Notes shall contain the same terms and conditions as the Notes (except the issue date) and shall be treated together with the Notes as a single class for all purposes under the Indenture. Unless the context otherwise requires, references to “principal amount” of the Notes includes any increase in outstanding principal amount of any Notes as a result of a PIK Payment.
          The Company will deliver to the Trustee, no later than [___days after the end of each of its fiscal quarters], an Officers’ Certificate specifying the Company’s Consolidated Senior Leverage Ratio in accordance with Paragraph 1 above. The foregoing obligation shall terminate after the earlier to occur of (i) the fifth anniversary of the Effective Date and (ii) delivery of an Officers’ Certificate certifying that the Company’s Consolidated Senior Leverage Ratio is less than 2.75:1.00 as of the last day of any fiscal quarter in accordance with Paragraph 1 above.
3.	METHOD OF PAYMENT.
          The Company will pay interest on this Note in the form and as provided for in Paragraph 1 above to the Person who is the registered Holder of this Note at the close of business on the relevant record date. The Holder must surrender this Note to a Paying Agent to collect principal payments due on the Maturity Date.
          The Company will pay principal, premium, if any, and cash interest in money of the United States that at the time of payment is U.S. Legal Tender for payment of public and private debts; provided, however, that the Company may pay principal, premium, if any, and interest by check payable in such money. It may mail a check to the Holder’s registered address. Notwithstanding the foregoing and subject to Section 2.15(b) of the Indenture, all cash payments with respect to the Notes, the Holders of which have given wire transfer instructions to the Paying Agent on or before the relevant record date pursuant to the Indenture, shall be made by wire transfer of immediately available funds to the accounts specified by such Holders.
          PIK Interest shall be paid in the manner provided in Paragraph 2 above. Any PIK Payment shall be considered fully paid on the date it is due if on such date (1) if PIK Notes (including PIK Notes that are Global Notes) are issued therefor, such PIK Notes in the required principal amount of PIK Interest have been issued and authenticated in accordance with the terms of the Indenture and delivered to the Holders as of the relevant record date, as shown by the records of the register with respect to the Notes, or (2) if the PIK Payment is made by increasing the principal amount of Global Notes previously authenticated, the Trustee has increased the principal amount of Global Notes previously authenticated by the required amount of PIK Interest.
4.	PAYING AGENT AND REGISTRAR.
     Initially, U.S. Bank National Association (the “Trustee”), will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders of the Notes. Neither the Company nor any of its Subsidiaries or Affiliates may act as Paying Agent but may act as Registrar or co-Registrar.

5.	INDENTURE AND SECURITY DOCUMENTS.
     The Company issued this Note under an Indenture dated as of December •, 2007 (as such may be amended, supplemented, waived and modified from time to time, the “Indenture”) by and among the Company, the guarantors party thereto and the Trustee. The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”). The terms of the Indenture shall govern any inconsistencies between the Indenture and the Notes or the Guarantee. The Notes are secured by the Collateral pursuant to the Security Documents and may be released pursuant to the terms thereof, subject to the terms of the Indenture. The Security Documents govern the rights in and to the Collateral of the holders from time to time of Indebtedness under the Exit Facility and Senior Facility and certain other Indebtedness and of the Trustee and the Holders. Without limiting the foregoing, each Holder, by accepting this Note, authorizes the Trustee on behalf of and for the benefit of each Holder, to be the agent for and representative of each Holder with respect to the Collateral and the Security Documents and authorizes the Trustee to appoint and direct the Collateral Trustee (as defined in the Indenture) to be the agent for and representative of each Holder with respect to the Collateral and the Security Documents.
     The Notes are secured obligations of the Company of up to $305,236,000 in aggregate principal amount (excluding PIK Interest), subject to adjustment as provided in the Indenture. The Indenture imposes certain restrictions on, among other things, the Company’s ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another Person.
6.	REDEMPTION.
     Subject to the terms of Section 3.7 of the Indenture, the Company may at any time redeem in cash the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest to the Redemption Date.
7.	NOTICE OF REDEMPTION.
     Notice of redemption will be mailed via first class mail at least 15 days but not more than 30 days prior to the Redemption Date to each Holder of Notes to be redeemed at its registered address as it shall appear on the register of the Notes maintained by the Registrar pursuant to Section 2.3 of the Indenture. On and after any Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company shall default in making the redemption payment thereon.
8.	GUARANTEE.
     Payment of principal of, premium, if any, and interest (including interest on overdue principal and overdue interest (if lawful)) on the Notes and all other obligations of the Company to the Holders will be unconditionally and irrevocably guaranteed, jointly and severally, by the Guarantors pursuant to, and subject to the terms of, Article 11 of the Indenture.

9.	SUBORDINATION.
     All Obligations on, or relating to, the Notes and the Guarantees are subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Obligations on the Designated Senior Debt or Guarantor Senior Debt of the Company and each Guarantor, as the case may be, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Each Holder by his acceptance hereof agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purposes.
10.	DENOMINATIONS, TRANSFER, EXCHANGE.
     The Notes are in registered form without coupons in denominations of whole dollar integrals. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.
11.	PERSONS DEEMED OWNERS.
     The registered Holder of this Note may be treated as the owner of it for all purposes.
12.	UNCLAIMED MONEY.
     If money for the payment of principal, premium or interest on any Note remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.
13.	AMENDMENT, SUPPLEMENT AND WAIVER.
     Subject to certain exceptions, the Indenture, the Notes, the Guarantees or the Security Documents (subject to any amendment provisions contained therein) may be modified, amended or supplemented by the Company, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding and any existing Default or compliance with any provision may be waived in a particular instance with the consent of the Holders of not less than a majority in principal amount of the Notes then outstanding. Without the consent of Holders, the Company, the Guarantors and the Trustee may modify or amend the Indenture, the Notes, the Guarantees or the Security Documents or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to or in place of certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not adversely affect the rights of any Holder under the Indenture, or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, if necessary, or to enter into additional or supplemental Security Documents, to adjust the principal amount of the Notes issued pursuant to the Indenture so that the aggregate principal amount of Notes permitted to be issued pursuant to the Indenture comply with the Reorganization Plan and to otherwise comply with the terms of the Reorganization Plan.
14.	SUCCESSOR ENTITY.
     When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and immediately before and thereafter no Default exists and certain other conditions are satisfied, the predecessor corporation will be released from those obligations.
15.	DEFAULTS AND REMEDIES.
     Events of Default are set forth in the Indenture. If an Event of Default (other than an Event of Default arising under Section 6.1(7) and (8) of the Indenture) occurs and is continuing, the Trustee by written notice to the Company by registered or certified mail or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company by registered or certified mail and the Trustee, may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus premium, if any, and accrued but unpaid interest to the date of acceleration and such amounts shall become immediately due and payable. In case an Event of Default specified in Section 6.1(7) and (8) of the Indenture occurs, such principal amount, together with premium, if any, and interest with respect to all of the Notes, shall ipso facto be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Notes. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium, if any, or interest on the Notes) if it determines that withholding notice is in their best interests.
16.	TRUSTEE DEALINGS WITH THE COMPANY.
     The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes, make loans to, accept deposits from, and perform services for the Company, any Guarantor or their Affiliates, and may otherwise deal with the Company, any Guarantor or their Affiliates, as if it were not the Trustee.
17.	NO RECOURSE AGAINST OTHERS.
     As more fully described in the Indenture, no past, present or future director, officer, employee, partner, affiliate, beneficiary or stockholder, as such, of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Notes or the Indenture or for any claim based on, in respect or by reason of, such obligations or their creation. The Holder of this Note by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note. Such waiver may not be effective to waive or release liabilities under federal securities laws and it is the view of the SEC that such waiver is against public policy.

18.	DEFEASANCE AND COVENANT DEFEASANCE.
     The Indenture contains provisions for defeasance of the entire indebtedness on this Note (pursuant to which the Company will be deemed to have paid and discharged the entire Indebtedness represented by the Note and to have satisfied all its other obligations under the Note and the Indenture) and for defeasance of certain covenants in the Indenture upon compliance by the Company with certain conditions set forth in the Indenture.
19.	ABBREVIATIONS.
     Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
20.	CUSIP NUMBERS.
     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders of the Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
21.	GOVERNING LAW.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH HOLDER HEREOF AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE OR THE NOTES.
     THE COMPANY WILL FURNISH TO ANY HOLDER OF A NOTE UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE. REQUESTS MAY BE MADE TO: [               ], [ADDRESS], ATTENTION: [               ] SUCH OTHER ADDRESS AS THE COMPANY MAY DESIGNATE FROM TIME TO TIME FOR SUCH PURPOSE IN WRITTEN NOTICE TO THE HOLDERS OF NOTES.
22.	AUTHENTICATION.
     This Note shall not be valid until the Trustee or a duly authorized authentication agent manually signs the Certificate of Authentication on the other side of this Note.

ASSIGNMENT FORM
     I or we assign and transfer this Note to:
     (Insert assignee’s social security or tax I.D. number)

     (Print or type name, address and zip code of assignee) and irrevocably appoint:
     Agent to transfer this Note on the books of the Company. The Agent may substitute another to act for him.
     Date:
     Your Signature:
     (Sign exactly as your name appears on the other side of this Note)
     Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE(1)
     The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

	Amount of		Principal Amount
	decrease in	Amount of increase	of this Global Note	Signature of
	Principal	in Principal	following such	authorized officer
	Amount	Amount of this	decrease (or	of Trustee or Note
Date of Exchange	of this Global Note	Global Note	increase)	Custodian

(1)	This Schedule should be included only if the Note is in global form.

EXHIBIT B
FORM OF SUPPLEMENTAL INDENTURE FOR FUTURE GUARANTORS
     THIS SUPPLEMENTAL INDENTURE, dated as of ______, between ______ (the “Guarantor”), a subsidiary of Federal-Mogul Corporation, a Delaware corporation, and U.S. BANK NATIONAL ASSOCIATION, as trustee under the Indenture as defined below (the “Trustee”).
WITNESSETH
          WHEREAS, Federal-Mogul Corporation (the “Company”) and the Guarantors as listed on Schedule 1 to the Indenture, have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December •, 2007, providing for the issuance of up to an aggregate principal amount of $305,236,000 (excluding any PIK Notes and any increase in the principal amount of Notes as a result of a PIK Payment) of Senior Subordinated Third Priority Secured Notes due 2018 (the “Notes”);
          WHEREAS, Section 4.26 of the Indenture provides that under certain circumstances the Company is required to cause the Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes, the Indenture and other Note Documents pursuant to a Guarantee on the terms and conditions set forth herein; and
          WHEREAS, pursuant to Section 8.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
          NOW THEREFOR, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
          1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2. AGREEMENT TO GUARANTEE. The Guarantor hereby agrees, jointly and severally with all other Guarantors, to unconditionally and irrevocably guarantee the Company’s obligations under the Notes, the Indenture and other Note Documents on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.
          3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, partner, affiliate, beneficiary or stockholder, as such, of the Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver or release may not be effective to waive or release

B-1

liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.
          4. NEW YORK LAW TO GOVERN. The laws of the State of New York shall govern and be used to construe this Supplemental Indenture.
          5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be deemed an original, but all of them together represent the same agreement.
          6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
          7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantor and the Company.
          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated:____________, ____

[Guarantor]
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

B-2

EXHIBIT C
COLLATERAL TRUST AGREEMENT

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE

EXHIBIT E
COLLATERAL AGREEMENT

EXHIBIT F
FORM OF MORTGAGES

EXHIBIT G
SENIOR LOAN AGREEMENT

EXHIBIT H
FORM OF GLOBAL NOTE LEGEND
     Any Global Note authenticated and delivered hereunder shall bear a legend (which would be in addition to any other legends required) in substantially the following form:
     THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY IN CUSTODY FOR THE BENEFICIAL OWNERS HEREOF. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (A NEW YORK CORPORATION) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EXHIBIT I
INTERCREDITOR AGREEMENT

EXHIBIT J
EXIT FACILITY AGREEMENT

EXHIBIT K
REGISTRATION RIGHTS AGREEMENT

EXHIBIT L
FORM OF LEGAL OPINION